EXHIBIT 2.1

SARA LEE CORPORATION

TARVALÓN S.L.

AND

SMITHFIELD FOODS, INC.

AGREEMENT

for the sale and purchase of the

European Meats Business of

Sara Lee Corporation

26 June 2006

Page I

33.	COUNTERPARTS	27

34.	VARIATIONS	27

35.	INVALIDITY	27

36.	GUARANTEE	27

37.	NO THIRD PARTY ENFORCEMENT RIGHTS	28

38.	GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS	28

SCHEDULE 1 DESIGNATED SELLERS, DESIGNATED PURCHASERS AND PRICE		30

SCHEDULE 2 THE BUSINESS		32

SCHEDULE 3 SELLER WARRANTIES		34

SCHEDULE 4 LIMITATIONS ON LIABILITY		54

SCHEDULE 5 PURCHASER WARRANTIES		60

SCHEDULE 6 CONDUCT OF THE EUROPEAN BUSINESS PRE-CLOSING		62

SCHEDULE 7 CLOSING ARRANGEMENTS		65

SCHEDULE 8 BUSINESS CONTRACTS		69

SCHEDULE 9 BUSINESS PROPERTY		71

SCHEDULE 10 TAX		72

SCHEDULE 11 INTER-COMPANY DEBT		98

SCHEDULE 12 POST-CLOSING FINANCIAL ADJUSTMENTS		100

SCHEDULE 13 AGENCY PROVISIONS		106

SCHEDULE 14 PERMITTED ACTIONS AND DISTRIBUTIONS		108

SCHEDULE 15 DEFINITIONS AND INTERPRETATION		110

EXHIBITS REFERRED TO IN THIS AGREEMENT

EXHIBIT 1 INFORMATION ON TARGET COMPANIES

EXHIBIT 2 REGISTERED IPR

EXHIBIT 3 TARGET COMPANY PROPERTIES

EXHIBIT 4 FINANCIAL ADJUSTMENTS

EXHIBIT 5 EMPLOYEES

EXHIBIT 6 THIRD PARTY ASSURANCES

EXHIBIT 7 BUSINESS CONTRACTS

EXHIBIT 8 PBO ACTUARIAL PRINCIPLES

EXHIBIT 9 PSO ACCOUNTING PRINCIPLES

EXHIBIT 10 INDEMNIFIED MATTERS

EXHIBIT 11 CONSENTS

EXHIBIT 12 SELLER’S KNOWLEDGE INDIVIDUALS

Page II

EXHIBIT 13 PURCHASER’S KNOWLEDGE INDIVIDUALS

EXHIBIT 14 TARGET COMPANY BANK ACCOUNTS

EXHIBIT 15 SPECIFIC ACCOUNTING TREATMENTS AND ACCOUNTING PRINCIPLES

EXHIBIT 16 PENSION PLANS AND PROFIT SHARING PLANS

EXHIBIT 17 CLOSING DATE

EXHIBIT 18 CAPITALISED LEASES

Page III

AGREEMENT

dated 26 June 2006

BETWEEN:

1. SARA LEE CORPORATION, a corporation organised under the laws of Maryland with its principal office at Three First National Plaza, 70 W. Madison, Chicago IL 60602, United States of America (the Seller);

2. TARVALÓN S.L., A CORPORATION ORGANISED UNDER THE LAWS OF SPAIN WITH ITS PRINCIPAL OFFICE AT DON RAMON DE LA CRUZ, 17, 1st FLOOR, MADRID, SPAIN (THE PURCHASER); AND

3. SMITHFIELD FOODS, INC., a corporation organised under the laws of Virginia with its principal office at 200 Commerce Street, Smithfield VA 23430, United States of America (the Guarantor),

(together the parties).

The Seller Group and the Purchaser Group have complied with applicable pre-signing employee consultation procedures and other pre-signing consultation and notification obligations, including, without limitation, those contained in the Dutch Works Councils Act (“Wet op de Ondernemingsraden”) and the Dutch Merger Code (“SER-besluit Fusiegedragsregels 2000”).

Words and expressions used in this Agreement shall be interpreted in accordance with Schedule 15.

IT IS AGREED:

1. SALE AND PURCHASE

1.1 The Seller (through the Share Sellers and the Business Seller) shall sell, and the Purchaser (through the Share Purchasers and the Business Purchaser) shall purchase, the Shares and the Business on the terms set out in this Agreement.

1.2 Each Share Seller shall sell to each Share Purchaser and each Share Purchaser shall purchase from each Share Seller, the particular Set of Shares for which it is identified as the respective Share Seller or Share Purchaser in Part A of Schedule 1. Each Set of Shares shall be sold and transferred free from any Third Party Rights and with all rights attaching to them at Closing including the right to receive all distributions and dividends declared, paid or made in respect of the relevant Shares after Closing.

1.3 The Business Seller shall sell, and the Business Purchaser shall purchase, the Business and Business Assets free from any Third Party Rights. The Business shall be sold as a going concern with effect from Closing.

1.4 The Business Seller shall assign to the Business Purchaser, and the Business Purchaser shall assume from the Business Seller, all rights and obligations arising under the Business Contracts and relating to any period prior to, on and from the Closing.

2. PRICE

2.1 The total enterprise price (the Total Enterprise Price) for the purchase of the Shares and the Business Assets, and assumption of the Business Contracts is $575,000,000. The Total Enterprise Price is the aggregate of the Enterprise Prices for the Shares (as set out in column 4 of Part A of Schedule 1) and the Enterprise Price for the Business (as set out in column 4 of Part B of Schedule 1).

2.2 The initial overall price for the Shares and the Business payable by the Purchaser to the Seller at Closing is the Total Enterprise Price as adjusted in accordance with this clause 2 and comprises the aggregate of the Initial Share Prices (calculated in accordance with clause 2.4 below) and the Initial Business Price (calculated in accordance with clause 2.5 below).

2.3 The final overall price for the Shares and the Business is the Total Enterprise Price as adjusted in accordance with this clause 2 and comprises the aggregate of the Final Share Prices (calculated in accordance with clause 2.6 below) and the Final Business Price (calculated in accordance with clause 2.7 below).

2.4 For each Set of Shares the Initial Share Price shall be the amount which results from taking the Enterprise Price for those Shares (as set out in column 4 of Part A of Schedule 1) and

(a)	subtracting the aggregate of the Estimated External Debt of the relevant Target Sub-Group and the Estimated Inter-Company Non-Trading Payables owed by the relevant Target Sub-Group; and

(b)	adding the aggregate of the Estimated Cash of the relevant Target Sub-Group and the Estimated Inter-Company Non-Trading Receivables owed to the relevant Target Sub-Group.

For the purpose of calculating each Initial Share Price, if any Estimated Inter-Company Non-Trading Debt owed between a Target Company and a member of the Seller Group is expressed in a currency other than euro, it shall be converted into euro at the Exchange Rate as at the date which is two clear Business Days before the Closing Date.

2.5 The Initial Business Price for the Business shall be the Enterprise Price for the Business (as set out in column 4 of Part B of Schedule 1).

2.6 In relation to each Set of Shares, the final price (the Final Share Price) shall be the amount which results from taking the Enterprise Price for those Shares (as set out in column 4 of Part A of Schedule 1) and:

(a)	subject to clause 2.9 below, subtracting the aggregate of the External Debt of the relevant Target Sub-Group and the Inter-Company Non-Trading Payables owed by the relevant Target Sub-Group;

(b)	subject to clause 2.9 below, adding the aggregate of the Cash of the relevant Target Sub-Group and the Inter-Company Non-Trading Receivables owed to the relevant Target Sub-Group;

(c)	subject to clause 2.8 below, adding the amount of the difference between the aggregate Actual Working Capital of the relevant Target Sub-Group and its Target Working Capital if that Actual Working Capital is greater than its Target Working Capital (or subtracting the amount of such difference if that aggregate Actual Working Capital is less than the Target Working Capital);

(d)	subject to clause 2.9 below, adding the amount of the difference between the aggregate Capex Spend for the relevant Target Sub-Group and its Target Capex Spend if that aggregate Capex Spend is greater than the Target Capex Spend (or subtracting the amount of such difference if that aggregate Capex Spend is less than the Target Capex Spend); and

(e)	subtracting, if relevant, any Excess PBO / PSO Amount.

2.7 In relation to the Business, the final price (the Final Business Price) shall be the amount which results from taking the Enterprise Price for the Business (as set out in column 4 of Part B of Schedule 1) and:

(a)	subject to clause 2.8 below, adding the amount of the difference between the Target Average Working Capital of the Business and its Actual Working Capital if that Target Average Working Capital is greater than the Actual Working Capital (or subtracting the amount of such difference if that Target Average Working Capital is less than the Actual Working Capital); and

(b)	subject to clause 2.9 below, adding the amount of the difference between the Capex Spend for the Business and its Target Capex Spend if that Capex Spend is greater than the Target Capex Spend (or subtracting the amount of such difference if the Capex Spend is less than that Target Capex Spend), together with the assumption of the Assumed Liabilities in respect of the Business in accordance with clause 11.2.

2.8 No adjustment shall be made to the Enterprise Price for the Shares and the Enterprise Price for the Business pursuant to clauses 2.6(c) and 2.7(a) above if the aggregate of the adjustments pursuant to those clauses is less than €1,000,000 and if the aggregate of the adjustments exceeds such amount an aggregated adjustment shall be made in respect of the whole of the amount.

2.9 No adjustment shall be made to the Enterprise Price for the Shares and the Enterprise Price for the Business pursuant to clauses 2.6(a), 2.6(b), 2.6(d) and 2.7(b) above if the aggregate of the adjustments pursuant to those clauses is less than €500,000 and if the aggregate of the adjustments pursuant to those clauses exceeds such amount an aggregated adjustment shall be made in respect of the whole of the amount.

2.10 Each Final Share Price and the Final Business Price shall be calculated after Closing on the basis set out in Schedule 12. Any payments required to be made under the Financial Adjustments shall be treated as adjusting each respective Initial Share Price and the Initial Business Price, thus resulting after such adjustment in each respective Final Share Price and the Final Business Price. Each Final Share Price and the Final Business Price shall (subject to any further adjustment, if applicable, pursuant to clauses 2.11 and 2.12) be adopted for all tax reporting purposes, with the Final Business Price being apportioned between the relevant Business Assets on such basis as the Seller and the Purchaser jointly determine acting reasonably; provided that:

(a)	the Purchaser’s cost for the Shares and the Business may be greater than the amount so determined to reflect the Purchaser’s capitalised acquisition costs not included in the total amount so allocated; and

(b)	the Seller’s amount realised may be less than the amount so determined to reflect the Seller’s costs that reduce the amount realised.

2.11 Any payment made in satisfaction of a liability arising under a Seller Obligation or a Purchaser Obligation, shall (subject to clause 2.12) be made on the following basis:

(a)	if it is specifically referable to any particular Set of Shares (or to any Target Company or Target Companies in a particular Target Sub-Group) or the Business or any particular Business Asset, it shall so far as possible adjust the price paid for the relevant Shares or Business or Business Asset; or

(b)	otherwise, it shall adjust the price for such Shares or the Business or any particular Business Asset as the Seller and the Purchaser agree to be appropriate in the circumstances; or in the absence of such agreement it shall adjust the overall purchase price by adjusting pro rata the price paid for the Shares in Sara Lee Charcuterie SA and that part of the price paid for the Business as is attributable to goodwill.

2.12 If any payment made in satisfaction of a liability under a Seller Obligation or any adjustment pursuant to the Financial Adjustments would in either case reduce the price of a particular Set of Shares or the Business to less than $1, then such payment or adjustment shall be made on the following basis:

(a)	the price of that particular Set of Shares or the Business shall be reduced to $1; and

(b)	the balance shall adjust the price for such Shares or the Business as the Seller and the Purchaser agree to be appropriate in the circumstances or, if they do not agree, it shall adjust pro rata the price paid for the Shares in Sara Lee Charcuterie SA and that part of the price paid for the Business as is attributable to goodwill, provided that in each case the price for the relevant Shares or Business at the relevant time is not reduced to less than $1.

3. CONDITIONS TO CLOSING

3.1 Closing shall be conditional on the following Conditions having been fulfilled or waived in accordance with this Agreement:

(a)	either:

(i)	the European Commission shall have issued a decision under Article 6(1)(a), 6(1)(b), 6(2), 8(1) or 8(2) of Council Regulation (EC) 139/2004 of 20 January 2004 on the control of concentrations between undertakings (the EC Merger Regulation) declaring the Proposed Transactions to be compatible with the common market, or shall have been deemed to have done so under Article 10(6) of the EC Merger Regulation; or

(ii)	if the European Commission has adopted a decision under Article 4(4) or Article 9(3) of the EC Merger Regulation (or is deemed under Article 9(5) of the EC Merger Regulation to have adopted such a decision) or Article 6 of Protocol 24 of the EEA Agreement, to refer the Proposed Transactions in whole or part to any competent authority:

(A)	all such competent authorities in each EU Member State and EFTA State to which the whole or any part of the Proposed Transactions has been referred shall have issued a decision approving, clearing, or otherwise terminating their investigation of the Proposed Transactions, or applicable waiting periods in respect of the Proposed Transactions shall have expired or been terminated in each case where this is necessary for consummation of the Proposed Transactions; and

(B)	if only part of the Proposed Transactions has been so referred, the European Commission having adopted a decision referred to in clause 3.1(a)(i) in respect of that part of the Proposed Transactions not so referred to a competent authority;

(b)	no Material Adverse Change shall have occurred after the date of this Agreement and before, and be continuing immediately prior to, Closing with respect to the European Business;

(c)	the Seller having provided the Purchaser on or before Closing with reasonable evidence that the consents listed in Exhibit 11 have been obtained;

(d)	no investigation, suit, action or proceedings shall be pending before any Governmental Entity of competent jurisdiction (or notice thereof shall have been received) that seeks restraint or prohibition of the Proposed Transactions, or that otherwise seeks to review the legality of this Agreement or the consummation of the Proposed Transactions; and

(e)	no Governmental Entity having jurisdiction over the Seller or the Purchaser shall have enacted, issued, promulgated, enforced or entered any law, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Proposed Transactions illegal or otherwise prohibiting consummation of the Proposed Transactions.

3.2 The Purchaser shall (and shall procure that any relevant member of the Purchaser Group shall), at its own cost, use its commercially reasonable endeavours to ensure that the Conditions in clause 3.1(a) above are fulfilled as soon as reasonably practicable after the date of this Agreement, and in any event by the date which is the last Business Day of the month which is the eleventh month following the date of this Agreement. The Seller shall use its commercially reasonable endeavours to provide such assistance as the Purchaser may request in order to enable the Purchaser to ensure that the Conditions in clause 3.1(a) above are satisfied. In order to satisfy the Conditions in clause 3.1(a) above, the Purchaser agrees to take all commercially reasonable actions and to enter into all commercially reasonable agreements as may be necessary to satisfy the Conditions in clause 3.1(a) above and to take such further commercially reasonable action in connection therewith as may be reasonably necessary; provided, however, that for the avoidance of any doubt nothing contained herein shall require any of the Purchaser, the Seller or their respective Affiliates to sell, hold separate or otherwise dispose of any assets or to conduct their respective businesses in a specified manner, or agree to do or permit any of the foregoing, as a condition to obtaining approval from the European Commission and/or any EU Member State and/or EFTA State and/or any other Governmental Entity.

3.3 Without limitation to clause 3.2, the Purchaser, with the Seller’s reasonable cooperation, shall have primary responsibility for obtaining all consents, approvals or actions of any Governmental Entity which are required to satisfy any relevant Condition and shall take all commercially reasonable steps necessary or desirable for that purpose (and the parties acknowledge that the Purchaser made its initial filing with the European Commission in consultation with the Seller on 22 July 2006). The Purchaser, with the Seller’s reasonable cooperation, shall for this purpose:

(a)	progress such submissions, notifications and filings with all reasonable diligence;

(b)	provide all information which is reasonably requested or required by any such Governmental Entity;

(c)	promptly notify the Seller (and provide copies or, in the case of non written communications, details) of any communications from any such Governmental Entity relating to any such consent, approval or action;

(d)	communicate with any such Governmental Entity in respect of any of the Proposed Transactions only in accordance with a communication plan to be agreed between the Seller and the Purchaser (Communication Plan) and, in relation to any other communications with such Governmental Entity, only after having consulted with the Seller or its advisers in advance (and taken into account any reasonable comments and requests of the Seller and its advisers) and provide the Seller or its advisers with copies of all such submissions, notifications, filings and other communications in the form submitted or sent;

(e)	without limiting sub-clause (d) above, provide the Seller or its advisers with a final draft of all submissions, notifications, filings and other communications to any Governmental Entity at such time as will allow the Seller and its advisers a reasonable opportunity to provide comments and for the Purchaser to take account of any reasonable comments of the Seller and its advisers on such drafts prior to their submission;

(f)	where permitted by the Governmental Entity concerned, allow persons nominated by the Seller to attend and participate in all scheduled meetings (or telephone or other conversations) and unscheduled meetings (or telephone or other conversations) initiated by the Purchaser with any Governmental Entity and with the advance approval of the Purchaser (or its advisers) to make oral submissions at such meetings (or telephone or other conversations) and, in relation to all unscheduled meetings (or telephone or other conversations) initiated by any Governmental Entity, allow persons nominated by the Seller to attend and participate in all such meetings (or telephone or other conversations) where it is reasonably practicable to do so and, where it is not reasonably practicable for the Seller to participate, make oral submissions at such meetings (or telephone and other conversations) only in accordance with the Communication Plan; and

(g)	regularly review with the Seller (or its advisers) the progress of any notifications or filings to any Governmental Entity (including, where necessary, seeking to identify appropriate conditions, obligations, commitments and/or modifications (Regulatory Undertakings) to address any antitrust concerns identified by any Governmental Entity) and discussing with the Seller the scope, timing and tactics of any such Regulatory Undertakings with a view to obtaining clearance from any Governmental Entity at the earliest opportunity, provided, however, that when providing such information or documents to the Seller, the Purchaser may restrict competitively sensitive and proprietary information to be seen only by external counsel for the Seller.

3.4 The Seller shall, during the period prior to the Closing Date, provide the Purchaser and any Governmental Entity with any necessary information and documents reasonably required for the purpose of making any submissions, notifications and filings to any such Governmental Entity, provided that the Seller may restrict competitively sensitive and proprietary information to be seen only by external counsel for the Purchaser. The Seller shall also provide the Purchaser with the Seller’s reasonable cooperation to obtain all necessary actions, waivers, consents and approvals from any Governmental Entity which are required to satisfy the conditions in clause 3.1(a).

3.5 The Purchaser shall not, during the period prior to the Closing Date, make any filing with any Governmental Entity with respect to the Proposed Transactions which is not required by law or in order to fulfil a Condition without obtaining the prior written consent of the Seller to the making of it and to its form and content (such consent not to be unreasonably withheld or delayed).

3.6 Each of the Seller and the Purchaser shall cooperate and provide each other with all reasonable assistance to obtain the satisfaction of the Condition contained in clause 3.1(c), including the taking of all commercially reasonable steps necessary or desirable for that purpose.

3.7 The Conditions contained in clause 3.1 may only be waived by the written agreement of the Seller and the Purchaser.

3.8 Each party shall notify the other party upon becoming aware that any of the Conditions have been fulfilled. The first Business Day in London on or by which the Conditions contained in clause 3.1 have been fulfilled (or waived in accordance with clauses 3.1 or 3.7) is the Unconditional Date.

3.9 If the Unconditional Date has not occurred on or before the date which is the last Business Day of the month which is the eleventh month following the date of this Agreement, this Agreement shall automatically terminate (other than the Surviving Provisions). In such event, neither party (nor any of its Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

4. PRE-CLOSING SELLER UNDERTAKINGS

4.1 From the date of this Agreement until Closing, the Seller shall (except as may be approved by the Purchaser in writing and other than with respect to the Permitted Actions) ensure that the European Business is carried on in all material respects only in the ordinary course and shall comply with the obligations set out in Schedule 6.

4.2 The Seller shall procure that until Closing, the Purchaser and its advisers shall be given, as soon as is reasonably practicable following a request, reasonable access during Working Hours and subject to the reasonable security requirements of the Seller to:

(a)	the Records except that the Seller shall not be obliged to grant access to any Records which, in the Seller’s opinion, are commercially sensitive or confidential to the activities of the Target Companies, the Business or the Seller Group (including any such Records as relating to the pricing of the products of the European Business), which are legally privileged or the disclosure of which are prevented or rendered unlawful by any applicable law, regulation or administrative practice;

(b)	the Properties; and

(c)	the Key Managers and/or such of the Employees as the Purchaser may reasonably request and on such terms as are agreed between the Seller and the Purchaser (both acting reasonably),

in each case under the supervision of the Seller and with a representative of the Seller in attendance at all times and so as not to unreasonably disrupt the conduct of the European Business.

5. CLOSING

5.1 Subject to satisfaction (or waiver) of the Conditions, Closing shall take place at the London offices of the Seller’s lawyers on the first Business Day following the date referred to in Exhibit 17 after the Unconditional Date (or such other date as the Seller and Purchaser may agree (both acting reasonably)) (and for the purposes of this Agreement such first date shall be deemed to be the Closing Date).

5.2 At Closing each of the Seller and the Purchaser shall deliver or perform (or ensure that there is delivered or performed) all those documents, items and actions respectively listed in relation to that party or any of its Affiliates in Schedule 7.

5.3 If any of the provisions of clause 5.2 or Schedule 7 are not complied with, the party not in default may (without prejudice to its other rights and remedies):

(a)	defer Closing to a date not more than 20 Business Days after such date (and so that the provisions of this clause 5.3 shall apply to Closing as so deferred); or

(b)	proceed to Closing so far as practicable.

6. EXCESS PBO/PSO AMOUNT

6.1 As soon as practicable following Closing but in any event not later than 45 days after Closing (or such other date mutually agreed to in writing by the parties), the Purchaser and the Seller shall:

(a)	cause their respective actuaries to jointly determine the excess of (i) the projected benefit obligations under the Pension Plans over (ii) the value of the assets associated with the Pension Plans, in each case as of Closing (the Excess PBOs). The valuation of such obligations and assets shall be determined pursuant to the agreed actuarial principles set out in Exhibit 8. If the Excess PBOs cannot be agreed upon between the Seller’s actuaries and the Purchaser’s actuaries within such 45 day period (or such later date as agreed to by the parties), then the Purchaser and the Seller shall, within five days of such failure to agree, agree on a set of independent actuaries, which shall determine the Excess PBOs (using the principles set out in Exhibit 8) as of the Closing Date, whose expenses shall be borne 50 per cent. by the Purchaser and 50 per cent. by the Seller, and whose determination shall be final, conclusive and binding on the parties. The Excess PBOs as agreed by the Seller’s and the Purchaser’s actuaries or finally determined by such independent actuary, as applicable, shall be referred to as the Final Excess PBOs; and

(b)	cause their respective accountants to jointly determine the excess of (i) the projected profit share obligations under the Profit Sharing Plans over (ii) the accruals of profit share under the Profit Sharing Plans, in each case as of Closing (the Excess PSOs). The valuation of such obligations and accruals shall be determined pursuant to the agreed principles set out in Exhibit 9. If the Excess PSOs cannot be agreed upon between the Seller’s accountants and the Purchaser’s accountants within such 45 day period (or such later date as agreed to by the parties), then the Purchaser and the Seller shall jointly engage Deloitte & Touche to determine the Excess PSOs (using the principles set out in Exhibit 9) as of the Closing Date, whose expenses shall be borne 50 per cent. by the Purchaser and 50 per cent. by the Seller, and whose determination shall be final, conclusive and binding on the parties. The Excess PSOs as agreed by the Seller’s and the Purchaser’s accountants or finally determined by Deloitte & Touche, as applicable, shall be referred to as the Final Excess PSOs.

6.2 If the aggregate of the Final Excess PBOs and Final Excess PSOs exceed €31,000,000, the Total Enterprise Price shall be reduced by the amount by which such aggregate exceeds €31,000,000, such amount being the Excess PBO/PSO Amount.

6.3 The Purchaser shall cooperate fully with and provide to the Seller’s actuaries and accountants and any independent actuaries and accountants full access to the books and records, employees and premises of the Target Companies for the period from the Closing Date to the date that the Excess PBO / PSO Amount is agreed or determined. The Purchaser shall permit the Seller’s actuaries and accountants and any independent actuaries and accountants to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested.

7. SELLER WARRANTIES, INDEMNITIES AND TERMINATION

7.1 The Seller warrants to the Purchaser:

(a)	as at the date of this Agreement in the terms of the Warranties set out in Schedule 3 and Parts C and D of the Tax Covenant (Signing Warranties); and

(b)	as at Closing in the terms of the Warranties set out in Schedule 3 and Parts C and D of the Tax Covenant (by reference to the facts and circumstances then existing) on the basis that Warranties qualified or limited by the word “material” or phrases of like import shall be true and correct and that Warranties not so qualified or limited shall be true and correct in all material respects (the Closing Warranties).

The Signing Warranties and Closing Warranties are given subject to the limitations set out in Schedule 4 and the limitations set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties.

7.2 The Seller shall, one Business Day before Closing, be permitted to amend the Disclosure Letter (and the documents disclosed pursuant thereto) in order to qualify any Closing Warranty but only in respect of any fact, matter or circumstance which shall have occurred after execution of this Agreement (the New Disclosures).

7.3 The Purchaser may, by written notice received by the Seller prior to Closing, terminate this Agreement if (but only if) the New Disclosures disclose any facts, matters or circumstances which would constitute one or more breaches of the Closing Warranties that could reasonably be considered to comprise a Material Adverse Change.

7.4 If a right to terminate this Agreement has arisen pursuant to clause 7.3, the Purchaser may, by giving written notice to the Seller, elect to waive this right, and proceed to Closing. If the Purchaser elects to waive its right to terminate under this clause 7.4, following Closing it shall have no remedies whatsoever against the Seller for any breach of the Closing Warranties which gave rise to the right to terminate this Agreement pursuant to clause 7.3. If the New Disclosures do not disclose facts, matters or circumstances which would constitute one or more breaches of the Closing Warranties that give the Purchaser a right to terminate this Agreement pursuant to clause 7.3, all such New Disclosures shall be deemed to be included on Exhibit 10 (the Indemnified Matters) and, in accordance with the provisions of clause 7.11, the Seller agrees to indemnify the Purchaser with respect thereto subject to the limitations set out in Schedule 4.

7.5 If this Agreement is terminated under clause 7.3, neither party (nor any of its Affiliates) shall have any claim under this Agreement of any nature whatsoever against the other party (or any of its Affiliates) except in respect of any rights and liabilities which have accrued before termination or under any of the Surviving Provisions.

7.6 None of the limitations in Schedule 4 and the limitations set out in the Tax Covenant insofar as they are expressed to apply to the Tax Warranties shall apply to any Claim which arises (or to the extent that it is increased) as a consequence of fraud or fraudulent misrepresentation by any of the Seller and its Affiliates and any director, officer or employee, of the Seller and its Affiliates.

7.7 The parties acknowledge and agree that the Signing Warranties and Closing Warranties:

(a)	where qualified by the knowledge, information, belief or awareness of the Seller, such knowledge, information, belief or awareness means that knowledge, information, belief or awareness as has been acquired after all reasonable enquiries by the Seller of the individuals specified in Exhibit 12 being all those individuals who could reasonably be expected to have the requisite knowledge, information, belief or awareness; and

(b)	are separate and independent and are not limited or restricted by reference to or inference from the terms of any other provisions of this Agreement or any other Warranty.

7.8 The parties acknowledge and agree that while the Final Business Price and the Final Share Price have been apportioned between the various categories of the Shares and the Business Assets it is nevertheless agreed between the parties that the final overall price is a single price and that in the event of there being any breach of the Warranties or any other term of this Agreement by the Seller, the compensation payable to the Purchaser shall not in any way be limited or affected by the amount apportioned to any particular Set of Shares, Business Asset or category of Business Assets.

7.9 Any reference in Schedule 3 to the Target Company means each Target Company and each of the Subsidiaries so that the Warranties are given in respect of each Target Company and each Subsidiary separately.

7.10 The Purchaser acknowledges and agrees that (except as provided under the Warranties) no other statement, promise or forecast made by or on behalf of the Seller or any other member of the Seller Group may form the basis of any claim by the Purchaser or any other member of the Purchaser Group under or in connection with this Agreement or any Transaction Document. In particular, no member of the Seller Group makes any representation or warranty as to the accuracy of any forecasts, estimates, projections, statements of intent or opinion provided to the Purchaser, its Affiliates or to its or their advisers on or prior to the date of this Agreement (including those contained in the Information Memorandum and any documents in the Data Room).

7.11 The Seller agrees to indemnify the Purchaser with respect to the Indemnified Matters. Any Claims made by the Purchaser in relation to any Indemnified Matter shall be subject to the limitations set out in Schedule 4.

8. PURCHASER WARRANTIES

The Purchaser warrants to the Seller as at the date of this Agreement and as at Closing (by reference to the facts and circumstances than existing) in the terms of the warranties set out in Schedule 5.

9. CONDUCT OF THIRD PARTY CLAIMS

9.1 If the Purchaser or any Designated Purchaser becomes aware of any claim or potential claim by a third party (a Third Party Claim), or of any other matter or circumstance, which might in the reasonable opinion of the Purchaser result in a Non-Tax Claim being made in relation to a Third Party Claim, the Purchaser shall:

(a)	as soon as reasonably practicable (and in any event within 10 Business Days of it or the Designated Purchaser becoming aware of it) give notice of the Third Party Claim or other matter or circumstance to the Seller and ensure that the Seller and its representatives are given all reasonable information and facilities to investigate it; provided, however, that the failure to give such notice shall not result in a waiver of any right by the Purchaser under this clause 9.1 except to the extent that the Seller’s ability to defend against the related Non-Tax Claim is adversely affected by failure to give such notice;

(b)	not (and ensure that each member of the Purchaser Group shall not) admit liability or make any agreement or compromise in relation to the Third Party Claim without prior written approval of the Seller, unless the Purchaser irrevocably and unconditionally agrees to waive any Non-Tax Claim it or any member of the Purchaser Group may have against the Seller in relation to the Third Party Claim;

(c)	(subject to clause 9.2 and to the Purchaser or the relevant member of the Purchaser Group being indemnified by the Seller against all out of pocket costs and expenses incurred in respect of that Third Party Claim) ensure that it and each member of the Purchaser Group shall:

(i)	take such action as the Seller may reasonably request to avoid, resist, dispute, appeal, compromise or defend the Third Party Claim;

(ii)	allow the Seller (if it elects to do so) to take over the conduct of all proceedings and/or negotiations arising in connection with the Third Party Claim provided that in taking over such conduct and/or negotiations the Seller shall indemnify the Purchaser for the Costs suffered or incurred by the Purchaser or any of its Affiliates (including any Target Company) with respect to such Third Party Claim, subject in all cases to the limitations in Schedule 4; and

(iii)	provide such information and assistance as the Seller may reasonably require in connection with the preparation for and conduct of any proceedings and/or negotiations relating to the Third Party Claim.

For the avoidance of any doubt, the Purchaser shall not be precluded from making a Non-Tax Claim against the Seller in relation to the related Third Party Claim, subject to the limitations in Schedule 4.

9.2 Notwithstanding the provisions of clause 9.1(c), the Purchaser and any relevant member of the Purchaser Group shall not be obliged, without its prior written consent, to take or procure the taking of any action to settle or compromise any Third Party Claim in whole or in part if such action would involve:

(a)	an agreement to or acknowledgement of injunctive relief or any other remedy not limited to the payment of monetary damages on the part of the Purchaser, any Designated Purchaser or any Target Company;

(b)	an agreement to or acknowledgement of fraud on the part of any Target Company prior to the Closing Date; or

(c)	an agreement to or acknowledgement of breach of any applicable law on the part of any Target Company prior to the Closing Date.

10. NO OTHER RIGHTS OF RESCISSION OR TERMINATION

Neither the Purchaser nor any Designated Purchaser shall be entitled to rescind or terminate this Agreement in any circumstances other than the circumstances expressly set out in this Agreement (whether before or after Closing). This shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation.

11. BUSINESS ASSETS, CONTRACTS AND LIABILITIES

11.1 Nothing in this Agreement or any Transaction Document shall operate to transfer any of the Excluded Assets to the Purchaser (or the Business Purchaser) or make the Purchaser (or the Business Purchaser) liable for any of the Excluded Liabilities. The Seller shall indemnify each member of the Purchaser Group against any and all such Excluded Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Excluded Liabilities.

11.2 The Business Purchaser shall from Closing:

(a)	assume and discharge when due any and all Assumed Liabilities of the Business Seller relating to the Business (including obligations arising under the Business Contracts in accordance with their terms); and

(b)	indemnify the Seller and each of its Affiliates against any and all such Assumed Liabilities and any and all Costs suffered or incurred by any of them as a result of any such Assumed Liabilities or any failure to perform and discharge any obligations arising under the Business Contracts in each case subject as applicable to clause 11.4.

11.3 After Closing, the parties shall execute and deliver all such further documents and/or take such other action as the other party may reasonably request (at its cost) in order to effect the release and discharge in full of the relevant member of the Seller Group from any Assumed Liabilities or the assumption by the Purchaser (or the Business Purchaser) as the primary obligor in respect of any Assumed Liabilities in substitution for the relevant member of the Seller Group (in each case on a non-recourse basis to any member of the Seller Group).

11.4 The provisions of Schedule 8 shall apply if and to the extent that the benefit and/or burden of any of the Business Contracts and Business Claims cannot be assigned or transferred to the Purchaser or the Business Purchaser except by an agreement of novation or without obtaining a consent, approval, waiver or the like to the assignment or transfer from a third party (such agreement of novation or consent, a Third Party Consent).

12. BUSINESS PROPERTY

The provisions of Schedule 9 shall apply in respect of the Business Property.

13. BUSINESS EMPLOYEES

13.1 The parties intend that the contracts of employment of the Business Employees will have effect from the close of business on the Closing Date as if originally made between the Business Purchaser and those Business Employees. If the rights, powers, duties, liabilities and obligations of the Business Seller in respect of any contracts of employment with its Business Employees in force immediately before the Closing Date do not transfer to the Business Purchaser in accordance with local applicable laws:

(a)	the Business Purchaser shall make offers of employment to the Business Employees on terms and conditions (which shall include treating any period of service with any member of the Seller Group as if it were service with the Business Purchaser) which are no less favourable taken as a whole than those on which each such Business Employee was employed by the relevant member of the Seller Group immediately prior to the Closing Date; and

(b)	where those Business Employees accept such offers of employment, the Seller will ensure that they are released from employment with the relevant member of the Seller Group with effect from the close of business on the Closing Date or on the date of acceptance of employment with the Business Purchaser, if later.

13.2 The Purchaser shall provide the Seller with such information as the Seller may reasonably request in writing as is necessary for the Seller or the Business Seller to comply with any legal requirement (whether statutory or pursuant to any written agreement with, or the constitution of, any works council or other employee body) in relation to the Proposed Transactions to consult with or inform the Business Employees (or any of them), a relevant trade union, a relevant works council or any other employee representatives.

13.3 The Business Seller undertakes to the Business Purchaser that it has paid and shall pay all sums due in relation to the Business Employees up to and including the Closing Date (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission, expenses, National Insurance and pension contribution, liability to taxation, and other sums payable to or in respect of the Business Employees in respect of any period up to the Closing Date. The Business Purchaser undertakes to the Business Seller that it shall pay all sums due in relation to the Business Employees from the Closing Date (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission, expenses, National Insurance and pension contributions, liability to taxation, and other sums payable to or in respect of the Business Employees in respect of the period commencing on the Closing Date.

13.4 The Purchaser shall (and shall procure that any relevant member of the Purchaser Group shall) comply with all its obligations to inform and/or consult local works councils or other employee representation bodies in connection with a decision to implement, after the Closing Date, any of the following:

(a)	the restructuring of the business of any of the Target Companies or the business as carried out by the Business Seller; or

(b)	the reduction of the workforce (including redundancies and collective dismissals).

13.5 The Business Seller undertakes to the Business Purchaser to indemnify the Business Purchaser against all Liabilities incurred in relation to or arising from the Business Seller’s failure to comply with its obligations arising from its responsibility as the employer of the Business Employees in relation to any time prior to Closing (including, without limitation, any claim by a Business Employee in respect of the termination of his employment by the Business Seller on or prior to the Closing Date whether by reason of the Employment Regulations, the fact of Closing or otherwise and the transfer of the employment or engagement by the Business Purchaser of any person other than the Business Employees by virtue of the Employment Regulations, provided that the Business Purchaser terminates the employment of any such person within five Business Days after the transfer) save and to the extent that the liability relates to the employment of the Business Employees after Closing. For the avoidance of doubt, any Claims made by the Purchaser in relation to such indemnities shall be subject to the limitations set out in Schedule 4.

13.6 The Business Purchaser undertakes to the Business Seller to indemnify the Business Seller against all Liabilities incurred in relation to or arising from the Business Purchaser’s failure to comply with its obligations arising from its responsibility as the employer of the Business Employees in relation to any time from and after Closing, including, without limitation, any claim by a Business Employee in respect of the termination of his employment by the Business Purchaser after the Closing Date (whether by reason of the Employment Regulation, the fact of Closing or otherwise) save and to the extent that the liability relates to the employment of the Business Employees on or prior to Closing. For the avoidance of doubt, any Claims made by the Seller in relation to such indemnities shall be subject to the limitations set out in Schedule 4.

14. TAX

14.1 The provisions of Schedule 10 shall apply in relation to taxation.

14.2 The Tax Covenant shall come into effect at Closing.

14.3 All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings whatsoever except only where this Agreement provides otherwise or the law requires it. If the law requires any deduction or withholding from any payment in respect of a Purchaser Obligation or a Seller Obligation then, except in relation to any deduction or withholding on account of tax withheld from interest, the payer shall be obliged to pay the recipient such additional sum as will, after the deduction or withholding has been made excluding a deduction or withholding on account of tax withheld from interest as described above, leave the recipient with the same amount it would have received in the absence of the requirement to make such deduction or withholding. To the extent that any deduction or withholding in respect of which an additional amount has been paid in accordance with this clause 14.3 results in the payee obtaining a relief the payee shall pay to the payer, within 10 Business Days of obtaining the benefit of the relief, an amount equal to the lesser of the value of the relief obtained and the additional sum paid under this clause 14.3. The payee shall use all reasonable endeavours to obtain such relief. If a tax credit is available to the recipient in respect of the withholding in respect of which such additional sum is paid and the recipient has obtained, utilised and retained that tax credit, then the recipient shall pay an amount to the payer which will leave the recipient (after that payment) in the same after-tax position as it would have been in had the additional sum not be required to be made by the payer.

14.4 All sums payable under this Agreement are (unless expressly stated otherwise) exclusive of any applicable VAT.

14.5 The Purchaser agrees (and undertakes to procure) that no election under section 338 of the United States Internal Revenue Code is made in respect of the acquisition of any Target Company.

15. INSURANCE

15.1 From the date of this Agreement until (and including) the Closing Date, members of the Seller Group and the Target Companies shall continue in force all policies of insurance maintained by them in respect of the European Business (including in respect of each of the Properties, except for those Properties where there is a lease and there is an obligation on the landlord to insure).

15.2 Upon Closing, all insurance cover arranged in relation to the European Business by the Seller Group (whether under policies maintained with third party insurers or other members of the Seller Group) shall cease (other than in relation to insured events taking place before Closing) and no member of the Purchaser Group shall make any claim under any such policies in relation to insured events arising after Closing. The Seller shall be entitled to make arrangements with its insurers to reflect this clause.

15.3 All proceeds of insurance paid to and received by the Seller or its Affiliates (in excess of any deductible, retention or self-insurance amount) in respect of any event that occurs on or before the Closing Date, to the extent that the proceeds are for damaged properties or assets that constitute Business Assets or assets of the Target Companies, shall:

(a)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has not been repaired or restored or paid for by the Seller on or prior to Closing, such proceeds shall be paid over to the Purchaser at the Closing or, if no proceeds have been received before the Closing, the Seller shall assign its claim thereto to the Purchaser promptly following the Closing Date;

(b)	to the extent the damage to the Business Assets or the assets of the Target Companies to which the proceeds pertain has been repaired or restored or paid for by the Seller on or prior to Closing such proceeds shall be retained by the Seller or, if no proceeds have been received before the Closing, the Seller shall be entitled to retain the same once received.

16. PAYMENT OF INTER-COMPANY DEBT

The provisions of Schedule 11 shall apply in respect of the payment of Inter-Company Non-Trading Debt and Inter-Company Trading Debt.

17. GUARANTEES AND OTHER THIRD PARTY ASSURANCES

17.1 The Purchaser shall ensure that at Closing each member of the Seller Group is released in full from all Third Party Assurances given by it in respect of obligations of any Target Company or relating to any Business Contract which are listed in Exhibit 6. In addition, the Purchaser shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any Target Company or relating to any Business Contract, each member of the Seller Group is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 17.1, the Purchaser shall indemnify the Seller and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

17.2 The Seller shall ensure that at Closing each Target Company is released in full from all Third Party Assurances given by it in respect of obligations of any member of the Seller Group which are listed in Exhibit 6. In addition, the Seller shall use its reasonable efforts to ensure that, as soon as reasonably practicable after becoming aware of any other Third Party Assurance in respect of any obligations of any member of the Seller Group, each Target Company is released in full from such Third Party Assurance. Pending release of any Third Party Assurance referred to in this clause 17.2, the Seller shall indemnify the Purchaser and each of its Affiliates against any and all Costs arising after Closing under or by reason of that Third Party Assurance.

18. POST-CLOSING AGREEMENTS

18.1 The Purchaser agrees (and undertakes to procure) that no dividends are paid by any Target Company at any time between the date of Closing and 30 June 2006 inclusive and, if Closing occurs after 30 June 2006, at any time between the date of Closing and the end of the first full fiscal year of any of the Target Companies.

18.2 The Purchaser agrees (and undertakes to procure) that no earnings and profits are made by any Target Company outside the ordinary course of business at any time between the date of Closing and 30 June 2006 inclusive and, if Closing occurs after 30 June 2006, at any time between the date of Closing and the end of the first full fiscal year of any of the Target Companies.

18.3 The Purchaser agrees (and undertakes to procure) that each of the Target Companies shall satisfy any obligations it may have to meet its pensions and profit sharing liabilities as of Closing.

19. INFORMATION, RECORDS AND ASSISTANCE POST-CLOSING

19.1 For two years following the Closing Date, each member of the Purchaser Group shall provide the Seller with reasonable access (during Working Hours on reasonable advance notice being given) to the books, accounts, customer lists and all other records which are delivered to it or in the possession of the Target Companies at Closing to the extent that they relate to the European Business for the period up to Closing (the Records). For purposes of this clause 19, the term Records shall not include any information that the Purchaser reasonably considers to be competitively sensitive. This obligation is subject to the provisions of clause 25.

19.2 For seven years following the Closing Date, no member of the Purchaser Group shall dispose of or destroy any of the Records without first giving the Seller at least two months’ notice of its intention to do so and giving the Seller a reasonable opportunity to remove and retain any of them (at the Seller’s expense).

19.3 For seven years following the Closing Date, each member of the Purchaser Group shall also give such assistance to any member of the Seller Group, at the Seller’s expense, as the Seller may reasonably request in relation to any third party proceedings by or against any member of the Seller Group so far as they relate to the European Business, including proceedings relating to employees’ claims or taxation.

19.4 For two years following the Closing Date, each member of the Seller Group shall provide the Purchaser with reasonable access (during Working Hours on reasonable advance notice being given) to the books, accounts, customer lists and all other records which are in its possession at Closing to the extent that they relate to the European Business for the period up to Closing (the Retained Records). For purposes of this clause 19, the term Retained Records shall not include any information that the Seller reasonably considers to be competitively sensitive. This obligation is subject to the provisions of clause 25.

19.5 For seven years following the Closing Date, no member of the Seller Group shall dispose of or destroy any of the Retained Records without first giving the Purchaser at least two months’ notice of its intention to do so and giving the Purchaser a reasonable opportunity to remove and retain any of them (at the Purchaser’s expense).

19.6 For seven years following the Closing Date, each member of the Seller Group shall also give such assistance to any member of the Purchaser Group, at the Purchaser’s expense, as the Purchaser may reasonably request in relation to any third party proceedings by or against any member of the Purchaser Group so far as they relate to the European Business, including proceedings relating to employees’ claims or taxation.

20. PROTECTIVE COVENANT POST-CLOSING

20.1 Neither the Seller nor any of its Affiliates, directly or indirectly, shall carry on, own, manage, operate, finance, join, control or be engaged in, or otherwise participate in, any Competing Business in the Protected Territories during a period of 24 months after the Closing Date. For this purpose:

(a)	Competing Business means a business which involves the production and distribution of meat products; and

(b)	Protected Territories means all European Union member states, Romania and Bulgaria.

20.2 Nothing in this clause 20 shall prevent, after Closing, the Seller or any of its Affiliates from:

(a)	owning securities in any company dealt in on a stock exchange which do not exceed five per cent. of the voting entitlement of the securities of that company provided that the securities are owned for investment purposes only and that neither the Seller nor any of its Affiliates exercise, directly or indirectly, any management function in the company concerned or any material influence over that company; or

(b)	acquiring any one or more companies and/or businesses (taken together, the Acquired Business) where at the time of the acquisition the activities of the Acquired Business include a Competing Business (the Acquired Competing Business) and subsequently carrying on or being engaged in the Acquired Competing Business, if the turnover attributed to the Acquired Competing Business in its last financial year is less than 25 per cent. of the turnover of the Acquired Business as a whole, provided that, if the turnover attributed to the Acquired Competing Business in its last full financial year is less than 25 per cent. but more than 20 per cent. then the Seller shall, prior to the date that is 12 months after the date of acquisition of the Acquired Business, dispose of any part of the Acquired Competing Business as the Seller, in its sole and absolute discretion may determine such that the turnover in such last full financial year attributable to the Acquired Competing Business retained by the Seller after such disposal is 20 per cent. or less of the turnover of the Acquired Business as a whole; or

(c)	performing its obligations under this Agreement and/or under any other agreement which it may enter into with a member of the Purchaser Group.

20.3 Neither the Seller nor any of its Affiliates shall for 24 months after the Closing Date, directly or indirectly, induce or seek to induce, solicit or seek to solicit or employ any Employee in an executive or senior managerial capacity on the Closing Date to become employed whether as employee, consultant or otherwise by any member of the Seller Group. This clause 20.3 shall not prevent any member of the Seller Group from employing any person who:

(a)	responds to a public advertisement for the relevant vacancy; or

(b)	is made redundant or whose employment is terminated after Closing by any member of the Purchaser Group.

20.4 Neither the Purchaser nor any of its Affiliates shall for 24 months after the Closing Date, directly or indirectly, induce or seek to induce, solicit or seek to solicit or employ any employee of the Seller Group in an executive or senior managerial capacity on the Closing Date to become employed as employee, consultant or otherwise by any member of the Purchaser Group. This clause 20.4 shall not prevent any member of the Purchaser Group from employing any person who:

(a)	responds to a public advertisement for the relevant vacancy; or

(b)	is made redundant or whose employment is terminated after Closing by any member of the Seller Group.

21. USE OF “SARA LEE”

21.1 The Purchaser shall procure that as soon as reasonably practicable after the Closing Date and in any event within 30 days afterwards, the name of any Target Company which consists of or incorporates the term “SARA LEE” (or any part or variation thereof) is changed to a name which does not include that term or any name which, in the reasonable opinion of the Seller, is substantially or confusingly similar.

21.2 Subject to clause 21.4, the Purchaser shall not, and shall procure that its Affiliates, and (after the Closing Date), the Target Companies and the Business, shall not carry out any advertising, marketing, promotional or sales activities that refer in any way whatsoever to the term “SARA LEE” (or any part or variation thereof) or order any packaging, labels or advertising, marketing, promotional or sales literature or other materials bearing the term “SARA LEE” (or any part or variation thereof) after the Closing Date.

21.3 Subject to clause 21.4, the Purchaser shall, and shall procure that the Target Companies and the Business shall, as soon as reasonably practicable after the Closing Date (and in any event within 60 days afterwards), cease all further use of the term “SARA LEE” (or any part or variation thereof) and shall remove any trade or service name or mark, business name, logo, symbol or domain name related to or incorporating the term “SARA LEE” (or any part or variation thereof) or, which in the opinion of the Seller, is substantially or confusingly similar to the term “SARA LEE”, from the properties and assets of the Purchaser, the Target Companies and the Business.

21.4 Notwithstanding the restrictions set out in clauses 21.2 and 21.3, the Purchaser, the Target Companies and the Business shall be permitted, and are hereby granted a non-exclusive license therefor, to use, sell or otherwise dispose of any packaging or labels for finished product existing at the Closing Date that bears the term “SARA LEE” or any trade or service name or mark, business name, logo or symbol related to or incorporating the term “SARA LEE” (or any part or a variation thereof) and to use the term “SARA LEE” or any trade or service name or mark, business name, logo or symbol related to or incorporating the term “SARA LEE” (or any part or variation thereof) on any finished product yet to be packaged and/or labelled before being sold until such time as the last of such finished products (incorporating such packaging or labels) has been sold; provided that:

(a)	the Purchaser shall (and shall procure that the Target Companies and the Business shall) use all commercially reasonable efforts to dispose of such finished product such finished products (incorporating such packaging or labels) promptly after the Closing Date;

(b)	the Purchaser, Target Companies and the Business do not in the reasonable opinion of the Seller bring the Seller and/or the “SARA LEE” mark into disrepute; and

(c)	in any event, on or before the date which is the first anniversary of the Closing Date, the Purchaser shall (and shall procure that the Target Companies and the Business shall) cease all further use of the term “SARA LEE” (or any part or variation thereof) and shall destroy any unused packaging, labels or advertising, marketing, promotional or sales literature, other materials or finished product on which the term “SARA LEE” (or any part or variation thereof) is used and certify to the Seller that such destruction has occurred.

21.5 On or as soon as practicable after Closing, the Purchaser and the Seller shall send out a joint notice in the Agreed Form to an agreed list of the suppliers, customers and clients of the Business advising them of the transfer of the Business.

22. AGENCY STRUCTURE

Each of the Seller and the Purchaser agrees that it is entering into this Agreement on its own behalf as principal and as agent on behalf of the Designated Sellers or (as the case may be) the Designated Purchasers on the basis set out in Schedule 13.

23. PAYMENTS

23.1 Any payment to be made pursuant to this Agreement by the Purchaser (or any member of the Purchaser Group) shall be made to the Seller’s Bank Accounts. The Seller agrees to pay each member of the Seller Group that part of each payment to which it is entitled.

23.2 Any payment to be made pursuant to this Agreement by the Seller (or any member of the Seller Group) shall be made to the Purchaser’s Bank Account. The Purchaser agrees to pay each member of the Purchaser Group that part of each payment to which it is entitled.

23.3 Payment under clause 23.1 and 23.2 shall be in immediately available funds by electronic transfer on the due date for payment. Receipt of the amount due shall be an effective discharge of the relevant payment obligation.

23.4 If any sum due for payment in accordance with this Agreement is not paid on the due date for payment, the person in default shall pay Default Interest on that sum from but excluding the due date to and including the date of actual payment calculated on a daily basis.

23.5 All payments made by any party pursuant to this Agreement or any of the Transaction Documents shall be made free from any set-off or counterclaim.

24. ANNOUNCEMENTS

24.1 The Purchaser and the Seller shall consult with each other before the issuance of any press release or the making of any other public statement with respect to this Agreement or the Proposed Transactions. Neither the Purchaser nor the Seller shall issue any such press release or make any such public statement prior to such consultation or as to which the other party shall reasonably object, except as may be required by applicable law or by obligations pursuant to any listing agreement with, or stock exchange regulations of, any national securities exchange or inter-dealer quotation system in which event the party issuing the press release or making the public statement shall, if reasonably practicable, use its reasonable efforts to incorporate any reasonable comments of the other party as to its content prior to its issue or release.

25. CONFIDENTIALITY

25.1 For the purposes of this clause 25:

(a)	Confidential Information means:

(i)	(in relation to the obligations of the Purchaser) any information received or held by the Purchaser (or any of its Representatives) relating to the Seller Group or, prior to Closing, any of the Target Companies and/or the Business, provided that Confidential Information shall not include any information relating to the Target Companies and / or the Business from and after Closing; or

(ii)	(in relation to the obligations of the Seller) any information received or held by the Seller (or any of its Representatives) relating to the Purchaser Group or, following Closing, any of the Target Companies and/or the Business; and

(iii)	information relating to the provisions of, and negotiations leading to, this Agreement and the other Transaction Documents,

and includes written information and information transferred or obtained orally, visually, electronically or by any other means;

(b)	Representatives means, in relation to a party, its respective Affiliates and the directors, officers, employees, agents, advisers, accountants and consultants of that party and/or of its respective Affiliates.

25.2 Each of the Seller and the Purchaser shall (and shall ensure that each of its Representatives shall) maintain Confidential Information in confidence and not disclose Confidential Information to any person, except:

(a)	as this clause 25 permits; or

(b)	as the other party approves in writing,

until the fifth anniversary of the Closing Date when these obligations shall terminate.

25.3 Clause 25.2 shall not prevent disclosure by a party or its Representatives if and to the extent it can demonstrate that:

(a)	disclosure is required by law or by any stock exchange or any regulatory, governmental or antitrust body (including any tax authority) having applicable jurisdiction provided that the disclosing party shall first inform the other party of its intention to disclose such information so that such other party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this clause 25 with respect to such disclosure. If, in the absence of such a protective order, other remedy or waiver, a party is required, in the reasonable opinion of its counsel, to make such disclosure, such party may, without liability hereunder, disclose only that portion of the Confidential Information which such party’s counsel advises is required to be disclosed for the relevant purpose;

(b)	disclosure is of Confidential Information which was lawfully in the possession of that party or any of its Representatives (in either case as evidenced by written records) without any obligation of secrecy prior to its being received or held in connection with the Proposed Transactions, or in the case of the Seller, in connection with its ownership of the Target Companies and/or the Business;

(c)	disclosure is of Confidential Information which has previously become publicly available other than through that party’s fault (or that of its Representatives);

(d)	disclosure is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement (or any other Transaction Document);

(e)	in the case of disclosure to a tax authority, such disclosure is necessary for the favourable management of the relevant person’s relationship with the tax authority.

25.4 Each of the Seller and the Purchaser undertakes that it (and its Affiliates) shall only disclose Confidential Information to Representatives if it is reasonably required for purposes connected with this Agreement and only if the Representatives are informed of the confidential nature of the Confidential Information.

25.5 If this Agreement terminates, the Purchaser shall as soon as practicable on request by the Seller:

(a)	return to the Seller all written documents and other materials relating to the Seller, any Target Company, any Business or this Agreement (including any Confidential Information) which the Seller (or its Representatives) have provided to the Purchaser (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device,

provided that, the Purchaser shall not be obliged to take any action in accordance with this clause 25.5 in relation to such of the Confidential Information described in clause 25.1(a)(iii) as may be reasonably required by the Purchaser (and only for such period as such Confidential Information may be so required) for the purposes of pursuing any remedies which the Purchaser may have in connection with such termination.

25.6 If this Agreement terminates, the Seller shall as soon as practicable on request by the Purchaser:

(a)	return to the Purchaser all written documents and other materials relating to any member of the Purchaser Group or this Agreement (including any Confidential Information) which the Purchaser (or its Representatives) have provided to the Seller (or its Representatives) without keeping any copies of them;

(b)	destroy all information or other documents derived from such Confidential Information; and

(c)	so far as it is practicable to do so, expunge such Confidential Information from any computer, word processor or other device,

provided that the Seller shall not be obliged to take any action in accordance with this clause 25.6 in relation to such of the Confidential Information described in clause 25.1(a)(iii) as may be reasonably required by the Seller (and only for such period as such Confidential Information may be so required) for the purposes of pursuing any remedies which the Seller may have in connection with such termination.

25.7 Promptly following the date hereof, to the extent permitted under any confidentiality agreements (to the extent such agreements pertain to the potential sale of the European Business) entered into by the Seller (or its representatives or Affiliates) with any person (other than the Purchaser) in connection with the proposed sale of the European Business and in accordance with the terms thereof, the Seller shall request the return or destruction of all information related to the European Business which shall have been furnished to each such person. Prior to the Closing, the Seller shall not amend, modify or supplement, in each case in a manner materially adverse to the Purchaser’s interest, or grant any consent or waiver under or with respect to, any of such confidentiality agreements without the Purchaser’s prior written consent (which consent will not be unreasonably withheld or delayed) and shall cause the same to remain in full force and effect to the extent such amendment, modification, supplement, consent or waiver relates to information related to the European Business.

26. ASSIGNMENT

26.1 Unless the Seller and the Purchaser specifically agree in writing, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it, save that the Purchaser may, without the consent of the Seller, substitute one or more of its Affiliates, in the place of any Designated Purchaser, provided that:

(a)	no substitution of any Designated Purchaser may be effected in accordance with this clause 26 if the liabilities of the Seller or any relevant member of the Seller Group would be greater (but not less) than they would have been had the substitution not been made;

(b)	the Guarantor’s guarantee in clause 36 shall apply to and continue in full force and effect with respect to such substituted Affiliate as though that substituted Affiliate had been a Designated Purchaser at the date of this Agreement; and

(c)	if any such substituted Affiliate subsequently ceases to be an Affiliate of the Purchaser, the Purchaser shall procure that before such Affiliate so ceases it shall re-substitute the Purchaser or another continuing Affiliate of the Purchaser.

26.2 Any purported assignment in contravention of this clause 26 shall be void.

27. FURTHER ASSURANCES

27.1 During the period prior to the Closing Date, each of the Purchaser and the Seller shall act diligently and reasonably, and shall use its commercially reasonable efforts to cooperate with the other, in attempting to secure any consent, approval, waiver, agreement or action of any third party required to be obtained to consummate the transactions contemplated by this Agreement.

27.2 On the terms and subject to the conditions of this Agreement, each of the parties agrees to use (and will cause its Affiliates, officers, employees and directors, and shall use its commercially reasonable efforts to cause its agents, accountants and representatives to use) its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing all things necessary, desirable, proper or advisable to consummate the Proposed Transactions.

27.3 Each of the Seller and the Purchaser shall execute (or procure the execution of) such further documents as may be required by law or be necessary to implement and give effect to this Agreement.

27.4 Each of the Seller and the Purchaser shall procure that its Affiliates comply with all obligations under this Agreement which are expressed to apply to any such Affiliates.

28. COSTS

28.1 Subject to clause 28.2 and except as otherwise provided in this Agreement (or any other Transaction Document), the Seller and the Purchaser shall each be responsible for its own costs, charges and other expenses (including those of its Affiliates) incurred in connection with the Proposed Transactions.

28.2 The Purchaser or its Affiliates shall bear all stamp duty, notarisation fees or other documentary transfer or transaction duties, and all stamp duty reserve tax, stamp duty land tax and any other transfer taxes including in each case any related interest or penalties arising as a result of this Agreement or of any of the other Transaction Documents.

29. NOTICES

29.1 Any notice in connection with this Agreement shall be in writing in English and delivered by hand, fax, registered post or courier using an internationally recognised courier company. A notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time of delivery, if delivered by hand, registered post or courier; or

(b)	at the time of transmission if delivered by fax,

provided that in either case, where delivery occurs outside Working Hours, notice shall be deemed to have been received at the start of Working Hours on the next following Business Day.

29.2 The addresses and fax numbers of the parties for the purpose of clause 29.1 are:

Seller	Address:	(Until and on 30/10/2006)
Three First National Plaza
70 W. Madison
Chicago, IL 60602
USA

(on 31/10/2006 and thereafter)
3500 Lacey Road
Downers Grove
IL 60051
USA

	Fax:	+1 312 345 5706

	For the attention of:	General Counsel

With a copy to:

	Address:	Freshfields Bruckhaus Deringer
65 Fleet Street
London EC4Y 1HS
UK

	Fax:	+44 207 823 7573

	For the attention of:	Jeffery Roberts

Purchaser &	Address:	Smithfield Foods, Inc.
Guarantor		499 Park Avenue, 6th Floor
New York NY 10022
USA

	Fax:	+1 212 758 8421

	For the attention of:	Richard J.M. Poulson

With a copy to:

	Address:	Hunton & Williams LLP
Riverfront Plaza, East Tower
951 East Byrd Street
Richmond VA 23219
USA

	Fax:	+1 804 788 8218

	For the attention of:	Gary E. Thompson

30. CONFLICT WITH OTHER AGREEMENTS

30.1 If there is any conflict between the terms of this Agreement and any other agreement, this Agreement shall prevail (as between the parties to this Agreement and as between any members of the Seller Group and any members of the Purchaser Group) unless:

(a)	such other agreement expressly states that it overrides this Agreement in the relevant respect; and

(b)	the Seller and the Purchaser are either also parties to that other agreement or otherwise expressly agree in writing that such other agreement shall override this Agreement in that respect.

30.2 Without prejudice to clause 30.1 and any rights that the Purchaser may have under this Agreement, the Purchaser undertakes that no claim shall be made by any member of the Purchaser Group under any of the Local Agreements for breach of any warranty, representation, undertaking, covenant or indemnity relating to this sale of any of the Target Companies and/or the Business (or part thereof).

31. WHOLE AGREEMENT

31.1 In this clause 31, the Relevant Parties shall mean the Seller, the Purchaser, each Designated Seller and each Designated Purchaser, and each of them shall be a Relevant Party.

31.2 This Agreement and the other Transaction Documents together set out the whole agreement between the Relevant Parties in respect of the sale and purchase of the Shares and the Business and supersede any prior agreement (whether oral or written) relating to the Proposed Transactions. It is agreed that:

(a)	no Relevant Party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of any other Relevant Party (or any of its Connected Persons) in relation to the Proposed Transactions which is not expressly set out in this Agreement or any other Transaction Document;

(b)	any terms or conditions implied by law in any jurisdiction in relation to the Proposed Transactions are excluded to the fullest extent permitted by law or, if incapable of exclusion, any right, or remedies in relation to them are irrevocably waived;

(c)	the only right or remedy of a Relevant Party in relation to any provision of this Agreement or any other Transaction Document shall be for breach of this Agreement or the relevant Transaction Document; and

(d)	except for any liability in respect of a breach of this Agreement or any other Transaction Document, no Relevant Party (or any of its Connected Persons) shall owe any duty of care or have any liability in tort or otherwise to any other Relevant Party (or its respective Connected Persons) in relation to the Proposed Transactions, provided that, this clause shall not exclude any liability for (or remedy in respect of) fraudulent misrepresentation. Each Relevant Party agrees to the terms of this clause 31.2 on its own behalf and as agent for each of its Connected Persons. For the purpose of this clause, Connected Persons means (in relation to a Relevant Party) the officers, employees, agents and advisers of that Relevant Party or any of its Affiliates.

32. WAIVERS, RIGHTS AND REMEDIES

Except as expressly provided in this Agreement, no failure or delay by any party in exercising any right or remedy relating to this Agreement or any of the Transaction Documents shall affect or operate as a waiver or variation of that right or remedy or preclude its exercise at any subsequent time. No single or partial exercise of any such right or remedy shall preclude any further exercise of it or the exercise of any other remedy.

33. COUNTERPARTS

This Agreement may be executed in any number of separate counterparts, each of which is an original but all of which taken together shall constitute one and the same instrument.

34. VARIATIONS

No amendment of this Agreement (or of any other Transaction Document) shall be valid unless it is in writing and duly executed by or on behalf of all of the parties to it.

35. INVALIDITY

Each of the provisions of this Agreement and the other Transaction Documents is severable. If any such provision is held to be or becomes invalid or unenforceable in any respect under the law of any jurisdiction, it shall have no effect in that respect and the parties shall use all reasonable efforts to replace it in that respect with a valid and enforceable substitute provision the effect of which is as close to its intended effect as possible.

36. GUARANTEE

36.1 In consideration of the Seller entering into this Agreement, the Guarantor (as principal obligor and not merely as a surety) unconditionally and irrevocably, as a continuing obligation, hereby guarantees to the Seller the proper and punctual observance and performance by the Purchaser of all its obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents) and agrees to indemnify the Seller against all losses, damages, costs and expenses which the Seller may suffer through or arising from any failure by the Purchaser so to perform and observe any of its obligations, commitments and undertakings under or pursuant to this Agreement and the other Transaction Documents in respect of which the Purchaser or any Designated Purchaser is a party.

36.2 If and each time that the Purchaser fails for any reason whatsoever to perform or observe any of the obligations, commitments or undertakings referred to in this clause 36, the Guarantor shall forthwith upon demand unconditionally perform (or procure the performance or observance of) and satisfy (or procure the satisfaction of) the obligation, commitment or undertaking in regard to which such failure has occurred in the manner prescribed in this Agreement or, as applicable, the Transaction Document in respect of which such failure has occurred and so that the same benefits shall be received by, or conferred on, the Seller as it would have had if such obligation, commitment or undertaking had been duly performed, observed and satisfied by the Purchaser.

36.3 The Guarantor’s liability under this clause 36 shall remain in force notwithstanding any act, omission, neglect, event or matter whatsoever (whether or not known to the Purchaser, the Seller or the Guarantor). Nothing shall impair or discharge the Guarantor’s liability or obligations under this clause 36 and this shall apply, without limitation, in relation to:

(a)	anything which would have discharged the Guarantor (wholly or in part) whether as surety, co-obligor or otherwise or which would have afforded the Guarantor any legal or equitable defence;

(b)	any amendment to or variation (however substantial or material) of this Agreement and the other Transaction Documents or any security or other document relating to this and the other Transaction Documents or any assignment of this Agreement and the other Transaction Documents or any waiver or departure from their respective terms or any such security or document;

(c)	any release of, or granting of time or any other indulgence to, the Purchaser or any other person; or

(d)	any winding up, dissolution, reconstruction, arrangement or reorganisation, legal limitation, disability, incapacity or lack of corporate power or authority or other circumstances of, or any change in the constitution or corporate identity (including amalgamation) or loss of corporate identity by, the Seller, the Purchaser, the Guarantor or any other person (or any act taken by the Seller, the Purchaser, the Guarantor or any other person in relation to any such event).

36.4 The Seller hereby waives any right it may have of first requiring the Purchaser and not the Guarantor to proceed against, or enforce any right against, the Seller or any other person and the Guarantor shall retain all rights, liabilities and obligations of the Purchaser under this Agreement.

37. NO THIRD PARTY ENFORCEMENT RIGHTS

A person who is not a party to this Agreement shall have no right under any statutory provision or otherwise to enforce any of its terms.

38. GOVERNING LAW, JURISDICTION AND SERVICE OF PROCESS

38.1 This Agreement shall be governed by, and interpreted in accordance with, English law.

38.2 The courts of England are to have exclusive jurisdiction to settle any disputes (each, a Dispute) that may arise out of or in connection with this Agreement and accordingly any legal proceedings (Proceedings) may be brought in such courts.

38.3 Each of the parties to this Agreement irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause 38.2 being nominated as the forum to hear and determine any Proceedings and to settle any Disputes which may arise out of or in connection with this Agreement and agrees not to claim that any such court is not a convenient or appropriate forum.

38.4 Each party to this Agreement shall maintain an agent for service of process and any other documents in proceedings in England or any other proceedings in connection with this Agreement and shall notify each other party of the name and address of any such agent as maintained by it from time to time. Any claim form, judgment or other notice of legal process shall be sufficiently served on any party if delivered to such agent at its address as notified to the other parties. Each party undertakes to the other parties not to revoke the authority of such agent and if, for any reason, in relation to the Purchaser or the Guarantor, the Seller requests the Purchaser or the Guarantor to do so and, in relation to the Seller, the Purchaser and the Guarantor jointly request the Seller to do so, it shall promptly appoint another such agent with an address in England and advise the other parties. If, following such a request, such party fails to appoint another agent, the Seller shall (in relation to any such failure of the Purchaser or the Guarantor) or the Purchaser and Guarantor shall jointly (in relation to any such failure of the Seller) be entitled to appoint one on such other party’s behalf at such other party’s expense.

38.5 Without prejudice to the parties’ obligations under clause 38.4, the parties agree that any other party shall be entitled to apply to any court of competent jurisdiction for leave to serve any claim form, judgment or other notice of legal process on such party at its address as set out in clause 29.2.

SCHEDULE 1

DESIGNATED SELLERS, DESIGNATED PURCHASERS AND PRICE

PART A : SHARES/TARGET COMPANIES

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Enterprise Price	5 Allocation of overall price for tax purposes
Sara Lee Foods Europe B.V.	495 shares in the share capital of Sara Lee Foods Netherlands B.V. with a nominal value of €500 each	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of The Netherlands	$39,531,061	** Sara Lee Foods Netherlands B.V. and Meester Stegeman C.V. together constitute 7%

Sara Lee Foods Europe B.V. (sole limited partner (“commanditaire vennoot”))	the limited partner interest held in Meester Stegeman C.V.	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of The Netherlands	$399,304	** See above

Sara Lee International Corporation	15,178,808 shares in the share capital of Imperial Holdings BVBA	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of Belgium	$166,709,275	29%

Sara Lee France SNC	1,325,475 shares in the share capital of Sara Lee Charcuterie S.A.	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of France	$367,359,360 when combined with the interest held by Sara Lee France Finance SAS*	64% when combined with the interest held by Sara Lee France Finance SAS***

Sara Lee France Finance SAS	2 shares in the share capital of Sara Lee Charcuterie S.A.	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of France	* See above	*** See above

1 Share Seller	2 Shares/Target Companies (other than the Subsidiaries)	3 Share Purchaser	4 Enterprise Price	5 Allocation of overall price for tax purposes

Sara Lee Germany GmbH	1 share with a nominal value of DEM 740,000 and 1 share with a nominal value of DEM 260,000 in the share capital of Aoste SB GmbH	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of Germany	$1,000,000	Nil
Total			$574,999,000	100%

PART B : BUSINESS SELLER AND BUSINESS PURCHASER

1 Business Seller	2 Business	3 Business Purchaser	4 Enterprise Price	Allocation of overall price for tax purposes
Inter Food Service Limited	The Business	A to-be-formed wholly-owned subsidiary of the Purchaser organised under the laws of England and Wales	$1,000	Nil

SCHEDULE 2

THE BUSINESS

The Business referred to in Part B of Schedule 1 includes the following (but excludes the Excluded Assets, the Excluded Contracts and the Excluded Liabilities):

PART A : CATEGORIES OF BUSINESS ASSETS

1. The Business Property;

2. Business Plant and Equipment;

3. Stock;

4. Trade Debtors;

5. Business Claims;

6. Business IPR (other than Business Contracts);

7. Business IT Systems (other than Business Contracts);

8. Business Goodwill;

9. Any trade investments (together with all rights attaching to them including all distributions and dividends declared, paid or made in respect of them on or after Closing) but excluding the Shares (the Trade Investments); and

10. The Business Employees,

(together the Business Assets).

PART B : BUSINESS CONTRACTS

1. The benefit (subject to the burden) of all Business Contracts.

PART C : EXCLUDED ASSETS

1. The Excluded Contracts (including any amounts due under the Excluded Contracts and any assets or rights provided or licensed under the Excluded Contracts).

2. Non-Exclusive Information.

3. Any cash (whether at bank or in hand) or cash equivalents owned by the Business Seller.

4. Without prejudice to the provisions of clause 15, the benefit of any insurance policies held by the Seller Group which relate to the Business.

5. Any information and communication systems (including hardware and software) which are used at Closing in relation to the Business and which are located in premises occupied by a member of the Seller Group which is not a Business Property.

6. Any right to repayment of tax and the benefit of any other claim in respect of tax attributable to periods ending on or before Closing.

7. Except as otherwise provided in clause 21 of this Agreement, all rights (including registered and unregistered trade marks and goodwill) in and to the mark “SARA LEE” (or any part or variation thereof).

PART D : EXCLUDED CONTRACTS

1. Any contracts of the Business Seller to the extent that they relate to Excluded Business Debt.

2. Any contracts of the Business Seller not specifically listed in Exhibit 7.

PART E : EXCLUDED LIABILITIES

1. Any Business Liability expressly retained by any member of the Seller Group under the terms of the Transaction Documents.

2. Any Liabilities under the Excluded Contracts, including any Excluded Business Debt owed by the Business Seller.

3. Any tax for which any member of the Seller Group is liable in respect of the Business or any Business Asset.

For the avoidance of doubt, references in Parts B to E of this Schedule 2 to the Seller Group or any member of the Seller Group shall not be taken to refer to any Target Company.

SCHEDULE 3

SELLER WARRANTIES

PART A : GENERAL/COMMERCIAL

1. The Seller Group, the Shares and the Business

1.1 Authorisations, valid obligations, filings and consents.

(a)	The Seller and each Designated Seller has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences or authorisations required to empower it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement or any other Transaction Document to which it is a party.

(b)	This Agreement and the Transaction Documents which are to be entered into by the Seller and each Designated Seller will, when executed, constitute valid and binding obligations of the relevant member of the Seller Group and are subject to any equitable remedy, enforceable against such members of the Seller Group in accordance with their respective terms. No warranty is made hereunder with respect to clause 20.

(c)	Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not:

(i)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents;

(ii)	(subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or in each relevant jurisdiction in which such member is required to take any action in relation to the Proposed Transactions pursuant to this Agreement or of any order, decree or judgment of any Governmental Entity binding on it; or

(iii)	breach any contract or agreement by which it is bound,

where (in each such case) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

(d)	Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not:

(i)	breach any provision of any Target Company’s memorandum and articles of association, by-laws or equivalent constitutional documents; or

(ii)	(subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations or of any order, decree or judgment of any Governmental Entity binding on any Target Company.

1.2 The Seller Group, the Shares and the Target Companies.

(a)	Each of the Seller, the Designated Sellers and the Target Companies is validly incorporated, in existence and duly registered under the laws of its jurisdiction of incorporation and has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as currently conducted.

(b)	Except for the Limited Partner Interest, all the Shares are duly authorised, validly issued, fully paid or properly credited as fully paid and each of the Share Sellers is or will at Closing be the sole legal and beneficial owner of the number of shares in the capital of the relevant Target Company set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 free from any Third Party Rights. The Limited Partner Interest comprises the whole of the outstanding limited partnership interest of Meester Stegeman C.V. and is duly authorised, validly issued, fully paid or properly credited as fully paid and the Share Seller of the Limited Partner Interest is or will at Closing be the sole legal and beneficial owner of the limited partnership interest set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 free from any Third Party Rights. Upon Closing, legal and beneficial ownership of all the Shares will pass to the Purchaser free from any Third Party Rights.

(c)	No person has entered into any agreement or arrangement whereby any person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the creation, allotment or issue of any share or loan capital in any Target Company (including by way of option or under any right of conversion or pre-emption). There are no commitments by the Target Companies to issue or for any Share Seller or Target Company to sell, dispose of or transfer any shares or partnership interests, as the case may be, of any Target Company. There are no outstanding obligations of any Share Seller or Target Company to repurchase, redeem or otherwise acquire any Shares.

(d)	Each Share Seller is or will at Closing be entitled to freely transfer (or procure the transfer of) the Shares set opposite that Share Seller’s name in column 2 of Part A of Schedule 1 on the terms of this Agreement.

(e)	Except for the Limited Partner Interest, the Shares constitute the whole of the allotted and issued share capital of the Target Companies listed in Part A of Schedule 1. The Limited Partner Interest constitutes the whole of the outstanding limited partnership interests of Meester Stegeman C.V. Sara Lee Foods Netherlands B.V. is, or will be at Closing, the sole legal and beneficial owner of the general partnership interest of Meester Stegeman C.V.

(f)	The information on the Target Companies set out in Exhibit 1 is true and accurate in all material respects and not misleading in any material respect. All the allotted and issued shares in each Subsidiary are held by the Target Companies. No person (other than a Target Company) has the right (exercisable now or in the future and whether contingent or not) to call for the creation, allotment or issue of any share or loan capital in any Subsidiary (including by way of option or under any right of conversion or pre-emption). All the shares in the Subsidiaries are duly authorised, validly issued, fully paid or properly credited as fully paid and free from any Third Party Rights.

1.3 The Business. The Business Seller has or will at Closing have all right, title and authority to sell to the Business Purchaser the legal and beneficial ownership of all Business Assets comprised in its Business free from any Third Party Rights.

1.4 Other interests. No Target Company owns or has any interest of any nature in any shares, debentures or other securities issued by any undertaking (other than another Target Company listed in Exhibit 1).

1.5 Target Company’s Constitution.

(a)	Copies of the memorandum and articles of association, by-laws or equivalent constitutional documents of each Target Company annexed to the Disclosure Letter are true and complete and set out in full the rights and restrictions attaching to each class of each of the Target Company’s share capital.

(b)	All material returns, particulars, resolutions and other documents required under the law of such Target Company’s jurisdiction of incorporation to be delivered on behalf of such Target Company to, or to be registered with, the relevant commercial registry have been made and delivered or registered.

2. Financial Matters

2.1 The Last Accounts. The Last Accounts present fairly in all material respects the financial position at the Last Accounts Date and the results of the operations and the cash flows of the Target Companies and Business to which they relate for the financial year ended on the Last Accounts Date. The Last Accounts have been prepared in conformity with accounting principles generally accepted in the US applied on a consistent basis throughout the period reflected therein.

2.2 Position since the Last Accounts Date. Since the Last Accounts Date:

(a)	and during the period to the date of this Agreement, there has been no Material Adverse Change;

(b)	the operation of each Business and each Target Company has been carried on only in the ordinary course and no material transaction has been entered into, no material liability has been assumed and no material payment has been made which is not in the ordinary course of business;

(c)	no dividend or other distribution has been declared, authorised, paid or made, nor has there been any reduction of paid-up share capital, by any Target Company (except for any dividends provided for in the Last Accounts);

(d)	no Target Company has issued or agreed to issue any share or loan capital or other securities, including, without limitation, bonds and profit certificates;

(e)	no Target Company nor the Business Seller has borrowed or raised any money in the nature of a borrowing or taken any borrowing facility (other than through the cash pooling arrangements of the Seller Group); and

(f)	no Target Company or the Business Seller has repaid any borrowing or indebtedness in advance of its stated maturity.

2.3 No undisclosed liabilities. No Target Company or the Business Seller (with respect to the Business) has any material liability of any kind, whether actual or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, or otherwise, which was:

(a)	not adequately reflected in the Last Accounts;

(b)	not disclosed to the Seller in the Disclosure Letter; or

(c)	not adequately reflected in the calculation of the Final Share Prices and/or the Final Business Price (including without limitation by being reflected in the definitions of Working Capital, Capex Spend, External Debt, Inter-Company Non-Trading Debt, Inter-Company Non-Trading Payables, Inter-Company Non-Trading Creditors and tax).

2.4 Statutory books. The statutory books (including all registers and minute books) of each Target Company and the Business Seller required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in all material respects in accordance with such laws and no notice or allegation that any of them is incorrect or should be rectified has been received.

2.5 Accounting records. The accounting records of each Target Company required to be kept by applicable laws in its jurisdiction of incorporation have been maintained in accordance with such applicable laws and are up-to-date in all material respects.

2.6 Securities Exchange Act. So far as the Seller is aware, the management of the Seller has:

(a)	designed and implemented disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended (the Exchange Act)) to ensure that material information relating to the European Business is made known to the management of the Seller by others within the European Business; and

(b)	disclosed in relation to the European Business, based on its most recent evaluation prior to the date hereof, to the Seller’s external auditors and the audit committee of its Board of Directors:

(i)	any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Seller’s ability to record, process, summarise and report financial data; and

(ii)	any fraud, whether or not material, that involves management or other employees who have a significant role in the Seller’s internal controls over financial reporting.

Since the Last Accounts Date, any material change in internal control over financial reporting relating to the European Business required by the Exchange Act to be disclosed in the reports filed by the Seller with the US Securities and Exchange Commission has been so disclosed.

3. Financial Debt

3.1 Borrowings and mortgages.

(a)	No guarantee, mortgage, charge, pledge, lien, assignment or other security (other than a lien arising by operation of law in the ordinary course of business) over or affecting the whole or any material part of the undertaking or assets of any Target Company has been given or entered into by any Target Company and there is no agreement or commitment to give or create any.

(b)	No Target Company has any outstanding loan capital, has lent any money that has not been repaid, or has any material debts owing to such Target Company other than debts that have arisen in the ordinary course of business.

(c)	No Target Company has:

(i)	factored any of its debts or discounted any of its debts or engaged in any financing of a type which would need to be shown or reflected in its Last Accounts; or

(ii)	waived any material right of set-off it may have against any third party.

(d)	No indebtedness of a Target Company is due and payable and no security over any of the assets of a Target Company is now enforceable, whether by virtue of the stated maturity date of the indebtedness having been reached or otherwise. No Target Company has received any notice whose terms have not been complied with and/or carried out in all material respects from any creditor requiring any payment to be made and/or intimating the enforcement of any security which it may hold over the assets of such Target Company.

(e)	Exhibit 14 contains details of the bank accounts (account name, account number and sort code) of the Target Companies (other than those with respect to any cash pooling arrangements) as at the date of this Agreement.

3.2 Sureties. No person has given any guarantee of or security for any overdraft, loan or loan facility granted to any Target Company. No Target Company has given, or agreed to give, any guarantee or security for the benefit of any third party.

3.3 Grants. During the period of three years ending on the date of this Agreement, no Target Company has applied for or received any grant or allowance from any authority or agency. Entry into and performance by each member of the Seller Group of this Agreement and/or any Transaction Document to which it is a party will not, so far as the Seller is aware, result in a breach or default of a Target Company with respect to any grant or allowance from any authority or agency or trigger any obligation to accelerate the reimbursement of any grant or allowance.

4. Regulatory Matters

4.1 Licences. No Target Company nor the Business Seller (in relation to the Business) has received any written notice in the three years ending on the date of this Agreement and, in relation to the Closing Warranties, the three years ending on the Closing Date, or any other written notice which is still outstanding, from a Governmental Entity alleging that any Target Company or the Business Seller (in relation to the Business) has not obtained any material licence, permission, authorisation (public or private) or consent required for carrying on the European Business effectively in the places and in the manner in which it is carried on at the date of this Agreement in accordance with all applicable laws and regulations (each a Permit and collectively, Permits). A Permit is material for this purpose if failure to obtain it would have either:

(a)	a cost (including, for these purposes, a loss of profit) to the European Business of more than €200,000; or

(b)	a cost (including, for these purposes, a loss of profit) to the European Business, when added to the cost of any failure to obtain any other Permit, of more than €500,000.

4.2 Compliance. In the 24 months prior to the date of this Agreement and, in relation to the Closing Warranties, the 24 months prior to the Closing Date, or any such longer period with respect to which a notice of non-compliance remains unresolved as at either such date:

(a)	each Target Company and the Business Seller has conducted its business and corporate affairs in all material respects in accordance with its memorandum and articles of association, by-laws or other equivalent constitutional documents and Permits.

(b)	there has been no default by any Target Company or the Business Seller under any order, decree or judgment of any court or any Governmental Entity which applies to the European Business (or any part of it) where either:

(i)	any such single default has had or is likely to have a cost (including, for these purposes, a loss of profit) to the European Business of more than €200,000; or

(ii)	any such defaults together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the European Business of more than €500,000.

4.3 Hart Scott Rodino Act Compliance.

(a)	No Target Company is registered in the United States or a jurisdiction thereof.

(b)	Collectively, the fair market value of the Business Assets and the assets of the Target Companies that are located in the United States does not exceed $56.7 million.

(c)	Collectively, the Business Assets and the Target Companies did not generate sales in or into the United States in an amount in excess of $56.7 million during the fiscal year immediately preceding the date of this Agreement.

5. The Business Assets

For the purposes of this paragraph 5, a material asset shall mean an asset with a book value in the Last Accounts in excess of €200,000 or any two or more assets, whether or not related, with an aggregate book value in the Last Accounts in excess of €500,000 but does not include the Business Property.

5.1 Ownership. The Business Seller, with respect to the Business Assets other than the Business Property, and/or the Target Companies, own (both legally and beneficially) or have a legal entitlement to use all material assets currently used to carry on the European Business

(the relevant assets) and each such owned relevant asset is free from all Third Party Rights except for:

(a)	title retention provisions in respect of goods and materials supplied to such Target Companies or the Business Seller (in relation to the Business) in the ordinary course business; and

(b)	liens arising in the ordinary course of business by operation of law.

No Target Company has (outside the ordinary and normal course of business) disposed of, or agreed to dispose of, any material asset of the European Business included in the Last Accounts.

5.2 Possession. All material assets necessary and/or currently used to carry on the European Business as currently carried on are in the possession or under the control of the Target Companies or the Business Seller.

5.3 Sufficiency. The relevant assets include all those necessary to enable the European Business to be carried on in the ordinary and usual course consistent in all material respects with the past practice of the Seller.

5.4 Insurances. The Disclosure Letter contains a summary of all the insurances maintained by or covering each Target Company and the Business Seller. No member of the Seller Group or Target Company has made any claim in excess of €5,000,000 under any such policy of insurance which is still outstanding. The premia in respect of such insurances have been paid and, so far as the Seller is aware, all the insurance policies held by the Business Seller and the Target Companies are in full force and effect and are not void or voidable and nothing has been done by a beneficiary thereof which has made or is likely to make any of them void or voidable.

5.5 Product Liability. No Target Company or (in relation to the Business) the Business Seller has manufactured or sold any products which were or are or will become defective in quality or which did not or do not comply in any material respect with any warranty or representation expressly or implicitly made by or binding on any Target Company or (in relation to the Business) the Business Seller or which do not comply in all material respects with all applicable regulations, standards and requirements. There are no outstanding claims against any Target Company or (in relation to the Business) the Business Seller in respect of defects in quality of any of the products supplied by the European Business and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such claim, where either:

(a)	any such single claim has had or is likely to have a cost (including, for these purposes, a loss of profit) to the European Business of more than €200,000; or

(b)	any such claims together have had or are likely to have a cost (including, for these purposes, a loss of profit) to the European Business of more than €500,000.

There have been no product recalls in relation to any of the products of the European Business in the three years prior to the date of this Agreement, and, in relation to the Closing Warranties, the three years ending on the Closing Date, other than in relation to any facts, matters or circumstances generally affecting the industry in which the European Business operates and, so far as the Seller is aware, there are no circumstances which are likely to give rise to any such product recalls.

5.6 Consents, Approvals and Compliance with Laws. The Target Companies and (in relation to the Business) the Business Seller have been granted and there are now in force all Permits necessary for the carrying on of the European Business and there are no material breaches of any such Permits and so far as the Seller is aware, there are no circumstances which indicate that any of the Permits will or are likely to be revoked or not renewed, in whole or in part, in the ordinary course of events. The European Business has been conducted in all material respects in accordance with all material applicable laws and regulations.

5.7 No broker. No Target Company has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the Proposed Transactions, based upon arrangements made by or on behalf of the Seller or any Affiliate thereof.

6. Contractual Matters

For the purposes of this paragraph 6, a contract is material if it is either:

(a)	one of the top ten customer contracts by annual revenue in each jurisdiction in which the European Business operates provided it also represents five per cent. or more of the revenue of the European Business in that jurisdiction; or

(b)	one of the top ten supplier contracts by annual expenditure in each jurisdiction in which the European Business operates provided it also represents five per cent. or more of the expenditure of the European Business in that jurisdiction on inventory or raw materials or is with a sole source supplier.

6.1 Material contracts.

(a)	The Seller has provided the Purchaser with access to true and correct copies of each material contract to which a Target Company or (in relation to the Business) the Business Seller is a party as at the date of this Agreement. No material contract has been terminated, no Target Company nor (in relation to the Business) the Business Seller has received written notice from any counterparty to the material contracts of its intention to terminate a material contract and, so far as the Seller is aware, no such counterparties have threatened to terminate a material contract (in each case whether as a result of the entry into and performance of the Transaction Documents or otherwise).

(b)	Subject to each counterparty to a material contract having the legal right and power to enter into and perform its obligations thereunder and no counterparty thereto being in default thereunder, each material contract to which a Target Company or (in relation to the Business) the Business Seller is a party is in full force and effect in all material respects and is enforceable in all material respects in accordance with its terms, except as such enforceability may be limited by:

(i)	bankruptcy, insolvency, reorganisation, moratorium or similar laws relating to or affecting generally the enforcement of creditors’ rights;

(ii)	the availability of equitable remedies (whether in a proceeding in equity or at law); and

(iii)	the inclusion in any such material contract of any restraint of trade or similar protective covenant.

6.2 Relevant Contracts. No Target Company or (in relation to the Business) the Business Seller is a party to:

(a)	any contract which is not in the ordinary course of business;

(b)	any contract which is with any member of the Seller Group and is not on an arm’s length basis;

(c)	an agreement for the future purchase or sale of real property;

(d)	an agreement which is a profit (or loss) sharing agreement, or any partnership, joint venture or other similar contract providing for the formation of any such relationship or involving an equity investment by any Target Company or (in relation to the Business) the Business Seller;

(e)	an agreement containing any covenant or provision that materially restricts the operation of the European Business as currently carried on or otherwise limits in any material respect the freedom of any of the Target Companies or the Business Seller to compete other than with a Target Company or the Business Seller in any line of business or with any person or in any area or to purchase goods or services from any person (except for such contracts that will not apply to or otherwise restrict the Target Companies, the Business Contracts or the European Business upon Closing);

(f)	an agreement relating to the acquisition or disposition of any business or material portion thereof (whether by merger, sale of shares, sale of assets or otherwise), in each case involving total consideration of €500,000 or more;

(g)	an agreement relating to any settlement of any material litigation or containing any provision providing for an “earn-out”, contingent purchase price or similar contingent payment obligation on the part of any of the Target Companies or (in relation to the Business) the Business Seller under which any such entity has continuing obligations to make aggregate payments in excess of €500,000;

(h)	an agreement containing any limitation on the ability of a Target Company to declare or pay dividends; or

(i)	any other contract that:

(i)	involves the payment by any party to such contract of annual consideration in excess of €1,000,000 or, in the case of contracts for the purchase and sale of inventory or raw materials, annual consideration in excess of €2,500,000; or

(ii)	which cannot be terminated by less than six months’ notice without payment of a penalty by any Target Company or (in relation to the Business), the Business Seller,

other than any such contract or agreement which is also a material contract (each a relevant contract).

6.3 Defaults.

(a)	No Target Company nor (in relation to the Business) the Business Seller is in material default under any material contract or relevant contract to which it is a party and, so far as the Seller is aware, there are no facts, matters or circumstances which are reasonably likely to give rise to such default.

(b)	So far as the Seller is aware, no counterparty to a material contract or relevant contract did not have the legal right and power to enter into and perform its obligations thereunder or is in material default thereunder.

(c)	So far as the Seller is aware, no event has occurred, is subsisting nor is likely to arise which, with the giving of notice and/or lapse of time, would constitute or result in a material default or the acceleration of any material obligation of the Business Seller or any Target Company under any material contract or any relevant contract.

7. Litigation and Investigations

7.1 Litigation. No Target Company nor the Business Seller is involved as a party in any material litigation, arbitration or administrative proceedings and no such proceedings have been threatened in writing by or against a Target Company or the Business Seller. For this purpose:

(a)	material means any single proceeding which (if successful) is likely to result in a cost, benefit or value to the European Business of more than €500,000 or two or more proceedings, whether or not related, which (if successful) are likely to result in an aggregate cost, benefit or value of €2,500,000; and

(b)	any proceedings for collection by a Target Company or the Business Seller of debts arising in the ordinary course of business and any proceedings in respect of claims identified in the Disclosure Letter as insured claims are excluded.

7.2 Investigations. So far as the Seller is aware, no member of the Seller Group or any Target Company is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which may prevent or delay the fulfilment of any of the Conditions. No Target Company nor the Business Seller has received written notice of any material investigation by a Governmental Entity which is current or pending concerning any Target Company or the Business Seller.

8. Insolvency etc.

8.1 Insolvency. No member of the Seller Group or any Target Company is insolvent or bankrupt under the laws of its jurisdiction of incorporation or unable to pay its debts as they fall due.

8.2 Winding up. No member of the Seller Group or any Target Company has received any written notice that an order has been made, petition presented or meeting convened for the winding up of the Seller or any Target Company or the Business Seller or for the appointment of any provisional liquidator.

8.3 Administration and receivership. No member of the Seller Group or any Target Company has received any written notice concerning the appointment of a receiver (including any administrative receiver or the equivalent to a receiver or administrative receiver in the relevant jurisdiction) in respect of the whole or any material part of the property, assets and/or undertaking of the European Business.

8.4 Arrangements with creditors etc. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any member of any Target Company Sub-Group and no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings. No member of the Seller Group or any Target Company has made any voluntary arrangement with any of its creditors in the two years prior to the date of this Agreement.

8.5 Enforcement of security. No steps have been taken to enforce any security over any assets comprising part of the European Business of any member of the Seller Group or any Target Company and, so far as the Seller is aware, no event has occurred which would give rise to a right to enforce such security.

PART B : IP/IT

1. Registered Business IPR and Target Company IPR. Exhibit 2 lists complete and accurate particulars of all Business IPR (owned by the Business Seller) and Target Company IPR that is registered. The information in respect of the legal and (where relevant) beneficial owner or applicant for each such Intellectual Property Right specified in Exhibit 2 is true, complete and accurate in all material respects as at the date seven days prior to the date of this Agreement. No Intellectual Property Rights other than the Business IPR, the Target Company IPR and the Target Company Licences In are required or necessary in order to carry on the European Business as currently carried on. The material Business IPR (owned by the Business Seller) and the material Target Company IPR are subsisting and all renewal fees relating thereto have been paid.

2. Licences In. The Disclosure Letter lists all material Licences In. No Target Company has received written notice alleging that a Target Company or (in relation to the Business) the Business Seller is in breach constituting grounds for termination of any material Licence In. For the purpose of this paragraph 2, a material Licence In means a licence that contains aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more.

3. Infringement by Seller Group or Target Companies. Neither the Business Seller (in relation to the Business) nor any Target Company has received any written notice in the 24 months prior to the date of this Agreement, and, in relation to the Closing Warranties, the 24 months prior to the Closing Date, or any such longer period with respect to which a notice of infringement remains unresolved as at either such date, alleging that the operations of the European Business infringe the Intellectual Property Rights of a third party.

4. Infringement by third parties. So far as the Seller is aware there has been no infringement by any third party of any of the Target Company IPR or the Business IPR (owned by the Business Seller), nor any third party breach of confidence, passing off or actionable act of unfair competition in relation to the European Business.

5. Information technology.

(a)	The IT Systems are either owned by, or licensed or leased to, a Target Company or (in relation to the Business) the Business Seller and the relevant Target Company or

(in relation to the Business) the Business Seller has not received written notice from a third party alleging that it is in default under any of those licences or leases that contain aggregate payment obligations and/or rights to receive monies by any party of €50,000 or more; and

(b)	there has been no material unplanned disruption to, or critical failure in, the operation or performance of the IT Systems during the 24 months prior to the date of this Agreement.

PART C : REAL ESTATE

1. General. The Properties comprise all the land and buildings owned, leased, controlled, occupied or used by any Target Company or (in relation to the Business) the Business Seller or in relation to the European Business. The Business Seller (in relation to the Business) and the Target Companies are legally and beneficially entitled to the Properties. The information in respect of the Properties set out in Exhibit 3 is true, complete and accurate in all material respects.

2. Possession and occupation. A Target Company or (in relation to the Business) the Business Seller is in possession and actual occupation of the whole of each of the Properties on an exclusive basis as are not subject to the Letting Documents, none of which is vacant, and no other person is in or actually or conditionally entitled to possession, occupation, use or control of any of the Properties.

3. Title. There is no Third Party Right in or over or affecting any of the Properties other than Permitted Encumbrances and there is no agreement or commitment to give any Third Party Rights or create any of them. A Target Company or (in relation to the Business) the Business Seller is absolutely entitled to, each of the Properties and the proceeds of transfer of them. All buildings, structures, improvements and fixtures located on, under, over or within the Properties, taken as a whole, are, in all material respects, sufficient for the uses for which they are currently used.

4. Adverse Interests.

(a)	None of the Properties is subject to any matter which materially adversely affects the relevant Target Company’s or (in relation to the Business) the Business Seller’s ability to continue to carry on its existing business from any Property substantially in the manner as at present.

(b)	No Target Company or (in relation to the Business) the Business Seller has received notice of breach of any covenant, restriction, condition or obligation (whether statutory or otherwise) which is material and affects the Properties.

5. Outgoings. The Properties are not subject to the payment of any outgoings other than the usual rates and taxes and, in the case of leaseholds, rent, insurance rent and service charge and all outgoings have been paid when due and the Seller has not received notice that any payments are disputed.

6. Disputes. There are no material unresolved disputes, liabilities, claims, complaints or demands relating to or in respect of the Properties or their use and the Seller is not aware of any matter which could lead to any such dispute, liability, claim, complaint or demand being issued or made.

7. Planning Matters. The current use of each of the Properties is an authorised use under any legislation intended to control or regulate the construction, demolition, alteration or use of land or buildings or to preserve or protect the national heritage and any orders, by-laws or regulations made or granted under any of them.

8. Property Liabilities. No Target Company nor (in relation to the Business) the Business Seller has any actual or contingent obligation or liabilities in relation to any freehold or leasehold property other than under its existing title to the Properties.

9. Leasehold Properties. In relation to those Properties which are leasehold:

(a)	the unexpired residue of the term granted by the lease under which each leasehold Property is held is vested in the Business Seller (in relation to the Business) or a Target Company;

(b)	in relation to each lease, the relevant Target Company and (in relation to the Business) Business Seller has not received notice of any breach of covenants, restrictions, stipulations and other encumbrances and none of any Target Company, the Seller or (in relation to the Business) the Business Seller has received notice alleging a material breach of any covenants, conditions and agreements contained in the relevant leases, whether on the part of the tenant or otherwise,

(c)	no rent is currently under review;

(d)	no Target Company or (in relation to the Business) the Business Seller has commuted any rent or other payment or paid any rent or other payment ahead of the due date for payment;

(e)	no surety has been released, expressly or by implication; and

(f)	no tenancy is being continued after the contractual expiry date whether pursuant to statute or otherwise.

10. Due Diligence and information. The Seller and each Designated Seller have provided copies of all title deeds and documents necessary to prove title of any Target Company or (in relation to the Business) the Business Seller to the Properties.

PART D : ENVIRONMENTAL

For the purpose of this Part D, material shall be deemed to refer to facts, matters, circumstances, issues or events, which have resulted in, or are likely to result in, a single cost to the European Business of more than €500,000 or an aggregate cost to the European Business of more than €2,500,000.

1. Compliance with Environmental Laws. So far as the Seller is aware:

(a)	within the period of three years prior to Closing, each Target Company and (in relation to the Business) the Business Seller has complied in all material respects with Environmental Laws and there are no facts or circumstances which may lead to any material breach of any Environmental Laws relating to any activities or operations carried on at any site (a Site) owned or occupied by any Target Company or the Business Seller in relation to the European Business;

(b)	there are no material claims or proceedings pending against any Target Company or the Business Seller with respect to any breach of or liability under Environmental Laws relating to the European Business;

(c)	neither the Target Company nor the Business Seller has received any written statutory complaints or statutory notices alleging or specifying any material breach of or material liability under any Environmental Laws relating to the European Business;

(d)	no Target Company nor the Business Seller has expressly, or so far as the Seller is aware, by operation of law, assumed or undertaken or agreed to assume or undertake responsibility for any liability of any other person arising under or relating to Environmental Laws and the European Business or any Site or other property (including properties now or previously owned, operated or leased by any Target Company or the Business Seller), including any obligation for investigation, corrective or remedial action;

(e)	no material work, repairs, remediation, construction or capital expenditure is either:

(i)	currently required by Environmental Law; or

(ii)	based on current circumstances, likely to be required, under any Environmental Law or in order to carry on lawfully the European Business or to use any Site in accordance with applicable Environmental Laws; and

(f)	the Seller and its Affiliates have made available to the Purchaser true and correct copies of all material reports resulting from any environmental audits, investigations, assessments, reviews, sampling or analysis conducted since March 2005 relating to the Properties.

2. Hazardous materials. So far as the Seller is aware

(a)	there exists no substance that is listed, defined or regulated as a harmful or hazardous substance under applicable Environmental Laws, including, without limitation, petroleum and its by-products and friable asbestos (collectively, Hazardous Materials), present in, on or under the Sites; and

(b)	there are no facts, circumstances, events, or incidents relating to the Sites or any properties previously owned or operated by any Target Company or the Business Seller, including any release of Hazardous Materials, that are likely to:

(i)	result in any material environmental liability to the Purchaser after Closing;

(ii)	prevent or materially interfere with the operation of the European Business in compliance with all applicable Environmental Laws by the Seller prior to Closing and by the Purchaser from and after Closing, in each case as the European Business is currently being conducted by the Seller; or

(iii)	materially impact or effect the use of any of the Sites by any Target Company.

3. Environmental Consents. All material Environmental Consents required in relation to the European Business and the Properties have been obtained and are being complied with in all material respects.

PART E : EMPLOYMENT

1. Disclosure Letter. Exhibit 5 contains a complete list of the Business Employees and a summary of their main terms and conditions which comply with Section 1 of the Employment Rights Act 1996. There are no persons employed in the Business apart from the Business Employees, and all the Business Employees are wholly and substantially employed therein. The Disclosure Letter contains complete and accurate copies of the contracts of employment and details of the benefits for all Key Managers and details of all terms of employment or benefits provided of general application or of application to a particular grade of or category of Employee.

2. Trade Unions. No Target Company or the Business Seller recognises any trade union or other body representing its Employees or any of them for the purpose of collective bargaining or negotiating or has entered into any such arrangements which transfer any contractual rights upon any of the Business Employees. No Target Company nor the Business Seller is involved in any actual or threatened (in writing) industrial or trade dispute. Each Target Company has complied in all material respects with its obligations (if any) owed under the Trade Union and Labour Relations (Consolidation) Act 1992 (as amended) and the Employment Regulations. No Target Company or the Business Seller is subject to any actual or threatened (in writing) application to the Central Arbitration Committee.

3. Incentive schemes. Save as disclosed in the Disclosure Letter, no Target Company or the Business Seller has, nor has any of them agreed to introduce, any share incentive scheme, share option scheme or profit sharing, bonus, commission or other such incentive scheme for any directors or Employees or other workers engaged in the European Business.

4. Notice on termination. Unless applicable laws do not permit such notice, there exists no written or unwritten contract of employment with any Employee that cannot be terminated by the relevant Target Company or the Business Seller on three months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or the equivalent in any relevant jurisdiction). No Key Manager has given or received notice terminating his contract of employment where such notice is due to expire on or after Closing. No person employed in the European Business has been dismissed (directly or indirectly) at any time in the three months preceding Closing for a reason related to the transfer under the Employment Regulations of the European Business from the Seller to the Purchaser at the Closing Date or the Proposed Transactions.

5. Records. Each Target Company and the Business Seller has maintained records regarding the service of each Employee (including details of the terms of employment, payments of statutory sick pay and maternity pay, disciplinary and grievance matters, health and safety matters, income tax and social security contributions, wage and time records) which are current in all material respects.

6. Disclosure of schemes etc. Save as disclosed in the Disclosure Letter (and any State Social Security Plans in the relevant jurisdiction), there do not exist any death or disability schemes for directors or Employees or any obligations to or in respect of any present or past directors or employees with regard to redundancy, death, sickness or disability pursuant to which any Target Company or the Business Seller is or may become liable to make any payments.

7. Key Managers. No Key Manager has given notice which has not yet expired terminating his or her employment.

8. Transaction Payments. No Employee, officer, worker or consultant will be entitled by reason of the Proposed Transactions to any one-off payment or similar, or to terminate his service in the European Business on other than his normal contractual terms and the Seller has no knowledge or information that any director or Key Manager who is in receipt of remuneration in excess of £30,000 per annum will give notice terminating his employment as a result of the provisions of this Agreement. Since the Last Accounts Date, no agreement has been reached with any officer, Employee, trade union or other body representing Employees that will or may on a future date result in an increase in the level of remuneration or benefits payable to the Employees other than as set out in the Disclosure Letter.

9. Previous transfers. In the 12 months preceding the date of this Agreement, the Business Seller has not been a party to a relevant transfer (as defined in the Employment Regulations) or failed to or incurred any liability for failure to provide information or to consult with employees under any employment legislation.

10. Employees. In respect of each of the Employees and Key Managers, the relevant Target Company or the Business Seller has:

(a)	performed all obligations and duties required to be performed by it (and has settled all outstanding claims), whether arising under contract, statute, at common law or in equity or under any treaties including the Treaty of Rome, the laws of the European Community or otherwise;

(b)	abided by the terms of any express or implied agreement or arrangement with any trade union, employee representative or body of employees or their representatives (whether binding or not) which may affect the Employees;

(c)	fully complied with any obligations under regulation 11, 13 and 14 of the Employment Regulations to inform and consult with trade unions or other employee representatives on any matter concerning or arising from this Agreement or affecting the Business Employees and no notice or communication has been given or statement or representation made to any Business Employee in relation to the sale and purchase of the Business or which concerns or may affect the employment of any of the Business Employees after the Closing Date except to the extent necessary to comply with the Business Seller’s obligations under the Employment Regulations;

(d)	maintained adequate, suitable and up-to-date records relating to the Employees;

(e)	paid or will have paid to any customs authority or any other appropriate authority all taxes, National Insurance contributions and other levies due in respect of the Employees on account of their employment up to and including the Closing Date; and

(f)	disclosed in the Disclosure Letter any pending leave of absence other than annual leave of any Employee and sickness absence within six months following the Closing Date.

11. Variations to employment contracts.

(a)	Neither the Business Seller nor any Target Company has made any offer of employment or engagement to work in the European Business that has not yet been accepted, or that has been accepted but the employment or engagement has not yet started (except to any of the Employees) other than in the ordinary course of business.

(b)	The Business Seller has not offered, promised or agreed to any future variation in any contract of employment of any of the Business Employees or any other person employed by the Business Seller in respect of whom liability is deemed by the Employment Regulations to pass to the Business Purchaser, and no negotiations for an increase in the remuneration or benefits of any Business Employee are current or likely to take place within the period of six months after Closing.

12. Proceedings. No person working or who have worked for the European Business under contracts of employment or contacts for services in the last 6 years have issued or threatened (in writing) to issue any court, employment tribunal or other proceedings against the Seller or any of its Affiliates or any officer or employee thereof which actual or threatened proceedings (including any grievance or disciplinary proceedings and any appeal) remain unresolved at the date of this Agreement.

13. Discrimination. There are no terms or conditions under which any officer, worker or Employee is employed, nor so far as the Seller is aware has anything occurred or not occurred prior to Closing that may give rise to any claim for sex discrimination, race discrimination, sexual orientation discrimination or discrimination on the grounds of religion or belief, disability discrimination or equal pay either under domestic United Kingdom, European law or the laws of any other jurisdiction to the extent applicable whether by such officer, worker or Employee or a prospective officer, worker or Employee or otherwise. In the 12 months preceding this Agreement there has in relation to the European Business been no recommendation made by an employment tribunal nor any investigation by any body responsible for investigating or enforcing matters relating to any form of discrimination.

14. Consultants. No person’s services are provided to the European Business by means of contract for services or any consultancy arrangement.

15. Health and safety. In the 12 months preceding the date of this Agreement no improvement or prohibition notice has been served in connection with the conduct of the European Business by any body responsible for health and safety matters in respect of any Employee or Business Employee. No Business Seller or Target Company has incurred any liability in respect of any accident or injury which is not fully covered by insurance.

16. Works Councils. The Disclosure Letter includes full details of all employee representative bodies and employee committees (including works councils, health and safety committees) that are or have been in existence in the period of 24 months preceding the date of this Agreement.

17. Immigration. Every Business Employee who requires a work permit to work in the United Kingdom has a current work permit or other permission and all necessary permission to remain in the United Kingdom and there are no grounds upon which any such permission might be withdrawn or the Business Employee might be required to leave the United Kingdom and the Business Seller has complied in all respects with the terms of the Asylum and Immigration Act 1996 in relation to all Business Employees (and has disclosed in the Disclosure Letter the document(s) required by section 8 of the Asylum and Immigration Act 1996 in relation to any Business Employee).

18. Policies. The Disclosure Letter includes:

(a)	copies of all contracts, handbooks, policies and other documents which apply to the Business Employees, including details of the procedure for dismissal applicable to the Business Employees; and

(b)	copies of all agreements or arrangements with any trade union, employee representative or body of employees or their representatives (whether binding or not) and details of any such unwritten agreements or arrangements which may affect any Business Employee.

19. Italian employment law compliance.

(a)	So far as the Seller is aware, there are no persons rendering or having rendered services to Al Ponte Proscutti Srl in such a manner as to entitle them to have their contracts with Al Ponte Proscutti Srl re-qualified as open-ended employment contracts arising in any material liability (“contratto di lavoro subordinato a tempo indeterminate”).

(b)	Al Ponte Proscutti Srl has not received any written notice announcing or threatening the filing of any claim from any current or former employee of Al Ponte Proscutti Srl being entitled to different qualifications or additional compensation from Al Ponte Proscutti Srl or to being re-hired on the grounds of any illegal termination of their employment.

(c)	Al Ponte Proscutti Srl is in compliance with applicable Italian laws concerning the compulsory hiring of disabled workers with respect to the filing of the mandatory documents to the competent local labour offices.

20. Portuguese employment law compliance.

(a)	All contracts by which Industrias de Carnes Nobre S.A. is provided with temporary employees are in compliance with all material legal requirements, and such persons cannot be considered employees of Industrias de Carnes Nobre S.A.

(b)	All fixed term employment contracts that may be terminated by Industrias de Carnes Nobre S.A. by notice of non-renewal are in compliance in all material respects with the employment regulations in force in Portugal and cannot be requalified as ordinary or open-ended employment contracts.

PART F : RETIREMENT BENEFITS

1. Retirement Benefits/Seller Employee Benefit Plans. All Seller Employee Benefit Plans and Industry-Wide Plans are listed at paragraph F, 1 of the Disclosure Letter. Other than as disclosed in the Disclosure Letter (and any State Social Security Plans in the relevant jurisdiction), neither any Target Company nor the Business Seller nor any member of the Seller Group provides or contributes to or is liable to provide or contribute to the provision of Retirement Benefits for or in respect of any Employee.

2. No Proposals. No proposal exists and no agreement has been made to establish any other arrangement for providing any Retirement Benefits or to continue or increase any Retirement Benefits under any Seller Employee Benefit Plan for or in respect of any Employee, or to maintain any such Retirement Benefits or the level of any such Retirement Benefits generally for any period.

3. Disclosure of Documents. In the Disclosure Letter there are:

(a) all documents currently governing each Seller Employee Benefit Plan;

(b)	material announcements that have not been incorporated into the documents referred to in paragraph 3(a) and copies of all current explanatory booklets or summary plan descriptions relating to each Seller Employee Benefit Plan;

(c)	all insurance policy documents and contracts relating to each Seller Employee Benefit Plan; and

(d)	the latest annual accounts (if any) of each Seller Employee Benefit Plan,

which, in each case, are accurate in all material respects as at the date of this Agreement.

4. Approval. Any Seller Employee Benefit Plan that is capable of Approval is Approved on the date of this Agreement, and nothing has been done or omitted to be done and there are no circumstances which would or might result in any Seller Employee Benefit Plan ceasing to have Approval.

5. Payments in respect of the Seller Employee Benefit Plans. The rates at which contributions to each Seller Employee Benefit Plan and amounts to each State Social Security Plan and/or Industry-Wide Plan are paid are set out in the Disclosure Letter.

6. Due Payment. All amounts which have fallen due to be paid to or in respect of the Seller Employee Benefit Plans and/or State Social Security Plan and/or Industry-Wide Plan by any Target Company, the Business Seller, or member of the Seller Group on or before the date of this Agreement (including all insurance premiums, taxes and expenses) have been duly paid in full.

7. Compliance. Each Target Company, the Business Seller, and each member of the Seller Group are currently in compliance in all material respects with their respective obligations under the Seller Employee Benefit Plans, State Social Security Plans and Industry-Wide Plans, and each Seller Employee Benefit Plan is currently administered and operated in all material respects in accordance with all applicable laws, regulations, guidelines and requirements (including the requirements of any tax, fiscal, social security, supervisory and regulatory authorities) and the provisions of the relevant Seller Employee Benefit Plan’s governing documentation.

8. Disputes and Investigations. Other than routine claims for benefits, there are no actions, suits, claims, disputes, complaints or proceedings outstanding, pending or threatened against any Seller Employee Benefit Plan or as far as the Seller is aware against the trustees, managers, administrators, custodians or fiduciaries of any Seller Employee Benefit Plan or against any Target Company or the Business Seller in respect of any act, event, omission or other matter arising out of or in connection with any Seller Employee Benefit Plan and/or against any Target Company or the Business Seller in respect of any State Social Security Plan or Industry-Wide Plan which are in each case material and as far as the Seller is aware there are no circumstances which could or might give rise to any such action, suit, claim, dispute, complaint or proceedings.

9. Defined Contribution Seller Employee Plans. The only liability (actual or contingent, present or future) of the Seller, any Target Company and any member of the Seller Group to any person under or in connection with all funded defined contribution benefits under any Seller Employee Benefit Plan is to contribute to the relevant Seller Employee Benefit Plan the amount set out in and calculated as described in paragraph F, 9 of the Disclosure Letter (as referred to in paragraph 6 above).

10. Definitions. Unless otherwise defined in Schedule 15 to this Agreement, in this Part F the following words and expressions shall have the following meanings:

Approval means approval or qualification by and/or due registration with the appropriate taxation, social security, supervisory, fiscal or other applicable regulatory authorities in the relevant state or jurisdiction, in order to obtain tax approved, favoured or qualified status in the relevant jurisdiction, and Approved shall be construed accordingly;

funded in relation to any Seller Employee Benefit Plan, means that assets are accumulated under or in respect of that plan before the corresponding benefits start being paid. For the purposes of this definition, assets shall mean assets which are separate from those of the employer and shall exclude any accounting or internal balance sheet provision;

Industry-Wide Plan means any scheme, plan, fund or arrangement which provides Retirement Benefits to or in respect of Employees in which employers may participate even if they are not within the same corporate group as the other participating employers whether under a collective bargaining agreement or otherwise, other than State Social Security Plans in any relevant jurisdiction;

Retirement Benefit means any pension, allowance, lump sum, gratuity or similar benefit provided or to be provided on or after retirement, death, disability or leaving service (whether voluntary or not) in respect of an Employee’s employment. This does not include post retirement medical and dental and other healthcare and welfare benefits, termination indemnities and any benefits provided under an arrangement the sole purpose of which is to provide benefits on the accidental injury or death of an Employee;

Seller Employee Benefit Plan means, in any jurisdiction, any scheme, fund, arrangement, plan or agreement, custom or practice (whether funded or unfunded) under which the Seller, any member of the Seller Group or any Target Company or the Business Seller provides, is liable or contingently liable to provide or has agreed to provide (or to which the Seller, any member of the Seller Group or any Target Company or the Business Seller contributes, is liable or contingently liable to contribute or has agreed to contribute to the provision of any Retirement Benefits for or in respect of any Employee but excluding any State Social Security or Industry-Wide Plan;

State Social Security Plan means any Retirement Benefit plans that are operated by state entities to which the Target Companies and/or, in respect of the Employees, the Business Seller are required to contribute under public laws, statutes or regulations; and

unfunded in relation to any Seller Employee Benefit Plan, means a Seller Employee Benefit Plan which is not funded.

SCHEDULE 4

LIMITATIONS ON LIABILITY

1. Time Limits. Neither the Seller nor any Designated Seller shall be liable for any Claim unless the Seller receives from the Purchaser written notice (within 30 days of the Purchaser becoming aware of such Claim, provided however, that the failure to give such notice within such 30-day period shall not result in a waiver of any right by the Purchaser of such Claim (except to the extent that the Seller’s ability to defend against the Claim is adversely affected by the failure to give notice within such 30-day period) provided further that such notice is nonetheless given within the relevant period referred to below) describing the nature of the Claim in reasonable detail including the Purchaser’s estimate (on a without prejudice basis) of the amount of the Claim:

(a)	prior to the date which is 18 months after the Closing Date, in the case of a Non-Tax Claim (other than with respect to the Warranties set out in Part D of Schedule 3);

(b)	prior to the date of the third anniversary of the Closing Date, in the case of a Non-Tax Claim with respect to the Warranties in Part D of Schedule 3; or

(c)	prior to the date which is 30 days following the expiration of any applicable statute of limitations (including any extension thereof) in the case of a Tax Claim.

2. Thresholds for Claims. Neither the Seller nor any Designated Seller shall be liable for any single Claim:

(a)	unless the amount of the liability pursuant to that single Claim (or a series of related Claims based on the same facts) when aggregated with every other Claim for which the Purchaser may be entitled to a remedy but for the operation of this sub-paragraph (a) exceeds $300,000 (in which case the Purchaser shall be entitled to claim the whole of the $300,000); and

(b)	unless the aggregate amount of the liability of the Seller and the Designated Sellers for all Claims (subject to sub-paragraph (a)) exceeds $6,000,000 (in which case the Purchaser shall be entitled to claim only for the excess over $6,000,000).

3. Maximum limit for all Claims. The aggregate amount of the liability of the Seller and the Designated Sellers for all Claims shall not exceed $115,000,000.

4. Claim to be withdrawn unless litigation commenced. Any Claim shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been withdrawn six months after the notice is given pursuant to paragraph 1 of this Schedule or, in the case of a contingent liability, six months after that liability becomes an actual liability, unless legal proceedings in respect of it have been commenced by being both issued and served. No new Claim may be made in respect of the facts, matters, events or circumstances giving rise to any such withdrawn Claim.

5. Claims only to be brought under relevant Warranties. The Purchaser acknowledges and agrees that the only Warranties given in relation to:

(a)	Intellectual Property Rights and information technology or any related claims, liabilities or other matters are set out in Part B of Schedule 3 and no other Warranty is given in relation to such matters;

(b)	real estate and planning and zoning matters or any related claims, liabilities or other matters are those set out in of Part C of Schedule 3 and no other Warranty is given in relation to such matters;

(c)	environment or any related claims, liabilities or other matters are those set out in Part D of Schedule 3 and no other Warranty is given in relation to such matters;

(d)	the employment of any past or present employee of any Target Company or any member of the Seller Group or any related claims, liabilities or other matters are set out in Part E of Schedule 3 and no other Warranty is given in relation to such matters;

(e)	retirement benefits, pensions or superannuation or any related claims, liabilities or other matters are set out in Part F of Schedule 3 and no other Warranty is given in relation to such matters; and

(f)	taxation or any related claims, liabilities or other matters are those set out in Schedule 10 and no other Warranty is given in relation to such matters.

6. Matters disclosed. Neither the Seller nor any Designated Seller shall be liable for any Claim for breach of the Warranties to the extent that the fact, matter, event or circumstance giving rise to such Claim is fairly disclosed by this Agreement or the Disclosure Letter. This paragraph 6 in relation to the Tax Warranties shall not prejudice any rights the Purchaser may have under the Tax Covenant.

7. Matters provided for or taken into account in adjustments. Neither the Seller nor any Designated Seller shall be liable for any Claim for breach of Warranty to the extent that the fact, matter, event or circumstance giving rise to the Claim is:

(a)	disclosed, allowed, provided or reserved for in the Last Accounts; or

(b)	provided for or otherwise taken into account in the Closing Statement or any consequent adjustment to any Initial Share Price, Initial Business Price or the Total Enterprise Price.

This paragraph 7 in relation to the Tax Warranties shall not prejudice any rights the Purchaser may have under the Tax Covenant.

8. Contingent liabilities. If any Non-Tax Claim is based upon a liability which is contingent only, neither the Seller nor any Designated Seller shall be liable to make any payment unless and until such contingent liability gives rise to an obligation to make a payment (but the Purchaser has the right under paragraph 1 of this Schedule 4 to give notice of that Claim before such time).

9. No liability for Claims arising from acts or omissions of Purchaser. Neither the Seller nor any Designated Seller shall be liable for any Non-Tax Claim to the extent that (i) it would not have arisen but for, or (ii) has been increased or not reduced as a result of, any voluntary act, omission or transaction carried out:

(a)	after Closing by the Purchaser or any member of the Purchaser Group (or its respective directors, employees or agents or successors in title) outside the ordinary and usual course of business of a Target Company as at Closing; or

(b)	before Closing by any member of the Seller Group or any Target Company at the written direction or request of the Purchaser or any member of the Purchaser Group.

10. Purchaser’s duty to mitigate. The Purchaser shall procure that all reasonable steps are taken to avoid or mitigate any loss (including, for the avoidance of doubt, any Losses, as defined below,) or damage which it may suffer in consequence of any breach by the Seller or any Designated Seller of the terms of this Agreement or any fact, matter, event or circumstance likely to give rise to a Claim.

11. Insured Claims. Neither the Seller nor any Designated Seller shall be liable in respect of any Claim to the extent that the amount of such Claim is covered by a policy of insurance and the amount of the loss or damage in respect of such Claim has been reimbursed to the Purchaser or the Target Companies under such insurance policy.

12. Recovery from third party after payment from Seller. Where the Seller or any Designated Seller has made a payment to the Purchaser in relation to any Non-Tax Claim (a Settled Claim) and the Purchaser or any member of the Purchaser Group is entitled to recover (whether by insurance, payment, discount, credit, relief or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any member of the Purchaser Group (in whole or in part) in respect of the liability or loss which is the subject of a Non-Tax Claim, the Purchaser or relevant member of the Purchaser Group shall:

(a)	promptly notify the Seller of the fact and provide such information as the Seller may reasonably require at the Seller’s cost;

(b)	take all reasonable steps or proceedings as the Seller may require to enforce such right at the Seller’s cost; and

(c)	pay to the Seller as soon as practicable after receipt an amount equal to the amount recovered from the third party (net of taxation and less any reasonable costs of recovery), save that if the amount so recovered is greater than the amount actually paid by the Seller to the Purchaser with respect to such Settled Claim as a result of the operation of paragraph 2(b) above the Purchaser shall be entitled to retain from that amount an amount equal to the difference between the amount actually paid by the Seller to the Purchaser with respect to such Settled Claim and the amount that would have been paid by the Seller to the Purchaser with respect to such Settled Claim but for the operation of paragraph 2(b) above and the amount referred to in paragraph 2(b) shall be increased by the amount of such difference.

13. No liability for legislation or changes in rates of tax. Neither the Seller nor any Designated Seller shall be liable for any Non-Tax Claim if and to the extent (a) it is attributable to or (b) the amount of such Claim is increased as a result of any (i) legislation not in force at the date of this Agreement (ii) change of law (or any change in interpretation on the basis of case law), regulation, directive, requirement or administrative practice or (iii) change in the rates of taxation in force at the date of this Agreement.

14. No double recovery. The Purchaser for itself and on behalf of any Designated Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one liability, loss, cost, shortfall, damage, deficiency, breach or other set of circumstances which gives rise to more than one Claim, and for this purpose recovery by the Purchaser or any Designated Purchaser shall be deemed to be a recovery by each of them.

15. Purchaser’s knowledge. Neither the Seller nor any Designated Seller shall be liable for any Claim for breach of the Warranties if and to the extent that the Purchaser, the Guarantor or any Designated Purchaser has knowledge, information, belief or awareness at the date of this Agreement (i) of the fact, matter, event or circumstance which is the subject matter of the Claim and (ii) that the fact, matter, event or circumstance could reasonably be expected to amount to a Claim, such knowledge, information, belief or awareness having been acquired after making all reasonable enquiries of the individuals, and, in relation to Luc Van Gorp only, subject to the limitations, specified in Exhibit 13. This paragraph 15 in relation to the Tax Warranties shall not prejudice any rights the Purchaser may have under the Tax Covenant.

16. Waiver of right of set off. The Purchaser (for itself and as agent for each Designated Purchaser) waives and relinquishes any right of set off or counterclaim, deduction or retention which the Purchaser or any Designated Purchaser might otherwise have in respect of any Claim against or out of any payments which the Purchaser may be obliged to make (or procure to be made) to the Seller pursuant to this Agreement or otherwise.

17. Seller to have opportunity to remedy breaches. If a breach of the Warranties is capable of remedy, the Purchaser or any Designated Purchaser shall only be entitled to compensation if the Purchaser gives the Seller written notice of the breach and the breach is not remedied within 30 days after the date on which such notice is served on the Seller. Without prejudice to its duty to mitigate any loss, the Purchaser shall (or shall procure that any relevant member of the Purchaser Group shall) provide all reasonable assistance to the Seller at the Seller’s expense to remedy any such breach.

18. Excluded Warranties. Paragraphs 1, 2 and 3 of this Schedule 4 shall not be applicable to any Non-Tax Claim arising from a breach of the Warranties set out in paragraph 1 of Part A of Schedule 3.

19. Claims in relation to Indemnified Matters.

(a)	The Seller shall not be liable in relation to any Environmental Claim to the extent that the Losses in respect of which the Environmental Claim is made are caused by, result from or are increased by:

(i)	any Investigative Works undertaken by or on behalf of the Purchaser, any Target Company or any member of the Purchaser’s Group or their respective directors, employees or agents (together referred to as a Relevant Person) after Closing, other than Investigative Works:

(A)	for which the Seller has given its prior written consent;

(B)	lawfully and expressly required by an Environmental Authority; or

(C)	required to be taken under Environmental Laws; or

(ii)	any instigation, aggravation or exacerbation by any Relevant Person commenced after Closing of any Indemnified Matter that existed before Closing, including, without limitation, by creating or exacerbating a pathway between a source of contamination and a receptor other than as lawfully and expressly required by an Environmental Authority or under Environmental Laws.

(iii)	any disclosure of information by any Relevant Person to any Environmental Authority or other third party after Closing, except any disclosure that is made with the Seller’s prior written consent or is lawfully and expressly required by an Environmental Authority or under Environmental Laws;

(iv)	any change or intensification of use of any Property or any part thereof, or the whole or part of any building or structure located on or under any Property, after Closing;

(v)	any change after Closing to any industrial process carried on at any Property as at Closing; or

(vi)	any development undertaken at any Property after Closing.

(b)	Without prejudice to paragraph 7, the Seller’s liability in relation to the Losses shall be reduced to the extent that any allowances, provisions, accruals or reserves have been made in the Actual Working Capital accounts of any Target Company which, when aggregated, are in excess of the aggregate of:

(i)	if the relevant liabilities have been finally determined so as to become actual liabilities, the amount of each of the relevant actual liabilities for which such amounts were allowed, provided, accrued or reserved at the relevant time; and

(ii)	if the relevant liabilities have not been finally determined so as to become actual liabilities, the amount of the reasonable allowance, provision, accrual or reserve that should be made for each such relevant liability at the relevant time,

(together, the Excess Accruals), provided that such Excess Accruals are, in each case, capable of being identified at each relevant time within the period prior to the date which is 18 months after the Closing Date.

(c)	Without prejudice to paragraph 7, the Seller shall not be liable in relation to Losses to the extent that the Losses are attributable to, or are increased as a result of, any legislation not in force as at Closing and to any change of law or administrative practice after the date of Closing.

(d)	The Seller shall not be liable for Losses to the extent that they comprise the costs of any Remedial Works which go beyond the minimum which is necessary to:

(i)	meet the express, written and lawful requirements of an Environmental Authority or Environmental Laws; or

(ii)	to address any Emergency (in which case, for the avoidance of doubt, the Seller shall not be liable for any works other than those which are necessary at the time of the Emergency to remove the direct cause of the Emergency and to control the immediate effects of the Emergency).

(e)	In this paragraph 19, the following words and expressions shall have the following meaning:

(i)	Consequential Losses means loss of profits, loss of sales, loss of production, loss of contract, loss of goodwill, any other losses which relate to any interruption or disruption to the European Business, any reduction in value of any shares or real property (including, without limitation, any Property) or any indirect, incidental or consequential losses or damage;

(ii)	Emergency means any sudden and unforeseen event after Closing that would result in significant harm to the Environment;

(iii)	Environmental Authority means any Governmental Entity with jurisdiction under Environmental Laws;

(iv)	Environmental Claim means a claim made under the indemnities contained in paragraphs (d), (e), (f), (l), (m), (n), (q), (r), (y), (z), (aa) and (dd) of Exhibit 10;

(v)	Hazardous Materials has the meaning set out in paragraph 2(a) of Part D of Schedule 3;

(vi)	Investigative Works means inspections, investigations, assessments, audits, sampling or monitoring;

(vii)	Losses means the relevant costs, expenses, fines and penalties referred to in each of the paragraphs of Exhibit 10, excluding:

(A)	Consequential Losses; and

(B)	the costs of Routine Maintenance.

(viii)	other third party means a person other than an Environmental Authority or a Relevant Person;

(ix)	Remedial Works means any works (including Investigative Works) undertaken for the purpose of preventing, removing, remedying, cleaning up, abating, containing or ameliorating any contamination caused by the presence, escape, emission or discharge of Hazardous Materials; and

(x)	Routine Maintenance means any routine or recurring works required for the maintenance of any plant and equipment used in the operation of the European Business.

SCHEDULE 5

PURCHASER WARRANTIES

1. The Purchaser and each Designated Purchaser is validly incorporated, in existence and duly registered under the laws of its jurisdiction and has full power under its memorandum or articles of association, by-laws or equivalent constitutional documents to conduct its business as currently conducted.

2. The Purchaser and each Designated Purchaser has obtained all corporate authorisations and (other than to the extent relevant to the Conditions) all other governmental, statutory, regulatory or other consents, licences and authorisations required to empower it to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party where failure to obtain them would materially and adversely affect its ability to enter into or perform its obligations under this Agreement or any other Transaction Document to which it is a party.

3. This Agreement and the Transaction Documents which are to be entered into by the Purchaser and each Designated Purchaser will, when executed, constitute valid and binding obligations of the relevant member of the Purchaser Group and are subject to any equitable remedy, enforceable against such members of the Purchaser Group in accordance with their respective terms. No warranty is made hereunder with respect to clause 20.

4. Entry into and performance by each member of the Purchaser Group of this Agreement and/or any Transaction Document to which it is a party will not:

(a)	breach any provision of its memorandum and articles of association, by-laws or equivalent constitutional documents;

(b)	(subject, where applicable, to fulfilment of the Conditions) result in a breach of any laws or regulations in its jurisdiction of incorporation or in each relevant jurisdiction in which such member is required to take any action in relation to the Proposed Transactions pursuant to this Agreement or of any order, decree or judgment of any Governmental Entity binding on it; or

(c)	breach any contract or agreement by which it is bound,

where (in each such case) the breach would materially and adversely affect its ability to enter into or perform its obligations under this Agreement and/or any Transaction Document to which it is a party.

5. No member of the Purchaser Group is insolvent or bankrupt under the laws of its jurisdiction of incorporation, unable to pay its debts as they fall due. There are no proceedings in relation to any compromise or arrangement with creditors or any winding up, bankruptcy or insolvency proceedings concerning any member of the Purchaser Group and no events have occurred which, under applicable laws, would be reasonably likely to justify any such cases or proceedings. No steps have been taken to enforce any security over any assets of any member of the Purchaser Group and, so far as the Purchaser is aware, no event has occurred which would give rise to a right to enforce such security.

6. So far as the Purchaser is aware, no member of the Purchaser Group is subject to any order, judgment, direction, investigation or other proceedings by any Governmental Entity which may prevent or delay the fulfilment of any of the Conditions.

7. The Purchaser at Closing will have in immediately available funds the necessary cash resources to pay the Initial Price and meet its other obligations under this Agreement.

8. The Purchaser is not aware of any misrepresentation made by or on behalf of the Seller in connection with the Proposed Transactions.

9. Neither the Purchaser nor any Designated Purchaser has any liability to any broker, investment banker or other person for any broker’s, finder’s or other similar fee or commission in connection with the Proposed Transactions based upon arrangements made by or on behalf of Purchaser or any Affiliate thereof.

SCHEDULE 6

CONDUCT OF THE EUROPEAN BUSINESS PRE-CLOSING

From the date of this Agreement until Closing, the Seller shall (unless otherwise required or permitted by the terms of any Transaction Document or as may be approved by the Purchaser, such approval not to be unreasonably withheld or delayed) ensure that:

(a)	no Target Company declares, makes or pays any dividend or other distribution (whether in cash, stock or in kind) or reduces, splits, combines, reclassifies or redeems its paid-up share capital other than a Permitted Distribution;

(b)	no Target Company issues or agrees to issue or allots any share, interest or loan capital (or any options, warrants, subscriptions, rights to purchase or otherwise with respect thereto) except to another Target Company;

(c)	all transactions between any Target Company and any member of the Seller Group take place in a manner and on terms consistent with previous practice in the 12 months prior to the date of this Agreement and on arms-length terms;

(d)	all transactions between the Business Seller (in relation to the Business) and any other member of the Seller Group take place in a manner and on terms consistent with previous practice in the 12 months prior to the date of this Agreement and on arms-length terms;

(e)	no member of the Seller Group or Target Company:

(i)	amends or agrees to amend the terms of employment of any Employee employed by the Target Company or the Business Seller or provides or agrees to provide any gratuitous payment or benefit to any such Employee or to any of his dependents;

(ii)	employs or agrees to employ any new persons fully or part time in a senior managerial capacity in the European Business; or

(iii)	makes changes (other than those required by law) in terms of employment (including pension fund commitments)

which, taken together, are likely to increase the aggregate staff costs of the European Business by more than five per cent.;

(f)	the Target Sub-Groups and (in relation to the Business) the Business Seller do not enter into or terminate any contract which has an aggregate value, or is likely to involve aggregate expenditures, in excess of €100,000 per annum and which, in any event, cannot be performed or terminated within its terms within 12 months after the date on which it is entered into;

(g)	the Target Sub-Groups and (in relation to the Business) the Business Seller do not institute, comprise, settle or waive rights to one or more litigation or arbitration proceedings where such actions are likely to result in aggregate payments to or by a Target Company or the Business Seller of €100,000 or more (except for collection in the ordinary course of trading debts none of which exceeds €100,000);

(h)	no Target Company and/or (in relation to the Business) the Business Seller creates, extends, grants, issues or redeems any Third Party Right over the Shares, Business Assets or the shares or assets of any Target Company other than a Permitted Encumbrance;

(i)	the Target Sub-Groups and (in relation to the Business) the Business Seller do not (except in the ordinary course of business and on arms-length terms), acquire or dispose of or agree to acquire or dispose of any assets (or any interest therein) having an aggregate book value greater than €500,000;

(j)	the Target Sub-Groups and (in relation to the Business) the Business Seller do not incur any capital expenditures or any capital commitments, other than in accordance with the capital expenditure plan for 2006 made available in the Data Room, in excess of €100,000 in the aggregate;

(k)	no Target Company and/or (in relation to the Business) the Business Seller gives or agrees to give any guarantee, indemnity or enters into or agrees to enter into any other agreement to secure, or incur financial or other obligations with respect to, a third party’s obligations;

(l)	no Target Company and/or (in relation to the Business) the Business Seller makes any material change to the existing use of the Properties owned, leased, licensed or otherwise occupied by it;

(m)	no Target Company grants, modifies or terminates any rights relating to the Target Company IPR or knowingly permits any rights comprised in the Target Company IPR to lapse;

(n)	the Business Seller shall not grant, modify or terminate any rights relating to the Business IPR or knowingly permit any rights comprised in the Business IPR to lapse;

(o)	no Target Company and/or (in relation to the Business) the Business Seller participates in any merger, consolidation or share exchange or other business combination;

(p)	no Target Company and/or (in relation to the Business) the Business Seller amends its memorandum and articles of association, by-laws or equivalent constitutional documents;

(q)	no Target Company and/or (in relation to the Business) the Business Seller agrees in writing or otherwise to take any of the foregoing actions;

(r)	no Target Company and/or (in relation to the Business) the Business Seller changes its accounting policies or procedures;

(s)	no French Target Company or the Retained Parent (as such term is defined in Schedule 10) shall intentionally arrange for the late or non-payment of any tax liability other than in the ordinary course and in accordance with its past practice (including past practice in relation to the resolution of any dispute with the French treasury or other taxing authorities as to the quantum or due date of any such tax liability) and the parties agree that the Purchaser shall be entitled to access the Records for the purposes of ensuring the Seller’s compliance with this paragraph (s) in accordance with the provisions set out in clause 4.2; and

(t)	no Target Company and/or (in relation to the Business) the Business Seller enters into any new leases that are required to be treated as a capitalised lease under US GAAP (whether or not treated as such by the Seller).

From the date of this Agreement until Closing, the Seller shall promptly notify the Purchaser of any third party claims in respect of any goods manufactured or services supplied by the Seller Group in connection with the European Business. If such third party claim had been made after Closing it would, in the reasonable opinion of the Purchaser, result in the Purchaser making a Non-Tax Claim in respect of it, the Purchaser shall promptly notify the Seller thereof. Following the giving of such notice, no member of the Seller Group shall take any step in relation to such third party claim prior to Closing without consulting with the Purchaser taking into account its reasonable views on the proposed steps to be taken.

SCHEDULE 7

CLOSING ARRANGEMENTS

PART A : LOCAL AGREEMENTS

1. The parties acknowledge that it is necessary or desirable for separate local sale and purchase agreements (Local Agreements) to be entered into by the relevant Designated Seller and Designated Purchaser in the following cases:

(a)	for the transfer of the two shares in the share capital of Aoste SB GmbH, details of which are set out in column 2 of Schedule 1, a notarial deed of sale and transfer (“notarielle Kauf-und Ubertragungs”) will be executed before a German or Basle, Switzerland notary;

(b)	for the sale and transfer of the 495 shares in the share capital of Sara Lee Foods Netherlands B.V. and the Limited Partner Interest in Meester Stegeman C.V., details of which are set out in column 2 of Schedule 1, a notarial deed of sale and transfer, as well as a notarial deed of substitution entailing to the substitution of the Limited Partner (Sara Lee Foods Europe B.V.) by the Purchaser in accordance with Article 14 of the Limited Partnership Agreement dated 4 May 2000, will be executed before a (deputy) of Steven Perrick, civil law notary, officiating in Amsterdam, the Netherlands. Both the deed of sale and transfer and the agreement of substitution will be co-signed by Sara Lee Foods Netherlands B.V. as evidence of its acknowledgement of the sale and transfer contemplated by the deed and the Limited Partner substitution contemplated by the agreement of substitution. The Limited Partnership Agreement will be amended and restated so to reflect the substitution; and

(c)	such other cases where a Local Agreement is necessary in order to make an effective, valid transfer of the relevant Shares, the Business and/or Business Assets or otherwise in order to comply with the laws and regulations of the jurisdiction in which the transfer of the relevant Shares, the Business and/or Business Assets is taking place or to reflect the formalities for execution in its jurisdiction of incorporation by any entity which is to be a party to such document.

In such event, each Local Agreement shall be in the Agreed Form. Clause 30 shall apply in the event of any conflict between this Agreement and any Local Agreement.

2. With reference to the Guidelines adopted by the Dutch Royal Notarial Professional Organisation (“Koninklijke Notariële Beroepsorganisatie”) concerning forms of cooperation between civil law notaries among themselves or with attorneys, the Purchaser expressly agrees that Freshfields Bruckhaus Deringer may advise the Seller in connection with, and may act on behalf of the Seller with respect to this Agreement, and any agreements and/or any disputes related to or resulting from this Agreement.

PART B : SELLER OBLIGATIONS

1. At Closing, the Seller shall deliver or ensure that there is delivered to the Purchaser (or made available to the Purchaser’s reasonable satisfaction):

(a)	A copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Seller and each of the Designated Sellers as appropriate (or, if required by the law of its jurisdiction or its articles of association, by–laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	duly executed sale and transfer orders into the name of the Purchaser or the relevant Designated Purchaser in respect of all the Shares;

(c)	the share certificates, share ledgers, or equivalent documents in any applicable jurisdiction relating to all the Shares (including any bearer shares) in respect of which certificates were issued or are required by law to be issued; in the case of share certificates in respect of the Shares in Target Companies where endorsement of share certificates, or other declaration, is required to validly transfer the Shares concerned, such certificates, or other declaration, being properly endorsed so as to transfer the Shares to the Purchaser or a Designated Purchaser;

(d)	(in respect of each Target Company) the resignation of each director, company secretary, auditor and any member of the corporate bodies of that Target Company containing a confirmation that they have no claim for unpaid remuneration, loss of office or similar claim, as well as the document containing the revocation of any powers of attorney of that Target Company as may be notified by the Purchaser not later than seven Business Days prior to Closing;

(e)	possession of the tangible Business Assets agreed to be sold under this Agreement;

(f)	the shareholders register of Sara Lee Foods Netherlands B.V., in which register the sale and transfer of such Target Company’s Shares contemplated by this Agreement is reflected;

(g)	written proof of the notification by the relevant Share Seller to the trade register of the Chamber of Commerce and Industry of the identity of the new sole shareholder of Sara Lee Foods Netherlands B.V.;

(h)	an extract from the minutes of the meeting of Imperial Meat Products N.V.’s works councils at the following technical units: Dacor, Cornby, Imperial and Armando attesting that they have been duly informed of the contemplated sale of the Shares in accordance with the Collective Bargaining Agreement No. 9 of 9 March 1972;

(i)	a copy of the management board resolution of Sara Lee Foods Europe B.V. approving and authorising the contemplated sale and transfer of its entire interest in Sara Lee Foods Netherlands B.V., as well as a copy of the resolution of Sara Lee Foods Europe B.V.’s sole shareholder (Sara Lee International Corp.), approving the aforementioned contemplated transaction;

(j)	a copy of the notification of the proposed sale of the Shares in Imperial Holding BVBA and its subsidiaries to the Belgian Federal Minister of Economic Affairs, the

Belgian Federal Minister of Finance, the Minister of Economic Affairs of the Flemish Region and the Minister of Finance of the Flemish Region required under Article 36 of the Law of 30 December 1970 on Economic Expansion;

(k)	a copy of the minutes of the extra-ordinary shareholders’ meeting of Imperial Holdings BVBA approving the sale of the Shares to the Purchaser, in accordance with Article 10 of Imperial Holding BVBA’s articles of association and Article 249 of the Belgian Companies Code;

(l)	as regards the sale by Sara Lee France SNC of the 1,325,477 shares in the share capital of Sara Lee Charcuterie S.A., the Seller shall and shall procure that the relevant Share Seller shall:

(i)	sign a shareholder form (“ordre de mouvement de titres”) indicating the identity (i.e. name, registered office, commercial register number, etc.) of the former shareholder and the identity of the new shareholder, the nature of rights transferred and the nature of the transfer in order to make the transfer binding on the company and third parties;

(ii)	deliver the share transfer register and the individual shareholders’ accounts of Sara Lee Charcuterie SA in which the transfer of the shares in favour of the new shareholder shall have been registered; and

(iii)	deliver a duly executed version of CERFA form No. 10408*05 on sale of shares;

(m)	either proof of possession of or confirmation as to the location of the title deeds relating to each of the Properties together with confirmation of the identity of and contact details for the person having possession or control of the deeds and confirmation that these are available upon request; and

(n)	deeds of assignment of any confidentiality agreement or undertaking executed by any third party in connection with the proposed sale of the European Business.

PART C : PURCHASER OBLIGATIONS

1. At and, in relation to paragraph (c) below, from Closing, the Purchaser shall:

(a)	deliver (or ensure that there is delivered to the Seller) a copy of a resolution (certified by a duly appointed officer as true and correct) of the board or, as applicable, supervisory board of directors of the Purchaser and each of the Designated Purchasers as appropriate (or, if required by the law of its jurisdiction or its articles of association, by-laws or equivalent constitutional documents, of its shareholders) authorising the execution of and the performance by the relevant company of its obligations under this Agreement and each of the Transaction Documents to be executed by it;

(b)	pay to the Seller the initial overall price in accordance with clause 2.2; and

(c)	pay to the Seller any amounts received (net of any tax liability of any Target Company from the receipt and payment thereof) as Deferred Consideration pursuant to the Purchase Agreement among Sara Lee Corporation and Branded Apparel France SAS dated 13 November 2005 (as such term is defined therein) and pursuant to any agency arrangements contemplated therein.

PART D : INTER-COMPANY DEBT

1. At Closing, the Seller and the Purchaser shall carry out their respective obligations under Schedule 11.

PART E : GENERAL

1. The Seller and the Purchaser shall negotiate in good faith with a view to agreeing before the Closing Date the final form of any Transaction Document which is not in Agreed Form at the date of this Agreement.

2. At or before Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their relevant Affiliates shall execute and deliver) the following other documents in the Agreed Form required by this Agreement to be executed on or before Closing, namely:

(a)	the Side Letters;

(b)	the Transitional Services Agreements; and

(c)	the Agency Agreements.

3. At or immediately following Closing, the Seller and the Purchaser shall execute and deliver to each other (or procure that their Affiliates shall execute and deliver) the Local Agreements.

4. All documents and items delivered at Closing pursuant to this Schedule 7 shall be held by the recipient to the order of the person delivering the same until such time as Closing shall be deemed to have taken place. Simultaneously with:

(a)	delivery of all documents and all items required to be delivered at Closing (or waiver of its delivery by the person entitled to receive the relevant document or item); and

(b)	receipt of an electronic funds transfer to the Seller’s Bank Account in immediately available funds of the Initial Price,

the documents and items delivered in accordance with this Schedule shall cease to be held to the order of the person delivering them and Closing shall be deemed to have taken place.

5. Except as otherwise provided in this Schedule 7, title to all Business Assets which are capable of transfer by delivery shall pass by delivery.

SCHEDULE 8

BUSINESS CONTRACTS

1. The provisions of this Schedule 8 shall apply if and to the extent that a Third Party Consent is required in relation to a Business Contract or Business Claim as specified in clause 11.4.

2. The Purchaser and the Seller and each relevant member of the Purchaser Group and the Seller Group, as appropriate, shall use all commercially reasonable efforts to co-operate to obtain any Third Party Consent by Closing. The Purchaser and the Seller shall ensure that members of the Purchaser Group and the Seller Group, as appropriate, provide any information reasonably requested for that purpose by the person, firm or company concerned.

3. If any such Third Party Consent has not been obtained by Closing, then until it is obtained:

(a)	the obligation of the Purchaser and the Seller and each relevant member of the Purchaser Group and the Seller Group, as appropriate, to use all commercially reasonable efforts to obtain that Third Party Consent shall continue;

(b)	the transfer of that Business Contract or Business Claim (to the extent that a Third Party Consent is required) shall not take effect and the Business Seller shall from Closing hold it on trust for the Business Purchaser (except to the extent that any of the rights under it are Excluded Assets) and account for and pay or deliver to the Business Purchaser (as soon as reasonably practicable after receipt) any moneys, goods and other benefits which it receives after Closing to the extent that they relate to such Business Contract or Business Claim net of any taxation suffered thereon (except in each case to the extent they comprise, or represent the proceeds from, an Excluded Asset);

(c)	the Business Purchaser shall perform to the extent it may lawfully do so (as the sub-contractor or agent of the Business Seller) all the obligations of the Business Seller under any Business Contract to be discharged after Closing and indemnify the Seller and the Business Seller against any and all Costs suffered or incurred as a result of any failure by the Business Purchaser to perform those obligations after Closing; and

(d)	the Seller shall from Closing give all reasonable assistance to the Purchaser and the Business Purchaser (at the Purchaser’s or the Business Purchaser’s written request and sole expense) to enable the Business Purchaser to enforce its rights under the Business Contract or Business Claim, provided that:

(i)	no member of the Seller Group shall be obliged to make any payment (in money or money’s worth) under this sub-paragraph (d) unless it has first been paid the amount concerned by the Purchaser or the Business Purchaser nor shall it be obliged to become involved in any legal action; and

(ii)	the Purchaser or the Business Purchaser shall not agree to any amendment or waiver of those rights under the relevant Business Contract or Business Claim (which continue to be rights of the Seller or of a member of the Seller Group) without prior written approval of the Seller or of the relevant member of the Seller Group.

4. If:

(a)	the terms of any particular Business Contract do not permit the Business Purchaser to perform the Business Seller’s obligations as sub-contractor or as agent; or

(b)	any Third Party Consent is not obtained within 6 months after the Closing Date or is refused and the procedure set out in this Schedule does not enable the benefit of any Business Contract or Business Claim to be enjoyed in all material respects by the Business Purchaser after the Closing Date, then the Seller and the Purchaser shall use all commercially reasonable efforts to achieve an alternative solution by which the Business Purchaser shall receive the benefit of the relevant Business Contract or Business Claim and assume the associated obligations (provided that no member of the Seller Group shall be obliged to make any commitment, incur any liability or make any payment for that purpose).

SCHEDULE 9

BUSINESS PROPERTY

The Business Seller shall assign the Business Property to the Business Purchaser.

SCHEDULE 10

TAX

PART A : TAX INDEMNITY

1. Interpretation

1.1 In this Schedule the following definitions shall have the following meanings:

event means any act, transaction or omission;

Exit Agreement means any tax consolidation exit agreement entered into between Sara Lee France SNC and any of its Subsidiaries pursuant to paragraph 12.3 of this Part of this Schedule;

HMRC means Her Majesty’s Revenue and Customs;

Overprovision means, applying the accounting policies, principles and practices adopted in relation to the preparation of the Closing Statement (and ignoring the effect of any action taken by the Purchaser, any Target Company or any Subsidiary after Closing, or any relief arising after Closing), the amount by which any contingency or provision in the Closing Statement relating to tax, is overstated;

Purchaser’s Group means the Purchaser Group and any other company or companies which either are or become after Closing, or have within the seven years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Purchaser Group for any tax purpose

Purchaser’s relief means:

(a)	any relief arising to any Target Company to the extent that it either arises in respect of an event occurring or period commencing after Closing, or was included in the Closing Statement as an asset; or

(b)	any relief arising to any member of the Purchaser’s Group (other than any Target Company;

relief includes, any allowance, credit, deduction, exemption or set-off in respect of any tax or relevant to the computation of any income, profits or gains for the purposes of any tax, or any right to repayment of or saving of tax, and any reference to the use or set off of relief shall be construed accordingly;

Retained Group means the Seller Group and any other company or companies (other than any Target Company or any Subsidiary) which either are or become after Closing, or have within the seven years ending at Closing been, treated as members of the same group as, or otherwise connected or associated in any way with, the Seller for any tax purpose;

tax means (a) taxes on income, profits and gains, and (b) all other taxes, levies, duties, imposts, charges and withholdings in the nature of taxation, including any excise, property, value added, sales, transfer, franchise and payroll taxes and any national insurance or social security contributions, together with all penalties, charges and interest relating to any of the foregoing in (a) or (b) above or to any late or incorrect return in respect of any of them (save penalties, charges and interest insofar as attributable to the delay or default after Closing of any Target Company, any Subsidiary or the Purchaser or any member of the Purchaser Group that is not directly attributable to a breach by the Seller of any of its representations, warranties or covenants hereunder);

tax authority means any taxing or other authority competent to impose any tax liability anywhere in the world;

tax claim means:

(a)	the issue of any notice, demand, assessment, letter or other document by or on behalf of any tax authority or the taking of any other action by or on behalf of any tax authority (including the imposition, or any document referring to the possible imposition, of any withholding of or on account of tax); or

(b)	the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, any Target Company, any Subsidiary, or any other person,

from which it appears that a tax liability may be incurred by or may be imposed on the Purchaser, any Target Company or any Subsidiary, being a tax liability which could give rise to a liability for the Seller under this Schedule (whether alone or in conjunction with other Claims);

the Taxes Act means the United Kingdom Income and Corporation Taxes Act 1988;

tax liability means:

(a)	a liability of the Purchaser, any Target Company or any Subsidiary to make or suffer an actual payment of tax; or

(b)	the use or set off of any Purchaser’s relief in circumstances where, but for such use or set off, any Target Company or any Subsidiary would have had an actual liability to tax in respect of which the Purchaser would have been able to make a claim against the Seller under this Schedule (the amount of the tax liability for these purposes being deemed to be equal to the amount of the actual liability to tax that is saved by the use or set off of the Purchaser’s relief); provided that for the purposes of this Schedule it shall be assumed that reliefs other than any Purchaser’s relief are, to the extent allowed by law, used in priority to any Purchaser’s relief;

tax year means any period by reference to which any income, profits or gains, or any other amounts relevant for the purposes of tax, are measured or determined;

transfer pricing adjustment means an adjustment made by HMRC under paragraph 1(2) of Schedule 28AA to the Taxes Act or any similar adjustment made by a tax authority under corresponding legislation of any other jurisdiction;

1.2 Persons shall be treated as connected for the purposes of this Schedule if they are treated as connected by Section 839 of the Taxes Act or would be so treated were they subject to the Taxes Act;

1.3 References to any request, consent or other action being made in writing shall be deemed to include such requests, consents or other actions being done or received via email and references to written shall be construed accordingly.

1.4 The headings in this Schedule shall not affect its interpretation.

1.5 All payments made by the Seller to the Purchaser or by the Purchaser to the Seller under this Schedule, other than payments of interest, shall so far as possible be made by way of adjustment to the consideration for the sale of the Shares.

2. Indemnity

2.1 Subject always to the exclusions in paragraph 3, the Seller hereby covenants with the Purchaser to pay to the Purchaser an amount equivalent to any tax liability (or to indemnify and hold harmless the Purchaser, the Target Companies and the Subsidiaries from and against any tax liability) imposed on the Purchaser any of the target Companies or any of the Subsidiaries and arising in respect of, by reference to or in consequence of:

(a)	any income, profits or gains earned, accrued or received on or before Closing by any of the Target Companies or any of the Subsidiaries (or deemed to be received by the Seller in connection with the activities of any of the Target Companies or any of the Subsidiaries, in each case carried on before Closing);

(b)	any event which occurred on or before Closing; and

(c)	any transfer pricing adjustment made by a tax authority to the income or gains of any of the Target Companies or any of the Subsidiaries before or after Closing, where such adjustment relates to any income, profits or gains earned, accrued or received on or before Closing (other than such adjustment as is referred to in paragraph 3.1(c)(ii)(C));

together with any costs and expenses referred to in paragraph 5.

2.2 For the avoidance of doubt, paragraph 2.1 above shall not apply to any tax liability arising in respect of, by reference to or in consequence of any income, profits or gains earned, accrued or received after Closing, or any event occurring after Closing.

2.3 The provisions of this paragraph shall be read and construed in accordance with Clause 2.8 of and Schedule 13 to this Agreement (payments made and received as agent for any relevant selling/purchasing entity by way of purchase price adjustment).

3. Exclusions

3.1 The indemnity contained in paragraph 2.1 shall not cover any tax liability to the extent that:

(a)	provision or reserve in respect of that tax liability has been made in the Closing Statement, or the tax liability was taken into account in the preparation of the Closing Statement, and is reflected by adjustments to the purchase price; or

(b)	the tax liability was paid or discharged before Closing, or such payment or discharge was taken into account in the preparation of the Closing Statement and is reflected by adjustments to the purchase price; or

(c)	the tax liability would not have arisen but for a transaction, action or omission carried out or effected by any of the Purchaser, any Target Company or any Subsidiary, or any other person connected with any of them, at any time after Closing, except that this exclusion shall not apply where any such transaction, action or omission:

(i)	is carried out or effected by any Target Company or Subsidiary concerned pursuant to a legally binding commitment created on or before Closing; or

(ii)	is carried out or effected by any Target Company or Subsidiary concerned in the ordinary course of business of that Target Company or such Subsidiary as carried on at Closing, provided that for this purpose the following shall be deemed not to be in the ordinary course of business if they otherwise would be (with the effect that the exclusion contained in this paragraph 3.1(c) shall apply):

(A)	any disposal (or deemed disposal for any tax purpose) of assets other than trading stock by any Target Company or any Subsidiary;

(B)	any change in the use of an asset by any Target Company or any Subsidiary; or

(C)	any change in transfer pricing methodology made after Closing by the Purchaser, any Target Company or any Subsidiary (except any change to which the Seller has given its consent in writing or any change which results from a change of law relating to transfer pricing methodology) which results in a transfer pricing adjustment that would otherwise fall within paragraph 2.1(c);

(iii)	is directly attributable to a breach by the Seller of any of its representations, warranties or covenants under this Agreement.

(d)	the tax liability comprises interest or penalties arising by virtue of an underpayment of tax prior to Closing, insofar as such underpayment would not have been an underpayment but for any event occurring after Closing (except any transaction, action or omission that is directly within the control of the Seller); or

(e)	the tax liability arises as a result of a change after Closing in the length of any tax year of any Target Company or any Subsidiary, or (other than a change which is necessary in order to comply with the law or generally accepted accounting principles applicable to that Target Company or Subsidiary at Closing) a change after Closing in any accounting policy or tax reporting practice (other than any such change required by law) of any Target Company or any Subsidiary; or

(f)	notice of a claim in respect of the tax liability in a form complying with the provisions of paragraph 9.1 is not given to the Seller prior to the date that is 30 days after the expiry of any applicable statute of limitations (including any extension thereof) relating to the tax year of any Target Company or Subsidiary concerned prior to or in which Closing occurs, or (where the claim is not previously settled, satisfied or withdrawn) proceedings in respect thereof are not issued to and (to the extent possible) served upon the Seller within the 30-day period following such expiry and pursued with reasonable diligence thereafter; or

(g)	such tax liability arises as a result of any Target Company or any Subsidiary failing to submit the returns and computations required to be made by them or not submitting such returns and computations within the appropriate time limits or submitting such returns and computations otherwise than on a proper basis, in each case after Closing (and otherwise than as a result of any default or failure of the Seller in carrying out, or in failing to carry out, the Seller’s obligations under paragraph 12.2 or directly attributable to any breach by Seller of any of its representations, warranties or covenants); or

(h)	the tax liability arises as a result of the failure of the Purchaser to comply with its obligations contained in paragraphs 9 or 12 hereof other than any failure that is directly attributable to any breach by Seller of any of its representations, warranties or covenants; or

(i)	any relief (other than a Purchaser’s relief) is available, or is for no consideration made available by the Seller, to any Target Company or any of the Subsidiaries to set against or otherwise mitigate the tax liability (and so that (a) for this purpose any relief arising in respect of a tax year falling partly before and partly after Closing shall be apportioned on a time basis, unless some other basis is more reasonable and (b) any relief (other than a Purchaser’s relief) that is so available in relation to more than one tax liability to which this Schedule applies shall be deemed, so far as possible, to be used in such a way as to reduce to the maximum extent possible the Seller’s total liability hereunder); or

(j)	the tax liability would not have arisen but for:

(i)	the making of a claim, election, surrender or disclaimer, the giving of a notice or consent, or the doing of any other thing under the provisions of any enactment or regulation relating to tax, in each case after Closing and by the Purchaser, any Target Company, any Subsidiary or any person connected with any of them (other than such action as described above that is required by law); or

(ii)	the failure or omission on the part of any Target Company or any Subsidiary after Closing to make any such valid claim, election, surrender or disclaimer, or to give any such notice or consent or to do any other such thing, in circumstances where the making, giving or doing of which was taken into account in the calculations of the final purchase price of the Target Companies and the Business (other than any such failure that is directly attributable to any breach by the Seller of any of its representations, warranties or covenants); or

(k)	the tax liability is a liability to tax comprising interest, penalties, charges or costs in so far as attributable to the unreasonable delay or default (other than such delay or default that is directly attributable to any breach by the Seller of any of its representations, warranties or covenants) of the Purchaser, any Target Company or any Subsidiary after Closing; or

(l)	the tax liability arises as a result of the sale of an asset or as a result of any other event (including the expiry of a time period) which causes the recognition of a chargeable gain by the Purchaser, any Target Company or any Subsidiary, or any other person connected with any of them, at any time after Closing other than any sale necessitated by or any other event directly attributable to any breach by the Seller of any of its representations, warranties or covenants; or

(m)	the tax liability is a liability to VAT and such VAT is recovered from the relevant tax authority or set-off against a present or future liability to VAT, except to the extent that penalties, late payment interest or fines are payable in connection therewith;

(n)	the tax liability is borne by Sara Lee France SNC under the terms of an Exit Agreement and either paid to the French Treasury or results in a reduction of Sara Lee France SNC’s carried-forward tax losses.

3.2 The Seller shall have no liability to the Purchaser under any part of this Agreement in respect of any non-availability, inability to use, or loss or restriction of any relief (failure of relief) where such failure of relief does not give rise to a tax liability to which paragraph 2.1 applies.

3.3 The provisions of paragraph 3.1 shall also operate to limit or reduce the liability of the Seller in respect of claims under the Tax Warranties and any other Warranty insofar as it relates to tax.

4. Overprovisions

4.1 For the seven years following the Closing Date, the Seller may require the auditors for the time being of any Target Company or of any relevant Subsidiary to certify, at its reasonable request and reasonable expense, and no earlier than 45 days following the last day of any fiscal year, the existence and amount of any Overprovision and the Purchaser shall provide, or procure that any Target Company and each Subsidiary provides, any information or assistance reasonably required for the purpose of production by the auditors of a certificate to that effect.

4.2 Subject to paragraph 4.4 below:

(a)	any Overprovision shall first be set against any payment then due from the Seller under this Schedule;

(b)	to the extent that there is any remaining excess after the application of paragraph 4.2(a), a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)	to the extent that there is any remaining excess after the application of paragraph 4.2(a) and 4.2(b), any remaining excess shall be carried forward to offset any further payment that may become due from the Seller under this Schedule.

4.3 Either the Seller or the Purchaser may, at its expense, require any certificate produced in accordance with paragraph 4.1 above to be reviewed by the auditors for the time being of that Target Company (or any relevant Subsidiary) in the event that there are relevant circumstances or facts of which it was not aware, and which were not taken into account, at the time when such certificate was produced, and to certify whether the certificate remains correct or whether it should be amended.

4.4 If following a request under paragraph 4.1 the certificate is amended, the revised amount of Overprovision shall be substituted for the purposes of paragraph 4.2, and any adjusting payment that is required shall be made forthwith.

5. Costs and expenses

The Seller shall indemnify the Purchaser for all reasonable costs and expenses properly incurred by the Purchaser, any Target Company or any Subsidiary in connection with (i) a tax liability for which the Seller is liable under Paragraph 2 above, (ii) any successful claim made under this Schedule, or (iii) satisfying or settling any tax liability in accordance with paragraph 9 in respect of which a successful claim is made under this Schedule.

6. No double recovery

The Purchaser shall not be entitled to recover any amount pursuant to this Schedule in respect of any claim to the extent that the Purchaser, any Target Company or any of the Subsidiaries has already recovered any amount in respect of such claim under any other provision of this Agreement or pursuant to any other agreement with the Seller or any company connected with the Seller (and for the purposes of applying this paragraph, any French tax liability which Sara Lee France SNC bears pursuant to an Exit Agreement and is either paid to the French Treasury or results in a reduction of Sara Lee France’s carried-forward tax losses shall be deemed to be so recovered), or to the extent that recovery has already been made under this Schedule in respect of any such claim.

7. Tax Refunds

7.1 The Purchaser shall notify the Seller, as soon as practicable, of any actual receipt of any amount by way of repayment of tax or interest on overpaid tax or repayment supplement, being an amount to which any Target Company or any Subsidiary is or becomes entitled or receives in respect of an event occurring or period (or part period) falling prior to Closing, where or to the extent that such amount was not included in the Closing Statement as an asset , does not arise from the use of a Purchaser’s relief attributable to an event occurring or period commencing after Closing and is not a payment or relief to which paragraph 11 below applies (a tax refund).

7.2 Any tax refund relating to a tax period ending on or before Closing and actually obtained after Closing, whether by repayment or set off (and less any reasonable costs of obtaining it) shall be dealt with as follows:

(a)	the amount of the tax refund shall first be set against any payment then due from the Seller under this Schedule;

(b)	to the extent that there is any remaining excess after the application of paragraph 7.2(a), a payment shall promptly be made to the Seller equal to the aggregate of any payment or payments previously made by the Seller under this Schedule (and not previously refunded under this Schedule) up to the amount of the excess; and

(c)	to the extent that there is any remaining excess after the application of paragraphs 7.2(a) and 7.2(b), any remaining excess shall be carried forward to offset any further payment that may become due from the Seller under this Schedule.

7.3 Paragraph 11.4 shall apply in respect of any sum payable to the Seller under this paragraph 7 which is not paid within twenty-one (21) Business Days of the relevant tax refund being obtained by any Target Company or Subsidiary concerned (the due date) as it applies to any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.2.

8. Secondary Liabilities

8.1 The Purchaser covenants with the Seller to pay to the Seller a sum equivalent to (or to indemnify and hold harmless the Seller from and against) any tax which is imposed directly upon any member of the Retained Group and with respect to which such member is required to pay such tax as a result of a failure by any Target Company or any Subsidiary, or any other member of the Purchaser’s Group (other than any failure that is directly attributable to any breach by the Seller of its representations, warranties or covenants under this Agreement, including any Schedules hereto).

8.2 The Purchaser covenants with the Seller to pay to the Seller an amount equivalent to any amount which any Subsidiary of Sara Lee France SNC which the Purchaser purchases pursuant to this Agreement is required to make to Sara Lee France SNC pursuant to an Exit Agreement, if the Subsidiary which the Purchaser purchases pursuant to this Agreement fails to make such payment within the relevant time limit stipulated by such Exit Agreement (and any payment made by the Purchaser pursuant to this paragraph shall discharge the liability of that Subsidiary to make that payment).

8.3 The Seller covenants with the Purchaser to pay to the Purchaser an amount equivalent to (or to indemnify and hold harmless the Purchaser from and against) any tax or any amount on account of tax which any Target Company or any Subsidiary, or any other member of the Purchaser’s Group, is required to pay as a result of a failure by any member of the Retained Group to discharge that tax.

8.4 The indemnities contained in paragraphs 8.1 and 8.3 shall:

(a)	extend to any reasonable costs incurred in connection with such tax or a claim under paragraph 8.1 or 8.3, as the case may be;

(b)	(in the case of paragraph 8.1) not apply to tax to the extent that the Purchaser could claim payment in respect of it under paragraph 2.1 (or would have been able to claim but for the passage of time ), except to the extent a payment has been made pursuant to paragraph 2.1 and the tax to which it relates was not paid by any Target Company or Subsidiary concerned;

(c)	not apply to tax to the extent it has been recovered under any relevant statutory provision (and the Purchaser or the Seller, as the case may be, shall procure that no such recovery is sought to the extent that payment is made hereunder); and

8.5 Paragraphs 9 and 10 (conduct of disputes and due date for payment) shall apply to the indemnities contained in paragraphs 8.1 and 8.3 as they apply to the indemnities contained in paragraph 2.1, replacing references to the Seller by the Purchaser (and vice versa) where appropriate, and making any other necessary modifications.

9. Notification of claims and conduct of disputes

9.1 In this paragraph 9:

amnesty price means any amount demanded by a tax authority, including any additional tax imposed and any costs, interest and penalties related thereto, in consideration of the grant of an amnesty as referred to in paragraph 9.7 below (but excluding any tax due prior to the application for an amnesty);

controlling party means whichever of the Seller or the Purchaser that both parties agree is reasonably expected to bear the greater liability in connection with a tax claim relating to a tax year commencing before and ending after Closing as such liability is apportioned between the parties pursuant to the terms of this Agreement; and

non-controlling party means whichever of the Seller or the Purchaser is not the controlling party in connection with a tax claim relating to a tax year commencing before and ending after Closing as such liability is apportioned between the parties pursuant to the terms of this Agreement.

9.2 If the Purchaser, any Target Company or any of the Subsidiaries receives notice of any tax claim relating to any tax year that ended on or before Closing or any tax year that commences prior to Closing and ends after Closing (each such claim a Seller-Involved Tax Claim), the Purchaser shall give notice to the Seller of such Seller-Involved Tax Claim (including reasonably sufficient details of such Seller-Involved Tax Claim, the due date for any payment and the time limits for any appeal, and so far as practicable the amount of the claim under this Schedule in respect thereof) as soon as practicable after any officer of the Purchaser, any Target Company or any Subsidiary receives notice of such claim.

9.3 Subject to the Seller’s compliance with the terms of paragraph 9.4 below, the Purchaser shall take (or shall procure that any Target Company or Subsidiary shall take), at the Seller’s expense, such action as the Seller may reasonably request in writing to implement the control over Tax Claim Actions that is granted to the Seller in paragraph 9.4 below.

9.4 The Seller shall have the right to control the conduct of any legal proceedings taken in connection with and to control the management of any audit, enquiry or investigation relating to a tax claim relating to a tax year before Closing or a tax year with respect to which the Seller is a controlling party (a Tax Claim Action), provided:

(a)	the Seller shall consult with the Purchaser before taking any significant action in connection with a Tax Claim Action if such action would adversely affect the Purchaser, any Target Company or Subsidiary or any connected person;

(b)	the Seller shall not settle, compromise, abandon or otherwise conclude any proceedings or audit, enquiry or investigation, or agree to or fail to object to any adjustments to any tax return in the course of such proceedings or audit, enquiry or investigation, in each case taken in connection with a Tax Claim Action if such action would adversely affect the Purchaser, any Target Company or Subsidiary or any connected person without obtaining the prior written consent of the Purchaser, which consent shall not be unreasonably withheld, delayed or conditioned;

(c)	subject to (d) below, if the Purchaser does not respond to any written request by the Seller for consent under (b) above within 30 days of receipt of such request then the Purchaser’s consent shall be deemed to be unreasonably withheld;

(d)	where any written request for consent under (b) above contains an unequivocal statement that time is of the essence in relation to the requested consent, if the Purchaser does not respond to such request within 5 business days of receipt then the Purchaser’s consent shall be deemed to be unreasonably withheld; and

(e)	the Purchaser shall be entitled to be present at such proceedings or such audit, enquiry or investigation and to designate an advisor to be present at any such proceedings or such audit, enquiry or investigation.

9.5 In the case of legal proceedings or an audit, enquiry or investigation relating to a tax claim in respect of a tax year commencing before and ending after Closing, the controlling party shall have the right to control such proceedings or such audit, enquiry or investigation, provided:

(a)	the controlling party shall provide the non-controlling party with a timely and reasonably detailed written account of each phase of such proceedings or such audit, enquiry or investigation;

(b)	the controlling party shall consult with the non-controlling party before taking any significant action in connection with such proceedings or such audit, enquiry or investigation;

(c)	the controlling party shall consult with the non-controlling party and offer the non-controlling party an opportunity to comment before submitting any written materials prepared or furnished in connection with such proceedings or such audit, enquiry or investigation (and will consider such comments in good faith);

(d)	the controlling party shall defend such proceedings or such audit, enquiry or investigation diligently and in good faith as if it were the only party in interest in connection with such proceedings or such audit, enquiry or investigation;

(e)	the non-controlling party shall be entitled to participate in such proceedings or such audit, enquiry or investigation if such proceedings or such audit, enquiry or investigation would have an adverse impact on the non-controlling party or any connected person;

(f)	the controlling party shall not settle, compromise, abandon or otherwise conclude any such proceedings or such audit, enquiry or investigation, or agree to or fail to object to any adjustments to any tax return in the course of such proceedings or such audit, enquiry or investigation, in each case without obtaining the prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned, of the non-controlling party if such settlement, compromise or abandonment would adversely affect the non-controlling party or any connected person;

(g)	subject to (h) below, if the non-controlling party does not respond to any written request by the controlling party for consent under (f) above within 30 days of receipt of such request then the non-controlling party’s consent shall be deemed to be unreasonably withheld; and

(h)	where any written request for consent under (f) above contains an unequivocal statement that time is of the essence in relation to the requested consent, if the non-controlling party does not respond to such request within 5 business days of receipt of such request then the non-controlling party’s consent shall be deemed to be unreasonably withheld; and

(i)	the non-controlling party shall be entitled to be present at such proceedings or such audit, enquiry or investigation and to designate an advisor to be present at such proceedings or such audit, enquiry or investigation.

9.6 None of the Purchaser, any Target Company or Subsidiary or any connected person may settle any Tax Claim Action without the prior written consent of the Seller, provided that if the Seller does not request the Purchaser to take any action as referred to in paragraph 9.3 above within 30 days of the Seller receiving the notice referred to in paragraph 9.2 above, the Purchaser shall be free to satisfy or settle the relevant tax liability on such terms as it may reasonably think fit.

9.7 Without prejudice to the provisions of this paragraph 9, if after the date of Closing any relevant jurisdiction enacts any law, regulation, order or decree which allows any Target Company or any Subsidiary the right to settle, in whole or part, Tax or social security obligations (an Amnesty), in respect of any tax year ending on or before the date of Closing or any tax year with respect to which the Seller is a controlling party, the following provisions shall apply:

(a)	the Seller shall have the right to request in writing that the Purchaser avails itself, or any Target Company or any Subsidiary, of the Amnesty;

(b)	notwithstanding (a) above, the Purchaser shall have the right to determine, in its sole discretion, whether that offer of an Amnesty is to be accepted;

(c)	if the Purchaser elects to proceed with an Amnesty without the prior written agreement or written request of the Seller, which agreement shall not be unreasonably withheld, delayed or conditioned, all costs and expenses (including the amnesty price) incurred in respect of such amnesty shall be borne by the Purchaser, without recourse against the Seller;

(d)	if the Purchaser elects to proceed with an Amnesty in agreement with the Seller or pursuant to the Seller’s written request hereunder, all costs and expenses of such Amnesty shall be borne by the Seller;

(e)	if the Seller requests in writing that the purchaser avails itself of an amnesty as provided for in (a) and the Purchaser refuses the Seller’s request, the Seller shall not be liable under this Schedule in respect of any tax incurred as a result of such refusal to the extent that such tax exceeds the amnesty price; and

(f)	to the extent that any element of an amnesty offered by a tax authority is capable of acceptance independently of other elements, the provisions of this paragraph 9.7 shall apply to each element as if it were in itself an amnesty.

10. Due date of payment and interest

10.1 Subject to paragraph 10.2 the Seller shall pay to the Purchaser any amount payable under this Schedule on or before the date which is the later of the date ten (10) Business Days after demand is made therefor by the Purchaser and two (2) Business Days before the first date on which the tax in question becomes recoverable by the tax authority demanding the same. Provided that:

(a)	if the date on which the tax can be recovered is deferred following application to the relevant tax authority, the date for payment by the Seller shall be two Business Days before such later date when the amount of tax is finally and conclusively determined (and for this purpose, an amount of tax shall be deemed to be finally determined when, in respect of such amount, a legally binding agreement with any tax authority is made in respect of it, or a decision of a court or tribunal is given or any binding agreement or determination is made, from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit); and

(b)	if a payment or payments to the relevant tax authority prior to the date otherwise specified by this paragraph would avoid or minimise interest or penalties, the Seller may at its option pay the whole or part of the amount due to the Purchaser on an earlier date or dates, and the Purchaser shall procure that the tax in question (or the appropriate part of it) is promptly paid to the relevant tax authority.

The Seller may, where permitted by law and with the Purchaser’s consent, such consent not to be unreasonably withheld or delayed, make a direct payment in respect of the tax liability in question to the relevant tax authority and the Seller’s liability to the Purchaser shall be treated as reduced or eliminated accordingly.

10.2 Where a claim under this Schedule relates to the use or set off of a Purchaser’s relief, the Seller shall pay to the Purchaser the amount due under this Schedule in respect thereof on the later of the date which is two Business Days before the first date on which tax which would not have been payable but for such use or set off becomes recoverable by the tax authority demanding the same, and ten Business Days after demand is made therefor by the Purchaser, such demand to be accompanied by a copy of a certificate from the auditors of the Purchaser or any Target Company or Subsidiary concerned (obtained or procured to be obtained by and at the expense of the Purchaser) that the Seller has a liability of a stated amount in respect of such claim and that tax has, or will on a specified date, become recoverable as aforesaid, and by reasonably sufficient evidence of such use or set off and of such tax liability.

10.3 Any sum not paid by the Seller on the due date for payment specified in paragraph 10.1 or 10.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate of 3 per cent. per annum over the base rate of 90-day LIBOR from the due date to and including the day of actual payment of such sum, compounded daily, provided that such interest shall not accrue to the extent that the Seller’s liability under paragraph 2 or paragraph 5 extends to interest or penalties arising after the due date. Any interest due under this paragraph shall be paid on the demand of the Purchaser on or following the date of payment of such sum.

11. Recovery from third parties/tax savings

11.1 If any payment is made by the Seller under this Schedule in respect of a tax liability or other matter and the Purchaser, any Target Company or any Subsidiary (or any person connected with any of them) either receives, or is entitled or may be entitled either immediately or at some future date to recover or obtain, from any person (other than the Purchaser, any Target Company or any Subsidiary or any such connected person) a payment or relief which would not have arisen but for the tax liability or other matter in question or the circumstances giving rise thereto (including without limitation in circumstances where a tax liability arises because a deduction or other relief assumed to be available in preparing the Closing Statement is in fact available only in a subsequent period or periods), then:

(a)	the Purchaser shall notify the Seller of that fact as soon as practicable and if so required by the Seller shall take (or shall procure that any Target Company or Subsidiary or other person concerned shall take) at the Seller’s expense, such action as the Seller may reasonably request to enforce such recovery or to obtain such payment or relief (keeping the Seller fully informed of the progress of any action taken and providing it with copies of all relevant correspondence and documentation); and

(b)	if the Purchaser, any Target Company or the Subsidiary or other person concerned receives or obtains such a payment or relief, the Purchaser shall pay, as soon as practicable to the Seller the amount received or the amount that the Purchaser, any Target Company or the Subsidiary or other person concerned will save by virtue of the payment or the relief (less any reasonable costs of recovering or obtaining such payment or relief and any tax actually suffered thereon) (the Benefit) to the extent that the amount of the Benefit does not exceed the aggregate payments previously made by the Seller under this Schedule, and except where any amount so saved would otherwise have given rise to a claim under this Schedule (in which event no such claim shall be made). Any amount of the Benefit not so paid to the Seller shall be carried forward and set off against any future claims under this Schedule.

11.2 Any payment required to be made by the Purchaser pursuant to paragraph 11.1 shall be made:

(a)	in a case where the Purchaser, any Target Company or the Subsidiary or other person concerned receives a payment, within twenty-one (21) Business Days of the receipt thereof; and

(b)	in a case where the Purchaser, any Target Company or the Subsidiary or other person concerned obtains a relief, on or before the date on which tax would have become recoverable by the appropriate tax authority but for the use of such relief.

11.3 The Purchaser shall procure that any such relief as is referred to in paragraph 11.2(b) is used in priority to any other relief, and in the absence of evidence to the contrary it shall be deemed to be so used. The Seller shall be entitled, at the Seller’s expense to require that any Target Company’s and/or Subsidiary’s or other person’s auditors shall certify the amount and date of use of such relief for the purposes of this paragraph 11.

11.4 Any sum not paid by the Purchaser on the due date of payment specified in paragraph 11.2 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at a rate per annum equal to the rate of 3 per cent. per annum over the base rate of 90-day LIBOR from the due date to and including the day of actual payment of such sum compounded daily. Such interest shall be paid on the demand of the Seller.

12. Management of pre-Closing tax affairs

Interpretation

12.1 In this paragraph 12:

pre-Closing tax affairs means the tax affairs of any Target Company and the Subsidiaries for which the Purchaser is responsible under this paragraph 12;

tax documents means the tax returns, claims and other documents which the Purchaser is required to prepare on behalf of any Target Company and the Subsidiaries under paragraph 12.3;

tax return means any return required to be made to any tax authority of income, profits or gains or of any other amounts or information relevant for the purposes of tax, including any related accounts, computations and attachments; and

12.2 The Seller and the Purchaser agree to provide copies of and to make available to the other party records in its custody, to furnish other information, and otherwise to cooperate (and to cause the Target Companies and the Subsidiaries to cooperate) with the other party to the extent reasonably required in connection with:

(a)	such tax investigations, audits, contests, proposals, claims, assessments and other proceedings in relation to the Target Companies and the Subsidiaries as are referred to in paragraph 9 above; and

(b)	the filing, preparation, execution and, to the extent permitted under this Schedule 10, the amendment of tax returns of, relating to or including the Target Companies or the Subsidiaries.

The Purchaser shall (or shall cause the Target Companies and the Subsidiaries to) forward to the Seller within 30 days of receipt any tax assessment or notice thereof with respect to any tax liability for which the Seller is or may become liable under this Schedule.

The Seller agrees to cooperate with the Purchaser, and the Purchaser agrees to cooperate (and cause the Target Companies and the Subsidiaries to cooperate) with the Seller to the extent necessary in connection with the filing of any information return or similar document relating to the acquisition of the Target Companies and the Subsidiaries.

12.3	(a) The Seller agrees to procure that Sara Lee France SNC shall enter into, and the Purchaser agrees to procure that each of the Subsidiaries of Sara Lee France SNC which it purchases pursuant to this Agreement shall enter into, an Exit Agreement corresponding in both form and substance to the proforma contained in Part B of this Schedule in connection with the departure of each Subsidiary from Sara Lee France SNC’s French tax group;

(b)	The Exit Agreements referred to in this paragraph 12.3 shall be made in French (but this fact alone shall not prevent them corresponding in both form and substance to the proforma contained in Part B); and

(c)	Each of the Seller and the Purchaser shall have the right to satisfy itself that the French translation of any Exit Agreement entered into pursuant to this paragraph 12.3 corresponds in both form and substance to the proforma contained in Part B.

12.4 The Purchaser shall as soon as reasonably practicable cause each Target Company or Subsidiary to prepare and provide to the Seller a package of financial information materials, including schedules and work papers, required by the Seller to enable the Seller to prepare and file any US Federal income tax returns which it is required by law to file for the US fiscal year of the Seller in which closing falls, including IRS Form 5471. The financial information materials shall be computed and presented in accordance with past practice of the relevant Target Companies and Subsidiaries, including past practice as to providing such information.

The Purchaser, if it is also required by law to file any such returns for itself in respect of the Target Companies and Subsidiaries, shall do so on a basis consistent with such information and with such practice.

12.5 Subject to and in accordance with the provisions of this paragraph and subject to the provisions of paragraph 9 the Purchaser or its duly authorised agents shall, in respect of all tax years commencing on or before Closing:

(a)	prepare in draft form all tax returns not yet filed, other than any US Federal income tax returns, of any Target Company and each of the Subsidiaries for the purposes of all taxes on income profits and gains;

(b)	where the Seller would be the controlling party, as defined by paragraph 9 above, in respect of that tax year:

(i)	at least 30 days prior to the due date for filing, submit the draft tax returns described in paragraph 12.3(a) above to the Seller for comments, and take into account any reasonable comments made by the Seller at least two weeks prior to the filing date;

(ii)	submit the tax returns as amended to reflect the Seller’s comments to the relevant tax authority of the relevant jurisdiction;

(c)	where the Purchaser would be the controlling party, as defined by paragraph 9 above, in respect of that tax year, submit the draft tax returns to the Seller at least one week prior to the filing date and comply with the provisions of paragraph 12.2 in respect thereof;

(d)	prepare and submit on behalf of any Target Company or any of the Subsidiaries all claims, elections, surrenders, disclaimers, notices and consents for the purposes of tax; and

(e)	deal with all matters relating to tax which concern or affect any Target Company or any of the Subsidiaries, including the conduct of all negotiations and correspondence and the reaching of all agreements relating thereto or to any tax documents.

12.6 To the extent that, while any of the Target Companies or any of the Subsidiaries was under the control of the Seller, the preparation of is tax returns was undertaken by a firm of accountants, then any costs and expenses incurred in the preparation by a firm of accountants of such tax returns as are referred to in paragraph 12.4 above shall be borne:

(a)	where the tax year in question ended before Closing, by the Seller;

(b)	where the tax year in question began before but ends after closing:

(i)	to the extent that the tax return relates to any income, profits or gains earned, accrued or received by any of the Target Companies or any of the Subsidiaries before Closing, by the Seller;

(ii)	to the extent that the tax return relates to any income, profits or gains earned, accrued or received by any of the Target Companies or any of the Subsidiaries after Closing, by the Purchaser.

12.7 The Purchaser shall procure that:

(a)	the Seller receives copies, as soon as practicable of all written correspondence with any tax authority insofar as it is relevant to the pre-Closing tax affairs;

(b)	no tax document is submitted to any tax authority which is not, so far as the Purchaser is aware, true and accurate in all respects, and not misleading; and

(c)	in respect of any tax year commencing prior to Closing and ending after Closing the tax returns of all Target Companies and each Subsidiary shall be prepared on a basis which is consistent with the manner in which the tax returns of the Target Companies and Subsidiaries were prepared for all tax years ending prior to closing.

12.8 The Seller shall not file (or cause to be filed) any tax return or any amended tax return with respect to a Target Company or a Subsidiary for a pre-Closing period or any period that includes the Closing Date (including such element of any consolidated, combined, unitary or similar tax return as details the income, profits or gains of any Target Company or any Subsidiary but excluding all other elements of such returns) without the prior permission of the Purchaser, which shall not be unreasonably withheld. The Purchaser shall not file (or cause to be filed) any tax return or any amended tax return with respect to a Target Company or a Subsidiary for a pre-Closing period or any period that includes the Closing Date without first consulting with the Seller in accordance with paragraph 12.4 above.

13. Conduct of other Tax Affairs

13.1 The Purchaser shall not, and shall procure that each of the Target Companies and each of the Subsidiaries shall not, without consulting with the Seller, take any action under the provisions of any enactment or regulation relating to tax if such action would adversely affect the liability of the Seller under this Schedule.

13.2 Without the written consent of both the Seller and the Purchaser (which consent shall not be unreasonably withheld by either party), no income tax loss, credit, or other item attributable to any Target Company or Subsidiary arising in the post-Closing period may be carried back to the pre-Closing period notwithstanding any contrary provision of applicable laws.

PART B : TAX CONSOLIDATION EXIT AGREEMENT

BETWEEN THE UNDERSIGNED:

The company SARA LEE FRANCE SNC, “société en nom collectif”, a corporation with a share capital of € (share capital) whose registered office is located in (location of the registered office), registered at (register) under number (registry number), duly represented by (last name and first name of the legal representative), acting in his capacity as (function) , hereinafter named the “Retained Parent”,

OF THE ONE PART

AND

The company (name of the company), “ (type of company)”, a corporation with a share capital of € (share capital) whose registered office is located in (location of the registered office), registered at (register) under number (registry number), duly represented by (last name and first name of the legal representative), acting in his capacity as (capacity) , hereinafter named the “Target Subsidiary”,

OF THE SECOND PART

hereinafter both named the Parties.

RECITALS:

(A)	As from [•], the Target Subsidiary has been a member of the tax group created by the Retained Parent (the Tax Group) according to section 223 A et seq. of the French Tax Code (the FTC)

(B)	The Retained Parent entered into a tax consolidation agreement with the Target Subsidiary on [•] (the Tax Consolidation Agreement).

(C)	Pursuant to a share sale and purchase agreement dated today (the SPA), the Retained Parent has sold the Target Subsidiary to [•] (the Purchaser).

(D)	The Purchaser not being a member of the Tax Group, the sale of the Target Subsidiary triggers its exit from the Tax Group as from [1 July 2005][1] (the Exit Date).

[1]	The date of exit will depend on the date of Closing: if post-June 30, read ‘1 July 2006’.

NOW IT IS HEREBY AGREED:

ARTICLE 1: TERMINATION OF THE TAX CONSOLIDATION AGREEMENT

(1) The Parties acknowledge that as the Target Subsidiary will exit the Tax Group with effect as from [30 June 2005]1, the Tax Consolidation Agreement, and any and every obligation of either of the Parties pursuant to the Tax Consolidation Agreement, are terminated as from such date.

(2) This agreement supersedes any other agreement entered into before its signature (including, without limitation, the Tax Consolidation Agreement but excluding the SPA) and the Retained Parent and the Target Subsidiary declare any such prior agreement inadmissible as a means of proof allowing an interpretation or a modification of any of the provisions of this agreement.

ARTICLE 2: CORPORATE INCOME TAX AND ADDITIONAL CONTRIBUTIONS INSTALMENTS DUE TO THE FRENCH TREASURY WITHIN THE TWELVE MONTH PERIOD FOLLOWING THE EXIT DATE

(1) To the extent that they relate to any income, profits or gains earned, accrued or received by the Target Subsidiary after Closing, the Target Subsidiary shall pay to the Retained Parent an amount corresponding to the corporate income tax instalments (if any) that the Retained Parent will pay on its behalf pursuant to section 223 N2 of the FTC within the twelve month period following the Exit Date.

(2) To the extent that they relate to any income, profits or gains earned, accrued or received by the Target Subsidiary after Closing, paragraph (1) of this Article shall apply to any additional contribution instalments that the Retained Parent is obliged to pay on the Target Subsidiary’s behalf under section 235 ter ZC of the FTC.

(3) Paragraphs (1) and (2) of this Article shall also apply in the event that the instalment in question results in a reduction of the Retained Parent’s carried-forward tax losses.

(4) Payments under this article shall be made by the Target Subsidiary at least five (5) business days before the date on which the instalments to which they relate become due by the Retained Parent to the French Treasury, provided that the Retained Parent has notified the Target Subsidiary that such instalments are due at least ten (10) days before they become due.

(5) The Retained Parent shall provide the Target Subsidiary with evidence that the instalments referred to in this article have been paid, or have resulted in a reduction of the Retained Parent’s carried-forward tax losses, as soon as reasonably practicable following such payment or such reduction.

ARTICLE 3: FINANCIAL CONSEQUENCES RESULTING FROM THE EXIT OF THE TARGET SUBSIDIARY FROM THE TAX GROUP

(1) Any exit tax adjustments made to the Tax Group’s taxable income, including, but not limited to, adjustments according to section 223 R of the FTC and resulting from the exit of the Target Subsidiary from the Tax Group shall be borne by the Retained Parent and either paid or discharged by the reduction of the retained Parent’s carried-forward tax losses.

[2]	See note 1

[EITHER

(i) For Sara Lee Charcuterie

(2) No compensation shall be due by the Retained Parent to the Target Subsidiary in respect of the inability to use net operating losses generated while the Target Subsidiary was a member of the Tax Group upon the exit of the Target Subsidiary from the Tax Group as a result of the transactions contemplated by the SPA.]

[OR

(ii) For other companies

(2) The Target Subsidiary agrees not to request any payment under Article 6 of the Tax Consolidation Agreement and to waive any further claims against the Retained Parent for any compensation in respect of the inability to use net operating losses generated while the Target Subsidiary was a member of the Tax Group upon the exit of the Target Subsidiary from the Tax Group as a result of the transactions contemplated by the SPA.]

ARTICLE 4: TAX ASSESSMENTS AND REASSESSMENTS

(1) The parties agree that the tax consequences (including any late-payment interest and penalties applied) of any assessment or reassessment notified by the French Tax Authorities to the Retained Parent after its Exit Date will be borne by the Retained Parent by way of an actual payment of tax or by way of a reduction in the Retained Parent’s carried forward tax losses, if the tax assessment or reassessment:

(i)	relates to taxes for which the Retained Parent is liable under French tax law and would have been liable pursuant to the Tax Consolidation Agreement; and

(ii)	relates to any income, profits or gains earned, accrued or received by the Target Subsidiary during the time period comprised between the date the Target Subsidiary became a member of the Tax Group and Closing;

provided always that the tax consequences of the assessment or reassessment would constitute a valid Claim for the Purchaser, any Target Company or any Subsidiary under paragraph 2 of Schedule 10 to the SPA were those tax consequences to be borne by the Target Subsidiary directly.

(2) The Retained Parent shall provide the Target Subsidiary with evidence that the assessments or reassessments referred to in this article have been paid, or have resulted in a reduction of the Retained Parent’s carried-forward tax losses, as soon as reasonably practicable following such payment or such reduction.

(3) If the tax consequences of the assessment or reassessment referred to in paragraph (1) of this article would not constitute a valid Claim for the Purchaser, any Target Company or any Subsidiary under paragraph 2 of Schedule 10 to the SPA were those tax consequences to be borne by the Target Subsidiary directly because the Claim would be excluded by any provision of paragraph 3 of that Schedule (excluding paragraph 3.1(n)), then the Target Subsidiary shall pay to the Retained Parent an amount corresponding to any tax charge resulting from that assessment or reassessment and in respect of which the Target Subsidiary would not have been entitled to make a Claim under paragraph 2 of Schedule 10 to the SPA (including any late-payment interest and penalties applied).

(4) Paragraph (3) of this Article applies whether the tax assessment or reassessment causes the Retained Parent to make an actual payment of tax to the French Treasury or results in a reduction of the Retained Parent’s carried-forward tax losses.

(5) Where paragraph (3) of this Article applies, the Retained Parent shall notify the Target Subsidiary, by registered letter with conformation of receipt, the amount of the extra tax charge (as well as any connected late-payment interest and penalties) that it has to pay on behalf of the Target Subsidiary to the French treasury at the latest ten (10) days before the due date or, if the reassessment has resulted in a reduction of the carry forward tax losses of the Parent, at the latest by the date at which the reassessment is accepted.

(6) Any payment required to be made by the Target Subsidiary pursuant to paragraph (3) of this Article shall be made at the latest five (5) days before the date on which the Retained Parent has to pay the French Treasury or, if the reassessment has resulted in a reduction of the carried-forward tax losses of the Retained Parent, at the latest five (5) days after the date on which the reassessment is accepted.

(7) For the purposes of applying paragraph 3 of Schedule 4 to the SPA, any tax consequences of a reassessment which the Retained Parent is required to bear pursuant to paragraph (1) of this Article shall be treated as though they were a valid Claim under paragraph 2 of Schedule 10 to the SPA (but, for the avoidance of doubt, the provisions of the said Schedule 4 shall not otherwise apply to any sums paid pursuant to this agreement).

ARTICLE 5: CONSERVATION OF FILES

(1) The Target Subsidiary undertakes to preserve all documents which may justify, in case of a tax audit by the French tax authorities, its taxable profits and the claiming of any tax credits during the period during which the Target Subsidiary was member of the Tax Group, which have not previously been transferred to the Retained Parent.

(2) The undertaking in paragraph (1) of this Article applies until the expiry of the tax statute of limitation and in addition to the common rules applicable to the conservation of files.

(3) Any tax consequences of any breach by the Target Subsidiary of the undertaking in paragraph (1) of this Article shall be borne by the Target Subsidiary.

ARTICLE 6: INTEREST FOR LATE PAYMENT

(1) Any amount due from the Target Subsidiary under this Agreement and unpaid on the due date shall bear interest at a rate equal to the rate provided for under French law in respect of such contractual payments.

(2) Interest payable under paragraph (1) of this Article shall be calculated on the basis of the number of days elapsed between the due date of the unpaid amount (included) and the date of its entire and definitive payment (excluded), on the basis of a year of 360 days.

ARTICLE 7: INTERPRETATION, APPLICABLE LAW AND COMPETENT JURISDICTION

(1)	The present agreement is subject to French law.

(2) Any dispute arising from this agreement or its performance is subject to the jurisdiction of the competent court of Paris.

(3) Capitalised terms used in, but not defined by, this agreement shall bear the meanings attributed to them by the SPA.

Signed in two original copies in (place)
on (date)

SARA LEE FRANCE SNC
Represented by (First name and last name of the legal representative)
(capacity of the legal representative)

(NAME OF THE TARGET SUBSIDIARY).
Represented by (First name and last name of the legal representative)
(capacity of the legal representative)

PART C : TAX WARRANTIES IN RESPECT OF THE TARGET COMPANIES

1. Definitions

In this Part C of Schedule 10:

1.1 paragraph 1 of Part A shall apply.

2. Applicability

2.1 This Part C applies only in respect of the Target Companies.

3. General/compliance

Last Accounts

3.1 All liabilities, whether actual, deferred, contingent or disputed, of each Target Company for tax measured by reference to income, profits or gains earned, accrued or received on or before the Last Accounts Date or arising in respect of an event occurring or deemed to occur on or before the Last Accounts Date are fully provided for or (as appropriate) disclosed in the Last Accounts and are attached as Annex hereto. All other warranties relating to specific tax matters set out in this Schedule are made without prejudice to the generality of this paragraph.

Position since Last Accounts Date

3.2 Since the Last Accounts Date no Target Company has been involved in any transaction which has given or may give rise to a liability to tax on any Target Company (or would have given or might give rise to such a liability but for the availability of any relief) other than tax in respect of normal trading income or receipts of the Target Company concerned arising from transactions entered into by it in the ordinary course of business; and

Returns etc.

3.3 Each Target Company has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities and has maintained all records required to be maintained for tax purposes; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any tax authority.

Disputes, investigations

3.4 No Target Company is involved in any current dispute with any tax authority or is or has in the last three years been the subject of any investigation, enquiry, audit or non-routine visit by any tax authority. So far as the Seller is aware in relation to each Target Company there is no planned investigation, enquiry, audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

Withholdings

3.5 Each Target Company has made all deductions and retentions of or on account of tax as it was or is obliged or entitled to make and all such payments of or on account of tax as should have been made to any tax authority in respect of such deductions or retentions.

4. Value added tax

4.1 For the purposes of this section Schedule 11 Part C the expression “VAT” means value added tax or any other sales or turnover tax of any relevant jurisdiction, and “VAT legislation” means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant tax authority, and any concession referred to in the Disclosure Letter.

4.2 In relation to each Target Company:

4.3 it is registered for the purposes of VAT, has been so registered at all times that it has been required to be registered by VAT legislation, and such registration is not subject to any conditions imposed by or agreed with the relevant tax authority;

4.4 it has complied fully with and observed in all material respects the terms of VAT legislation;

4.5 it has maintained and obtained at all times complete, correct and up-to-date records, invoices and other documents (as the case may be) appropriate or requisite for the purposes of VAT legislation and has preserved such records, invoices and other documents in such form and for such periods as are required by VAT legislation;

4.6 it obtains credit for all input tax paid or suffered by it;

4.7 it is not and has not been treated as a member of a group for the purposes of VAT legislation, and has not applied for such treatment; and

4.8 it is not and has not been subject under VAT legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other events) lead to the imposition of any penalty, fine or surcharge, and has not been required to give any security as a condition of making supplies for the purposes of VAT.

4.9 All VAT, import duty and other taxes or charges payable by any Target Company upon the supply, acquisition, use or importation of goods or services, and all excise duties payable in respect of any assets (including trading stock) imported or owned by any Target Company, have been paid in full.

5. Stamp duty/capital duty

5.1 All documents in the possession or under the control of each Target Company or to the production of which any Target Company is entitled which establish or are necessary to establish the title of any Target Company to any asset, or by virtue of which any Target Company has any right, have been duly stamped and any applicable stamp duties or similar duties or charges in respect of such documents have been duly accounted for and paid.

5.2 All duties, fees and penalties payable in respect of the capital of each Target Company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid, and there are no circumstances under which any relief obtained against payment of any such amount could be withdrawn.

PART D : TAX WARRANTIES IN RESPECT OF THE BUSINESS

1. Definitions

In this Part D of Schedule 10:

1.1 Paragraph 1 of Part A shall apply.

2. Returns etc.

2.1 The Business Seller has duly, and within any appropriate time limits, made all returns, given all notices and supplied all other information required to be supplied to all relevant tax authorities in relation to the Business and has maintained all records required to be maintained for tax purposes in relation to the Business; all such information was and remains complete and accurate in all material respects and all such returns and notices were and remain complete and accurate in all material respects and were made on the proper basis and do not, and so far as the Business Seller is aware are not likely to, reveal any transactions which may be the subject of any dispute with, or any enquiry raised by, any tax authority.

3. Disputes, investigations

3.1 The Business Seller is not involved in any current dispute with any tax authority and is not currently, and has not in the last six years been, the subject of any investigation, enquiry, audit or non-routine visit by any tax authority in relation to the Business or any of the Business Assets. So far as the Business Seller is aware there is no such planned investigation, enquiry, audit or non-routine visit by any tax authority and there are no facts which might cause such an investigation, enquiry, audit or non-routine visit to be instituted.

4. Compliance

4.1 None of the Business Assets is subject to any security interest arising in connection with any failure (or alleged failure) to pay tax. All sales, excise, value added or turnover taxes and other taxes, duties or charges payable on the importation, acquisition or use of any Business Assets have been paid in full, and none of the Business Assets is liable to confiscation or forfeiture by virtue of non-payment of tax or non-compliance with any legislation or regulation relating to tax.

5. Penalties, interest

5.1 Within the past six years, neither the Business Seller nor any director or officer of the Business Seller (in his capacity as such) has paid or become liable to pay, and there are no circumstances by reason of which it or they may become liable to pay to any tax authority, any penalty, fine, surcharge or interest in respect of tax in relation to the Business or any of the assets of the Business (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority, or any failure to pay tax on the due date for payment).

6. Employees

6.1 All National Insurance contributions and sums payable to HM Revenue & Customs under the P.A.Y.E. system and any amounts of a corresponding nature payable to any foreign tax authority due and payable by the Seller up to the date hereof have been paid and the Business Seller has made all such deductions and retentions as should have been made under section 203 to 203J of the Income and Corporation Taxes Act 1988 and Part 11 of the Income Tax (Earnings and Pensions) Act 2003 and all regulations made thereunder or under any comparable laws or regulations of any relevant foreign jurisdiction.

7. VAT

7.1	This paragraph 7 is without prejudice to clause 14.4 of the Agreement.

7.2 The Business Seller and the Business Purchaser consider that the transfer of the Business should for VAT purposes constitute the transfer to the Business Purchaser of all or part of the business of the Business Seller as a going concern and should accordingly fall within Article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) (Article 5) so as to be treated as neither a supply of goods nor a supply of services for the purposes of VAT.

If it has not done so prior to the date hereof, the Business Seller (or its advisers) shall send to H.M. Revenue & Customs a letter seeking a direction that the Business Seller be permitted to keep and preserve following Closing the records referred to in section 49(1)(b) of the Value Added Tax Act 1994 (VATA) so far as they relate to the carrying on of the Business prior to Closing. If such direction is given, the Business Seller shall preserve such records in good order and in such manner and for such period as shall be required by law and shall give the Business Purchaser reasonable access to such records during normal business hours. If such direction is not given, but H.M. Revenue & Customs rule that the transfer of the Business falls within Article 5, the Business Seller shall deliver such records to the Business Purchaser as soon as possible after Closing and the Business Purchaser shall preserve such records in good order and in such manner and for such period as shall be required by law and shall give the Business Seller reasonable access to such records during normal business hours.

7.3 The Business Seller represents and warrants to the Business Purchaser that the Business Seller is registered for the purposes of VAT.

7.4	The Business Purchaser represents and warrants to the Business Seller:

(a)	that it is, and until at least the day after Closing will remain, a registered taxable person for the purposes of VAT; and

(b)	that it intends to use the Business Assets to carry on the same kind of business as the Business with effect from Closing.

7.5 If H.M. Revenue & Customs determine that VAT is chargeable in respect of the transfer of all or any part of the Business pursuant to this Agreement (which for the purposes of this clause includes VAT chargeable in respect of the transfer of any of the Business Assets pursuant to this Agreement), the Business Purchaser shall, in addition to the purchase price pay to the Business Seller on Closing or, if later, 5 Business Days after receipt of notice from the Business Seller of that determination and against delivery of a valid VAT invoice the amount of any VAT which is chargeable in respect of the transfer of the Business.

7.6 If the Business Purchaser is reasonably believed by the Business Seller to be in breach of clause 7.4, the Business Seller shall be entitled to treat the transfer of the Business for all purposes as if it did not fall within Article 5 and the Business Purchaser shall forthwith on receipt of an appropriate VAT invoice (or, if later, at Closing) pay to the Business Seller the amount of VAT shown thereon, together with any interest or penalty incurred by the Business Seller in connection therewith. Such VAT shall be refunded by the Business Seller to the Business Purchaser if and to the extent that H.M. Revenue & Customs confirm that VAT is not chargeable, provided that if the Business Seller has already accounted for such VAT to H.M. Revenue & Customs, no amount shall be refunded under this clause unless and to the extent that the Seller has received effective repayment or credit in respect of such VAT.

The Business Purchaser shall indemnify the Business Seller (on an after tax basis and for itself and on behalf of other members of any relevant VAT group) against any interest or penalties assessed by H.M. Revenue & Customs on the Business Seller as a result of the transfer of the Business not falling within Article 5.

SCHEDULE 11

INTER-COMPANY DEBT

Inter-Company Trading Debt

1. In relation to Inter-Company Trading Debt:

(a)	the Purchaser shall procure that any Inter-Company Trading Debt which is owed at Closing by any Target Company is paid to the relevant member of the Seller Group within 30 days of the Closing Date; such payments shall be made in accordance with clause 23.1; and

(b)	the Seller shall procure that any Inter-Company Trading Debt which is owed at Closing by any member of the Seller Group is paid to the relevant Target Company (or, as the case may be, the Business Purchaser of the Business) within 30 days of the Closing Date; such payments shall be made in accordance with clause 23.2.

Payment at Closing of Estimated Inter-Company Non-Trading Debt

2. In relation to Inter-Company Non-Trading Debt owed between any Target Company and a member of the Seller Group:

(a)	the Purchaser shall procure that, at Closing, each Target Company pays to the Seller (for itself or, as the case may be, as agent for the members of the Seller Group to which the relevant Inter-Company Non-Trading Payables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Payables (if any) of that Target Company which is estimated to be owed to any member of the Seller Group;

(b)	the Seller shall at Closing (for itself or, as the case may be, as agent for each relevant member of the Seller Group) pay to the Purchaser as agent for the Target Companies to which the relevant Inter-Company Non-Trading Receivables are owed) an amount in the applicable currency equal to each of the Estimated Inter-Company Non-Trading Receivables (if any) of each Target Company which are estimated to be owed by any member of the Seller Group, and the Inter-Company Non-Trading Debt shall be treated as discharged to the extent of that payment. For the purposes of this Schedule, the Nominated Target Company is any one Target Company nominated to make and receive the applicable payments by notice in writing from the Seller to the Purchaser at least 2 Business Days before Closing or before the date on which payments are due to be made pursuant to paragraph 5 of this Schedule (as the case may be).

3. Any payment of Estimated Inter-Company Non-Trading Debt pursuant to paragraph 2 of this Schedule shall be deemed to be a payment first, to the extent possible, of all interest accrued on the relevant Inter-Company Non-Trading Debt and thereafter of the relevant principal amount.

Final repayment of Inter-Company Non-Trading Debt

4. When the Closing Statement has been finally agreed or determined in accordance with Part C of Schedule 12, the following payments shall be made in respect of any

Inter-Company Non-Trading Debt which is owed, or estimated to be owed, between a Target Company and a member of the Seller Group:

(a)	if the actual amount of any such:

(i)	Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable,

then the Purchaser shall procure that the relevant Target Company pays to the Seller (for itself or, as the case may be, as agent for the relevant member of the Seller Group) an amount in the applicable currency equal to the difference;

(b)	if the actual amount of any such:

(i)	Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is greater than the Estimated Inter-Company Non-Trading Receivable,

then the Seller shall (for itself or, as the case may be, as agent for the relevant member of the Seller Group) pay to the Purchaser as agent for the relevant Target Company) an amount in the applicable currency equal to the difference.

Any amount payable under this paragraph 4 shall be paid with interest, in the applicable currency, on such amount for the period from (but excluding) the Closing Date to (but including) the due date for payment under paragraph 5 calculated on a daily basis. The rate of interest shall be the rate applicable to the relevant Inter-Company Non-Trading Debt under the terms on which it was outstanding at Closing.

5. For the avoidance of doubt, if no estimate of an Inter-Company Non-Trading Debt is included in Exhibit 4, then the Estimated Inter-Company Non-Trading Payable or the Estimated Inter-Company Non-Trading Receivable in that case shall be deemed to be zero and the whole amount of that Inter-Company Non-Trading Debt shall be payable pursuant to paragraph 4.

6. Any payments to be made pursuant to paragraph 4 of this Schedule shall be made within 5 Business Days of the date on which the Closing Statement is agreed or determined in accordance with Part C of Schedule 12. Such payment shall be made in accordance with clause 23.1 or 23.2, as the case may be.

SCHEDULE 12

POST-CLOSING FINANCIAL ADJUSTMENTS

PART A : PRELIMINARY

1.	In preparing the Closing Statement:

(a)	the items and amounts to be included in the calculation of External Debt, Cash, Inter-Company Non-Trading Debt and Working Capital and Capex Spend for the purposes of the Closing Statement shall be identified by applying the relevant definition in Schedule 15 (subject, where applicable, to the provisions of Part A of this Schedule 12);

(b)	in applying each such definition and the provisions of Part A of this Schedule 12 and determining which items and amounts are to be included in the Closing Statement, if and to the extent that the treatment or characterisation of the relevant item or amount:

(i)	is dealt with in the specific accounting treatments set out in Part A of Exhibit 15 (the Specific Accounting Treatments);

(ii)	is not dealt with in the Specific Accounting Treatments but is dealt with in the accounting principles, policies, treatment, practices and categorisations used in the preparation of the Last Accounts as set out in Part B of Exhibit 15 (the Accounting Principles), the applicable Accounting Principle(s) shall apply (including in relation to the exercise of accounting discretion and judgment); and

(iii)	is not dealt with in either the Specific Accounting Treatments or the Accounting Principles, US GAAP shall apply.

2. None of the following are included in External Debt, Cash, Inter-Company Non-Trading Debt or Working Capital or Capex Spend and, accordingly, shall not be included in the Closing Statement:

(a)	Excluded Assets or Excluded Liabilities of the Business Seller;

(b)	any record of, or provision or accrual for, any liability of any Target Company or the Business Seller in respect of profit sharing liabilities or pension, retirement indemnity or other post-retirement benefits;

(c)	any amount in respect of deferred tax (whether as a liability or an asset); and

(d)	any Costs incurred by any Target Company or the Business Seller in connection with the Proposed Transactions.

3. For the purposes of calculating:

(a)	External Debt, Cash and Working Capital and Capex Spend for any Target Company;

(b)	Working Capital and Capex Spend for the Business; and

(c)	the amount of any particular Inter-Company Non-Trading Debt owed between Target Companies which are not in the same Target Sub-Group,

any amounts which are to be included in any such calculation which are expressed in a currency other than euro shall be converted into euro at the Exchange Rate as at the Closing Date.

4. Any Inter-Company Non-Trading Debt owed between Target Companies, on the one hand, and members of the Seller Group, on the other hand, which is expressed in a currency other than euro shall be calculated and agreed or determined in the currency in which it is expressed.

5. If any insured event occurs after the date of this Agreement but before Closing in relation to any asset of a Target Company or any Business which needs to be replaced or restored in order for the relevant business to continue to be conducted in the ordinary course, then, to the extent that a member of the Seller Group recovers any proceeds or is entitled to a receivable under a policy but the relevant asset is not replaced or restored before Closing, any such proceeds shall be deducted from Cash and any such receivable shall not be included in Working Capital and, accordingly, shall not, in each case, be included in the Closing Statement.

6. References in this Schedule 12 and Exhibit 4 to any “Estimated” amount means that amount agreed by the Seller and the Purchaser in good faith.

PART B : CLOSING STATEMENT

1. The Seller and the Purchaser shall jointly engage PricewaterhouseCoopers to prepare after Closing a draft statement (the Closing Statement) showing:

(a)	the Working Capital and Capex Spend of the Business; and

(b)	the External Debt, Cash, Inter-Company Non-Trading Debt, Working Capital and Capex Spend of each Target Company.

2. The Closing Statement shall be in the form set out in Part C of Exhibit 4 and incorporate separate statements in the form set out in Part D of that Exhibit showing the calculation of the Working Capital of each Target Company and the Business. PricewaterhouseCoopers shall deliver the draft Closing Statement to the Seller and the Purchaser within 45 days after Closing.

3. Each party shall notify the other and PricewaterhouseCoopers in writing (an Objection Notice) within 30 days after receipt whether or not it accepts the draft Closing Statement for the purposes of this Agreement. An Objection Notice shall set out in detail the relevant party’s reasons for such non-acceptance and specify the adjustments which, in such party’s opinion, should be made to the draft Closing Statement in order for it to comply with the requirements of this Agreement. Except for the matters specifically set out in the Objection Notice, the relevant party shall be deemed to have agreed the draft Closing Statement in full.

4. If any party serves an Objection Notice in accordance with paragraph 4, the Seller and the Purchaser shall use all reasonable efforts to meet and discuss the objections of such party and to agree the adjustments (if any) required to be made to the draft Closing Statement, in each case within 15 days after receipt by the other party of the Objection Notice.

5. If the Seller and the Purchaser are satisfied with the draft Closing Statement (either as originally submitted or after adjustments agreed between the Seller and the Purchaser pursuant to paragraph 4) or if no party gives a valid Objection Notice within the 30-day period referred to in paragraph 4, then the draft Closing Statement (incorporating any agreed adjustments) shall constitute the Closing Statement for the purposes of this Agreement.

6. If the Seller and the Purchaser do not reach agreement within 15 days of receipt by any party of an Objection Notice, then the matters in dispute may be referred (on the application of either the Seller or the Purchaser) for determination by Deloitte & Touche or, if that firm is unable or unwilling to act, by such other independent firm of chartered accountants of international standing as the Seller and the Purchaser shall agree or, failing agreement, appointed by the President for the time being of the Institute of Chartered Accountants in England and Wales provided that such firm is qualified to opine on matters relating to US GAAP (the Firm). The Firm shall be requested to make its decision within 10 days (or such later date as the Seller, the Purchaser and the Firm agree in writing) of confirmation and acknowledgement by the Firm of its appointment. The following provisions shall apply once the Firm has been appointed:

(a)	the Seller and Purchaser shall each prepare a written statement within 15 days of the Firm’s appointment on the matters in dispute which (together with the relevant supporting documents) shall be submitted to the Firm for determination and copied at the same time to the other;

(b)	following delivery of their respective submissions, the Purchaser and the Seller shall each have the opportunity to comment once only on the other’s submission by written comment delivered to the Firm not later than 10 days after receipt of the other’s submission and, thereafter, neither the Seller nor the Purchaser shall be entitled to make further statements or submissions except insofar as the Firm so requests (in which case it shall, on each occasion, give the other party (unless otherwise directed) 10 days to respond to any statements or submission so made);

(c)	in giving its determination, the Firm shall state what adjustments (if any) are necessary, solely for the purposes of this Agreement, to the draft Closing Statement in respect of the matters in dispute in order to comply with the requirements of this Agreement and to determine finally the Closing Statement;

(d)	the Firm shall act as an expert (and not as an arbitrator) in making its determination which shall, in the absence of manifest error, be final and binding on the parties and, without prejudice to any other rights which they may respectively have under this Agreement, the parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge it.

7. The Seller and the Purchaser shall each be responsible for their own costs in connection with the preparation, review and agreement or determination of the Closing Statement. The fees and expenses of PricewaterhouseCoopers shall be borne equally between the Seller and the Purchaser and the fees and expenses of the Firm shall be borne equally between the Seller and the Purchaser or in such other proportions as the Firm shall determine.

8. To enable each of PricewaterhouseCoopers and the Firm to meet their respective obligations under this Schedule 12, the Purchaser shall provide to

PricewaterhouseCoopers and the Firm access to the books and records, employees and premises of the Target Companies and, where relevant, of the Purchaser for the period from the Closing Date to the date that the draft Closing Statement is agreed or determined. If any party serves an Objection Notice, each party shall be given reasonable access to PricewaterhouseCoopers’ working papers relating to the adjustments proposed in the Objection Notice and any other submissions by or on behalf of any party in relation to the Closing Statement. Each party shall cooperate fully with the other and PricewaterhouseCoopers and shall permit the other and PricewaterhouseCoopers to take copies (including electronic copies) of the relevant books and records and shall provide all assistance reasonably requested by PricewaterhouseCoopers to facilitate the preparation of the Closing Statement.

9. When the Closing Statement has been agreed or determined in accordance with the preceding paragraphs, then the amounts shown in the Closing Statement as the Working Capital, Capex Spend, External Debt, Cash, Inter-Company Non-Trading Debt for each Target Company and the Working Capital, Capex Spend for the Business shall be final and binding for the purposes of this Agreement.

PART C : FINANCIAL ADJUSTMENTS

1. When the Closing Statement has been finally agreed or determined in accordance with this Schedule 12, the following adjustments shall be made to each Initial Share Price and/or the Initial Business Price.

Working Capital

2. In relation to Working Capital:

(a)	if the aggregate Actual Working Capital of a Target Sub-Group or the Business is greater than its Target Working Capital, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Actual Working Capital of a Target Sub-Group or the Business is less than its Target Working Capital, then the Seller shall pay an amount equal to the difference to the Purchaser.

Capex Spend

3. In relation to Capex Spend:

(a)	if the aggregate Capex Spend of a Target Sub-Group or the Business is greater than its Target Capex Spend, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Capex Spend of a Target Sub-Group or the Business is less than its Target Capex Spend, then the Seller shall pay an amount equal to the difference to the Purchaser.

External Debt

4. In relation to External Debt:

(a)	if the aggregate External Debt of a Target Sub-Group is less than its Estimated External Debt, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate External Debt of a Target Sub-Group is greater than its Estimated External Debt, then the Seller shall pay an amount equal to the difference to the Purchaser.

Cash

5. In relation to Cash:

(a)	if the aggregate Cash of a Target Sub-Group is greater than its Estimated Cash, then the Purchaser shall pay an amount equal to the difference to the Seller; or

(b)	if the aggregate Cash of a Target Sub-Group is less than its Estimated Cash, then the Seller shall pay an amount equal to the difference to the Purchaser.

Inter-Company Non-Trading Debt

6. In relation to Inter-Company Non-Trading Debt owed between Target Companies which are in different Target Sub-Groups:

(a)	if any such:

(i)	Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable,

then the Seller shall pay an amount equal to the difference to the Purchaser;

(b)	if any such:

(i)	Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is greater than the applicable Estimated Inter-Company Non-Trading Receivable,

then the Purchaser shall pay an amount equal to the difference to the Seller.

7. In relation to Inter-Company Non-Trading Debt owed between Target Companies, on the one hand, and members of the Seller Group, on the other hand:

(a)	if any such:

(i)	Inter-Company Non-Trading Payable is greater than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is less than the applicable Estimated Inter-Company Non-Trading Receivable,

then the Seller shall pay to the Purchaser an amount in euro equal to the total amount (including interest, if any) which the Purchaser is required to procure is paid in respect of that Inter-Company Non-Trading Debt under paragraph 4 of Schedule 11;

(b)	if any such:

(i)	Inter-Company Non-Trading Payable is less than the applicable Estimated Inter-Company Non-Trading Payable; or

(ii)	Inter-Company Non-Trading Receivable is greater than the applicable Estimated Inter-Company Non-Trading Receivable,

then the Purchaser shall pay to the Seller an amount in euro equal to the total amount (including interest, if any) which the Seller is required to procure is paid in respect of that Inter-Company Non-Trading Debt under paragraph 4 of Schedule 11.

If any amount required to be paid under Schedule 11 in respect of any Inter-Company Non-Trading Debt is expressed in a currency other than euro, the corresponding amount in euro to be paid under this paragraph 7 shall be calculated by converting that amount into euro at the Exchange Rate as at the Business Day which is two clear Business Days before payment is required to be made under paragraph 10 below.

General

8. Any payment required to be made pursuant to any of paragraphs 2 to 7 inclusive of this Part D shall be paid by the Seller or the Purchaser (as the case may be) together with an amount equal to interest on such payment calculated on a daily basis at the EURIBOR plus two for the period from (but excluding) the Closing Date to (and including) the due date for payment pursuant to the relevant clause.

9. To the extent that the amount of interest (if any) payable pursuant to paragraph 4 of Schedule 11 (the Actual Interest Amount) in respect of the difference between an Estimated Inter-Company Non-Trading Payable and the actual amount of that Inter-Company Non-Trading Payable, or in respect of the difference between an Estimated Inter-Company Non-Trading Receivable and the actual amount of that Inter-Company Non-Trading Receivable, is not the same as the amount of interest which would otherwise be payable in respect of that difference pursuant to paragraph 9 above, then the amount of interest payable pursuant to paragraph 9 above in respect of the relevant Inter-Company Non-Trading Debt shall equal the Actual Interest Amount.

10. The Seller and Purchaser agree that, once the Closing Statement has been agreed or determined in accordance with the provisions of Part C of this Schedule 12, the sums which each is respectively obliged to pay pursuant to this Part D shall be aggregated and set off against each other. Whichever of the Seller or Purchaser is then left with any payment obligation under this Part D shall make the applicable payment(s) within five Business Days of the date on which the Closing Statement is agreed or so determined. Any such payment shall be made in accordance with the provisions of clause 22.1 or 22.2 of this Agreement, as the case may be.

SCHEDULE 13

AGENCY PROVISIONS

PART A : AGENCY STRUCTURE

1. The Seller is entering into this Agreement on the basis that any undertaking or agreement given by the Seller under this Agreement (including any Seller Obligation) is given, and any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is received, by the Seller as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or the Business, as agent for the Designated Seller which is selling that particular Set of Shares or the Business;

2. The Purchaser is entering into this Agreement on the basis that any undertaking or agreement given by the Purchaser under this Agreement (including any Purchaser Obligation) is given, and any undertaking or agreement given by the Seller under this Agreement (including any Seller Obligation) is received, by the Purchaser as principal and, to the extent that the relevant undertaking or agreement relates to a particular Set of Shares (or its Target Sub-Group) or the Business, as agent for the Designated Purchaser which is acquiring that particular Set of Shares or the Business;

3. To the extent that any payment is made by the Purchaser under this Agreement in respect of an Initial Share Price or the Initial Business Price by way of adjustment to the price of a particular Set of Shares or the Business (or the proportion of any price allocated to a particular Business Asset), such payment is:

(a)	made by the Purchaser as agent for the Designated Purchaser acquiring the relevant Set of Shares or the Business (unless the Purchaser is itself the relevant Designated Purchaser, in which case it is made by the Purchaser as principal); and

(b)	received by the Seller as agent for the Designated Seller selling the relevant Set of Shares or the Business (unless the Seller is itself the relevant Designated Seller, in which case it is received by the Seller as principal).

4. To the extent that any payment is made by the Seller under this Agreement by way of adjustment to the price of a particular Set of Shares or the Business (or the proportion of any price allocated to a particular Business Asset) such payment is:

(a)	made by the Seller as agent for the Designated Seller selling the relevant Shares or the Business under this Agreement (unless the Seller is itself the relevant Designated Seller, in which case it is made by the Seller as principal); and

(b)	received by the Purchaser as agent for the Designated Purchaser acquiring the relevant Set of Shares or the Business under this Agreement (unless the Purchaser is itself the relevant Designated Purchaser, in which case it is received by the Purchaser as principal).

5. For the purposes of this Schedule, an undertaking or agreement relates to a particular Set of Shares or the Business if the relevant provision relates to or applies in respect of that Set of Shares (or its Target Sub-Group) or the Business regardless of whether or not the relevant provision refers to it or them by name or applies in respect of more than one Set of Shares or the Business.

6. If any undertaking under this Agreement is expressed to be an obligation of more than one Designated Seller or more than one Designated Purchaser, it shall be construed as a separate obligation of each such Designated Seller or Designated Purchaser (as the case may be) in relation only to the Shares (or its Target Sub-Group) or the Business which that Designated Seller is selling or which that Designated Purchaser is purchasing under this Agreement, and the liability of each such Designated Seller or Designated Purchaser (as the case may be) shall be several and not joint.

PART B : CLAIMS

1. If the Purchaser or any of its Affiliates wishes to make a claim under this Agreement against the Seller or any of its Affiliates, the Purchaser shall procure that any such claim shall only be made by the Purchaser (for itself and/or as agent for the relevant Affiliate(s)) against the Seller (for itself and/or as agent for the relevant Affiliate(s)) in accordance with the provisions in this Agreement.

2. If the Seller or any of its Affiliates wishes to make a claim under this Agreement against the Purchaser or any of its Affiliates, the Seller shall procure that any such claim shall only be made by the Seller (for itself and/or as agent for the relevant Affiliate(s)) against the Purchaser (for itself and/or as agent for the relevant Affiliate(s)) in accordance with the provisions in this Agreement.

3. For the purposes of this Schedule, whichever of the Seller or the Purchaser is bringing a claim (whether as agent or otherwise) in accordance with paragraph 1 or paragraph 2, as the case may be, is termed the Claimant Party and the other of them is termed the Defendant Party. The parties agree that:

(a)	the Defendant Party shall not raise any defence or objection to any such claim on the basis that it is made in the name of the Claimant Party acting as agent and/or made against the Defendant Party acting as agent pursuant to the provisions of this Schedule and shall be deemed to have waived the right to raise and to be estopped from raising any such defence or objection;

(b)	where a claim cannot, as a matter of law, be made by the Claimant Party in its own name as agent for a relevant Affiliate pursuant to this Schedule, any such claim may and shall be assigned by the Affiliate to the Claimant Party (provided that the liability of the person claimed against shall be no greater and no less than such liability would have been if the assignment had not occurred);

(c)	the Claimant Party undertakes to indemnify the Defendant Party and its Affiliates against any and all Costs suffered or incurred by any of them as a result of an Affiliate of the Claimant Party making any claim other than in accordance with Part C of this Schedule and the Claimant Party shall procure that any such claim made by an Affiliate of the Claimant Party is discontinued and withdrawn with immediate effect, but without prejudice to the Claimant Party’s ability to pursue such claim against the Defendant Party; and

(d)	where a claim is made by the Claimant Party against the Defendant Party and the claim results in a payment being required to be made to the Claimant Party, such payment shall be made by the Defendant Party as agent for the relevant Affiliate (as principal and/or, if applicable, as agent for its respective Affiliate(s)) to the Claimant Party (as principal and/or, if applicable, as agent for its respective Affiliate(s)).

SCHEDULE 14

PERMITTED ACTIONS AND DISTRIBUTIONS

PART A : PERMITTED ACTIONS

1. The following actions may be taken by the Seller and its Affiliates prior to Closing but only to the extent consistent with the goal of minimising the levels of Cash and External Debt prior to Closing:

(a)	loan from Aoste Holding SNC and/or its Subsidiaries to Al Ponte Proscutti Srl to settle cash pool debt;

(b)	equity contribution from Aoste Holding SNC by way of an issue of new shares in Al Ponte Proscutti Srl to Aoste Holding SNC to settle in whole or in part the intra-group loan;

(c)	loan from Aoste Holding SNC and/or its Subsidiaries to Aoste SB Gmbh to settle cash pool debt, if any;

(d)	settlement of loan from Industrias de Carnes Nobre S.A. to Sara Lee International Corporation;

(e)	settlement of loan from Sara Lee Knit Products BVBA to Imperial Coordination Center BVBA;

(f)	settlement of loans from Sara Lee/DE Finance SEP to Sara Lee Charcuterie SA (by virtue of Aoste and Industrias de Carnes Nobre S.A loaning excess cash to Sara Lee Charcuterie SA);

(g)	extraction of excess cash in Belgium in the form of dividends, capital reduction or a distribution in kind, including, for the avoidance of doubt, any entitlement to receive any Deferred Consideration pursuant to the Purchase Agreement among Sara Lee Corporation and Branded Apparel France SAS dated 13 November 2005 (as such term is defined therein) and pursuant to any agency arrangements contemplated therein;

(h)	sale of Sara Lee Foods Participaties B.V. from Sara Lee Foods Netherlands B.V. to Sara Lee Foods Europe B.V.;

(i)	capitalisation of Sara Lee Foods Europe remaining debt;

(j)	capitalisation of Meester Stegeman CV debt or intercompany loan to Meester Stegeman CV from Aoste Holding SNC;

(k)	payment of dividend from Aoste Holding SNC to Sara Lee Charcuterie SA (only to the extent that such payment does not have any impact on the Final Excess PSOs); and

(l)	loan from various Aoste subsidiaries to SLC US entities for month of June, repayable on 2 July (only necessary if closing after financial year end).

2. Indirect transfer of entire share capital of Saramar Europe B.V.

3. The withdrawal of any French trade mark application in any or all classes for “Aoste Excellence”, “Aoste Gala”, “Aoste Kids”, “Aost’Vita” and / or “Le Brut d’Aoste” by any Target Company.

4. The transfer from any member of the Seller Group to any Target Company of any Intellectual Property Right referred to in Exhibit 2.

5. The filing of an Entity Classification Form and check-the-box form for any one or any combination of the following Target Companies:

(a)	Aoste SNC;

(b)	Aoste Libre Service Pretranche SNC;

(c)	Aoste Export SNC; and

(d)	G-SEC GIE.

PART B : PERMITTED DISTRIBUTIONS

1. Distribution of contractual right to deferred consideration payable to Target Companies in connection with Sara Lee’s sale of its European branded apparel business.

2. To the extent consistent with the goal of minimising the levels of Cash and External Debt prior to Closing, the payment of dividends from Target Companies to move or extract Cash.

SCHEDULE 15

DEFINITIONS AND INTERPRETATION

1. Definitions. In this Agreement, the following words and expressions shall have the following meanings:

Accounting Period has the meaning given in Schedule 10;

Accounting Principles has the meaning given in Part A of Schedule 12;

Accounts Date has the meaning given to it in Exhibit 8;

Actual Working Capital means, in relation to each Target Sub-Group or the Business, the Working Capital as at the Closing Date;

Affiliate means, in relation to any party, any subsidiary or parent company of that party and any subsidiary of any such parent company, in each case from time to time;

Agency Agreements means the agreements between the Seller and a Designated Seller or between the Purchaser and a Designated Purchaser entered into prior to the execution of this Agreement, appointing the Seller or the Purchaser as the Designated Seller’s or Designated Purchaser’s agent respectively on the terms set out therein, and Agency Agreement means any one of them;

Agreed Form means, in relation to a document, the form of that document which has been initialled on the date of this Agreement for the purpose of identification by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed in writing by or on behalf of the Seller and the Purchaser);

Amnesty has the meaning given in Schedule 10;

Approval has the meaning given in Part F of Schedule 3;

Assumed Liabilities means all Business Liabilities and all Liabilities to the extent relating to the Business Property, in each case excluding the Excluded Liabilities;

Business means, in relation to the Business Seller, the business carried on by the Business Seller as at the Closing utilising the Business Assets and rights under the Business Contracts;

Business Assets means, in relation to the Business, all the property, undertaking, rights and assets of the Business Seller relating primarily to the Business, including any assets falling into the categories of assets set out in Part A of Schedule 2 but excluding the Excluded Assets;

Business Claims means the benefit of all rights and claims arising exclusively from the carrying on of the Business by the Business Seller (whether arising on, prior to or after Closing) but excluding rights and claims to the extent that they relate to taxation for periods prior to the Closing Date or to any of the Excluded Contracts, the Excluded Assets or the Excluded Liabilities;

Business Contracts means, in relation to the Business Seller, all contracts, engagements, licences (including Business Licences In and Business IT Systems Licences), guarantees and other commitments to the extent that they relate to the European Business entered into by or on behalf of, or the benefit of which is held on trust for or has been assigned to, the Business Seller prior to Closing (but excluding the Excluded Contracts);

Business Day means a day other than a Saturday or Sunday or public holiday in Chicago (United States of America) and Utrecht (Netherlands) on which banks are open for general commercial business;

Business Goodwill means all goodwill and custom relating to the Business;

Business IPR means all Intellectual Property Rights owned, used, leased, licensed or held for use by the Business Seller primarily for the Business;

Business IT Systems means all computer hardware (including network and communications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased licensed or held for use by the Business Seller that relate primarily to the Business (other than Excluded Assets);

Business IT Systems Licences means licences or leases from third parties to the Business Seller which are used primarily with the Business IT Systems;

Business Liabilities means, in relation to the Business, all Liabilities of the Business Seller (including Trade Creditors) to the extent that they relate to the Business and/or the Business Assets, and Business Liability means any one of them;

Business Licences In means any licence of Intellectual Property Rights which a third party has granted to the Business Seller primarily for use in the Business or any part of it;

Business Plant and Equipment means, in relation to the Business, all the plant, machinery, equipment, tooling, furniture and vehicles of the Business Seller (not being business fixtures and fittings) used primarily by the Business;

Business Property means the unit 1, 20 Churchill Square, Kings Hill, West Malling, Kent ME19 4YU held under a licence between (1) Capital Enterprise Centres Limited and (2) Inter Foods Service Limited;

Business Purchaser means the member of the Purchaser Group set out in column 3 of Part B of Schedule 1;

Business Seller means the member of the Seller Group set out in column 1 of Part B of Schedule 1;

Capex Projects means, in relation to each Target Company or the Business, the projects undertaken by that Target Company or the Business Seller consistent with past practice to the extent that they relate to the purchase, replacement, repair, refurbishment or improvement of, or addition to, any tangible fixed assets owned or leased by that Target Company or the Business Seller (in relation to the Business), including property, plant and equipment, furniture, fittings and furnishings and floor coverings but only to the extent such projects are capitalised under US GAAP and Capex Project shall be construed accordingly;

Capex Spend means, in relation to each Target Company or the Business, the aggregate of all liabilities to the extent that they relate to Capex Projects discharged (whether by payment of cash, by way of set-off or otherwise) by that Target Company or the Business Seller during the period from 2 July 2005 to Closing (for the avoidance of doubt, excluding Capital

Creditors of the relevant Target Company or the Business Seller as at Closing), as identified by reference to:

(a)	(in the case of tangible fixed assets) evidence such as payments, invoices, evidence of work certified, quantity surveyor reports or other substantive evidence of purchase, replacement, repair, refurbishment, improvement or addition; and

(b)	(in the case of software) evidence of licences obtained by the Target Company or the Business Seller (in relation to the Business) and hours worked by contractors and staff;

Capital Creditors means liabilities and accruals for work done in relation to Capex Projects to the extent that they have not been paid prior to Closing (based upon evidence such as invoices, evidence of work certified, quantity surveyor reports, licences, hours worked by contractors and staff or other substantive evidence of purchase, replacement, repair, refurbishment, improvement or addition);

Capitalised Leases means all of the leases to which a Target Company is a party that are required to be treated as a capitalised lease under US GAAP (whether or not treated as such by the Seller in the past), including, without limitation, those leases described in Exhibit 18;

Cash means, in relation to each Target Company, the aggregate of its cash (whether in hand or credited to any account with any banking, financial, acceptance credit, lending or other similar institution or organisation) and its cash equivalents, including all interest accrued thereon, as at Closing, as shown by the books of that Target Company (but, for the avoidance of doubt, excluding any Inter-Company Non-Trading Receivables (and any interest thereon) and all items to be treated as debtors in Working Capital);

Claim means any claim by the Purchaser against the Seller:

(a)	under (including any indemnity claim) or, for breach of any warranty, covenant or agreement under, this Agreement or any other Transaction Document; or

(b)	under the Tax Covenant;

Claimant Party has the meaning given in Part B of Schedule 13;

Closing means completion of the sale, purchase and transfer of the Shares, the Business and the Business Assets, and the assignment and assumption of the Business Contracts, in accordance with the provisions of this Agreement;

Closing Date has the meaning given in clause 5.1;

Closing Statement has the meaning given in Schedule 12;

Closing Warranties has the meaning given in clause 7.1(b);

Competing Business has the meaning given in clause 20.1(a);

Conditions means the conditions to closing set out in clause 3.1, and Condition means any of them;

Confidential Information has the meaning given in clause 25.1;

Connected Persons has the meaning given in clause 31.2;

Costs means losses, damages, costs (including reasonable legal costs) and expenses (including taxation), in each case of any nature whatsoever;

Data Room means the data room contained in the DVD ROM delivered by the Seller to the Purchaser on the date of this Agreement;

Default Interest means interest at EURIBOR plus two per cent.;

Defendant Party has the meaning given in Part B Schedule 13;

Designated Purchasers means the Share Purchasers and the Business Purchaser and Designated Purchaser means any one of them;

Designated Sellers means the Share Sellers and the Business Seller and Designated Seller means any one of them;

Disclosure Letter means the letter dated the date of this Agreement from the Seller to the Purchaser making disclosures against the Warranties;

Dispute has the meaning given in clause 38.2;

due date has the meaning given in Schedule 10;

EC Merger Regulation has the meaning given in clause 3.1;

Employees means:

(a)	in relation to the Share Sellers, the employees of the relevant Target Companies immediately prior to Closing; and

(b)	in relation to the Business Seller, those employees of the Business Seller who are immediately prior to Closing engaged wholly or substantially in the European Business or whose names are set out in Exhibit 5 (the Business Employees);

Employment Regulations means the Transfer of Undertaking (Protection of Employment) Regulations 1981;

Enterprise Price has in relation to a Set of Shares the price set out in column 4 of Part A of Schedule 1 and, in relation to the Business the price set out in column 4 of Part B of Schedule 1;

Environment means all or part of any of the following media, namely air (including the air within buildings or other natural or man-made structures above or below ground), water and land and any living organisms or systems supported by those media;

Environmental Consents means any material permit, licence, authorisation, approval or consent required under Environmental Laws for the carrying on of the European Business or the use of, or any activities or operations carried out at, any site owned or occupied by the Seller Group or any Target Company;

Environmental Laws means all international, European Union, national, state, federal, regional or local laws (including common law, statute law, civil and criminal law and including codes of practice and guidance notes which are of mandatory effect) which are in force and binding at the date of this Agreement, to the extent that they relate to Environmental Matters;

Environmental Matters means all matters relating to the pollution, protection of or prevention of harm to the Environment;

Environmental Warranties means the warranties set out in Part D of Schedule 3;

Estimated Cash means, in relation to each Target Sub-Group, the estimate of what the Cash attributable to that Target Sub-Group will be as at Closing, as shown in Part A of Exhibit 4;

Estimated External Debt means, in relation to each Target Sub-Group, the estimate of what the External Debt attributable to that Target Sub-Group will be as at Closing, as shown in Part A of Exhibit 4;

Estimated Inter-Company Non-Trading Debt means any Estimated Inter-Company Non-Trading Payables and any Estimated Inter-Company Non-Trading Receivables;

Estimated Inter-Company Non-Trading Payables means the estimated Inter-Company Non-Trading Payables owed by any Target Company, as shown in Part B of Exhibit 4;

Estimated Inter-Company Non-Trading Receivables means the estimated Inter-Company Non-Trading Receivables owed to any Target Company, as shown in Part B of Exhibit 4;

EURIBOR means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied by the Reference Banks to leading banks in the European interbank market,

as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to six months;

European Business means the manufacture, distribution and sale of private label and branded processed meat products of the Seller Group carried on by the Target Companies and the Business Seller in Europe;

event has the meaning given in Schedule 10;

Excess PBO/PSO Amount has the meaning given in clause 6.2;

Excess PBOs has the meaning given in clause 6.1;

Excess PSOs has the meaning given in clause 6.1;

Exchange Rate means, with respect to a particular currency for a particular day, the five day average spot rate of exchange (the closing mid-point) for that currency into euro on such date as is two Business Days prior to the relevant date as published in the United Kingdom Financial Times;

Excluded Assets means, in relation to the Business, those properties, rights and assets relating to the Business described in Part D of Schedule 2;

Excluded Business Debt means, in relation to the Business Seller, the Financial Debt of the Business Seller; and, for the avoidance of doubt, Excluded Business Debt shall not include any Inter-Company Trading Debt, any Trade Creditors or any other items to be treated as creditors in Working Capital;

Excluded Contracts means, in relation to the Business Seller, the contracts and commitments of the Business Seller relating to its Business described in Part D of Schedule 2;

Excluded Liabilities means the Liabilities described in Part E of Schedule 2;

Exhibits means exhibits 1 to 15 to this Agreement, and Exhibit shall be construed accordingly;

External Debt means, in relation to each Target Company, the aggregate of the Financial Debt owed by that Target Company (as shown by the books of that Target Company as at Closing (together with accrued interest)) to any banking, financial, acceptance credit, lending or other similar institution or organisation which, in each case, is not a member of the Seller Group; for the avoidance of doubt, neither Inter-Company Non-Trading Payables (and any interest thereon) nor any items to be treated as creditors in Working Capital constitute External Debt;

failure of relief has the meaning given in Schedule 10

Final Business Price has the meaning given in clause 2.7;

Final Excess PBOs has the meaning given in clause 6.1;

Final Excess PSOs has the meaning given in clause 6.1;

Final Share Price has the meaning given in clause 2.6;

Financial Adjustments means any adjustment(s) required in accordance with Schedule 12;

Financial Debt means borrowings and indebtedness in the nature of borrowing (including by way of acceptance credits, discounting or similar facilities, loan stocks, letter of credit draws, the Capitalised Leases, bonds, debentures, notes, overdrafts or any other similar arrangements the purpose of which is to raise money) owed to any banking, financial, acceptance credit, lending or other similar institution or organisation, including all accrued and unpaid interest thereon;

Financial Year has the meaning given to it in Exhibit 8;

funded has the meaning given in Part F of Schedule 3;

Governmental Entity means any supra-national, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;

group relief has the meaning given in the Tax Covenant;

Initial Business Price has the meaning given in clause 2.5;

Initial Share Price has the meaning given in clause 2.4;

Intellectual Property Rights or IPR means patents, trade marks, service marks, logos, get-up, trade names, internet domain names, rights in designs, copyright (including rights in computer software) and moral rights, database rights, semi-conductor topography rights, utility models, rights in know-how and all other intellectual property rights, in each case whether registered or unregistered, and all rights or forms of protection having equivalent or similar effect anywhere in the world; and registered in relation to Intellectual Property Rights, includes registrations and applications for registration;

Inter-Company Non-Trading Debt means Inter-Company Non-Trading Payables and Inter-Company Non-Trading Receivables;

Inter-Company Non-Trading Payables means, in relation to each Target Company, any amounts owed as at Closing by that Target Company to:

(a)	any member of the Seller Group; or

(b)	any other Target Company which is not in the same Target Sub-Group as that Target Company (which is not Inter-Company Trading Debt),

together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Non-Trading Receivables means, in relation to each Target Company, any amounts owed as at Closing to that Target Company by:

(a)	any member of the Seller Group; or

(b)	any other Target Company which is not in the same Target Sub-Group as that Target Company (which is neither Inter-Company Trading Debt nor amounts in respect of tax relief or group relief),

together with accrued interest, if any, up to the date of Closing on the terms of the applicable debt;

Inter-Company Trading Debt means all amounts owed, outstanding or accrued in the ordinary course of trading, including any VAT or sales tax arising on such amounts, as between (i) any member of the Seller Group and any Target Company or (ii) the Business and any other business unit of the Business Seller or (iii) the Business Seller and any member of the Seller Group (in the case of (ii) and (iii), only to the extent that the relevant amount relates to the Business of the Business Seller) as at Closing in respect of inter-company trading activity and the provision of services, facilities and benefits between them; for the avoidance of doubt, Inter-Company Trading Debt:

(a)	includes, where applicable, amounts owed in respect of salaries or other employee benefits (including payroll taxes thereon but excluding any bonuses and related taxes), insurance (including health and motor insurance), pension and retirement benefit payments, management training and car rental payments paid or management services provided between them up to Closing; but

(b)	excludes amounts due in respect of matters which would in the ordinary course of the European Business remain outstanding or otherwise have the characteristics of an intra-group loan and also excludes any amounts in respect of tax relief or group relief);

IT Systems means the Target Company IT Systems and the Business IT Systems;

Key Managers means those employees of the European Business or the Target Companies whose names are set out in Exhibit 5;

Last Accounts means the audited special purpose aggregated balance sheet and the audited special purpose aggregated profit and loss account for the European Business in each case as at the Last Accounts Date, together, in each case, with any notes, reports, statements or documents included in or annexed or attached to them, as annexed to the Disclosure Letter;

Last Accounts Date means 2 July 2005;

Letting Documents means any lease, underlease, tenancy, licence or other arrangement (in each case as amended) giving rise to third party rights of occupation to which a Target Company is subject;

Liabilities means all liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, whether present or future, actual or contingent or ascertained or unascertained and whether owed or incurred severally or jointly or as principal or surety;

Licences In means Target Company Licences In and Business Licences In;

Licensor means Capital Enterprise Centres Limited or any other entity in whom the superior interest of the Business Property is vested;

Limited Partner Interest means the limited partner interest of Sara Lee Foods Europe B.V. in Meester Stegeman C.V.;

Local Agreements means the local sale, purchase and transfer agreements referred to in paragraph 1 of Part A of Schedule 7, and Local Agreement means any one of them;

Material Adverse Change means any event, change, circumstance or effect which is, individually or in the aggregate, material and adverse to the business or financial condition of the European Business as a whole provided that any change as a consequence of any events, changes, circumstances or effects relating to:

(a)	the industries and markets in which the European Business operates or by which it is affected, including but not limited to any industry-wide product recalls;

(b)	global or European macroeconomic factors, interest rates, exchange rates, financial, stock or capital market conditions, commodity prices or other general economic conditions;

(c)	political conditions, war, terrorism or hostilities, act of God or other similar force majeure event;

(d)	changes in law or regulation generally affecting the industry in which the European Business operates or by which it is affected or official interpretations of the foregoing except any such change which would have a material and adverse effect on the European Business’ ability to operate in the ordinary course (for the avoidance of any doubt, excluding from such exception any changes in law or regulation affecting pricing of the products of the European Business);

(e)	changes in US GAAP or official interpretations thereof;

(f)	any action or step taken pursuant to and in accordance with this Agreement or which has been approved in writing or requested by the Purchaser;

(g)	any action or step taken by the Purchaser or any of its Affiliates in competition with the European Business in any of the Protected Territories;

(h)	any loss, damage, cost or liability to the extent that:

(i)	the Seller has, pursuant to an indemnity obligation or otherwise, compensated the Purchaser in respect of it by a payment in cash which satisfies in full the relevant loss, damage, cost or liability;

(ii)	European Business has otherwise been compensated therefor by receipt of insurance proceeds; or

(iii)	it has otherwise been fully and effectively remedied on or prior to Closing;

(i)	the European Commission initiating proceedings under Article 6(1)(c) of the EC Merger Regulation in relation to the whole or part of the Proposed Transactions;

(j)	the European Commission adopting a decision under Article 4(4) or Article 9(3) of the EC Merger Regulation (or having been deemed to have adopted such a decision), or Article 6 of Protocol 24 of the EEA Agreement, to refer the Proposed Transactions in whole or in part to a competent authority of an EU or an EFTA Member State;

(k)	if the Proposed Transactions have been referred in whole or part to any competent authority in the manner described in (i) above, the initiation of a “phase 2” or equivalent extended period of enquiry in any EU Member State or EFTA State to which the whole or any part of the Proposed Transactions has been referred;

(l)	any action or step taken by the works councils of the Target Companies in relation to the Proposed Transactions; and

(m)	any of the Key Managers leaving their employment with the relevant Target Company,

shall be excluded;

New Disclosures has the meaning given in clause 7.2;

Nominated Target has the meaning given in Schedule 11;

Non-Tax Claim means a Claim other than a Tax Claim;

Non-Exclusive Information means information in the possession of members of the Seller Group which does not relate primarily to the European Business;

Overprovision has the meaning given in Schedule 10;

parent company means any company which holds a majority of the voting rights in another company, or which is a member of another company and has the right to appoint or remove a majority of its board of directors, or which is a member of another company and controls a majority of the voting rights in it under an agreement with other members, in each case whether directly or indirectly through one or more companies;

Pension Plans means each of the pension plans described in Part A of Exhibit 16;

Permits has the meaning given in clause 4.1 in Part A of Schedule 3;

Permitted Action means any action set out in Part A of Schedule 14 made in accordance with applicable law;

Permitted Distribution means any distribution set out in Part B of Schedule 14 made in accordance with applicable law;

Permitted Encumbrances means security interests arising in the ordinary course of business or by operation of law including security interests for taxation and other governmental charges;

Pre-Closing Tax Affairs has the meaning given in Schedule 10;

Proceedings has the meaning given in clause 38.2;

Profit Sharing Plans means each of the profit sharing plans described in Part B of Exhibit 16;

Properties means the Business Property and the Target Companies Properties;

Proposed Transactions means the transactions contemplated by the Transaction Documents;

Protected Territories has the meaning given in clause 20.1;

Purchaser Group means the Purchaser and its Affiliates from time to time;

Purchaser Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Purchaser to the Seller under this Agreement;

Purchaser’s Bank Account means the Purchaser’s bank account as notified in writing by the Purchaser to the Seller 10 Business Days prior to Closing;

Purchaser’s Relief has the meaning given in Schedule 10;

Quotation Day means, in relation to any period for which an interest rate is to be determined, the first day of that period;

Records has the meaning given in clause 19.1;

Reference Banks means for the purposes of EURIBOR, the principal office in London of Credit Suisse First Boston, Barclays Bank PLC and The Royal Bank of Scotland PLC or such other banks as may be agreed by the parties;

Regulatory Undertakings has the meaning given in clause 3.2;

Relevant Parties has the meaning given in clause 31.1;

relief has the meaning given in the Tax Covenant;

Representatives has the meaning given in clause 25.1;

Retained Group has the meaning given in Schedule 10;

Retirement Benefit has the meaning given in Part F of Schedule 3

Retirement Benefit Warranties means the warranties set out in Part F of Schedule 3;

Screen Rate means in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period, as displayed on the appropriate page of the Reuters screen;

Seller Group means the Seller and its Affiliates from time to time but excluding the Target Companies;

Seller Obligation means any representation, warranty or undertaking to indemnify (including any covenant to pay pursuant to the Tax Covenant) given by the Seller to the Purchaser under this Agreement;

Seller’s Bank Accounts means any bank account(s) nominated by the Seller and notified to the Purchaser not less than 5 days prior to the Closing Date for the purposes of receiving individual payments of Initial Purchase Price for a particular Set of Shares or the Initial Purchase Price of the Business (or any adjustments thereof) or any other payment to be made to the Seller under this Agreement (and/or such other account(s) as the Seller and Purchaser agree);

Set of Shares means, in relation to a Share Seller, the shares comprising issued share capital of any particular Target Company or the Limited Partnership Interest which are to be sold by that Share Seller under this Agreement;

Share Purchasers means the members of the Purchaser Group set out in column 3 of Part A of Schedule 1, and Share Purchaser means any one of them;

Share Sellers means the members of the Seller Group set out in column 1 of Part A of Schedule 1 and Share Seller means any one of them;

Shares means the shares comprising the entire issued share capital of each of the Target Companies and the Limited Partnership Interest set out opposite the names of the Share Sellers in column 2 of Part A Schedule 1;

Side Letters means each of the letters between the parties hereto and dated the same date as this Agreement in relation to the sale and purchase of the European Business;

Signing Warranties has the meaning given in clause 7.1(a);

Site has the meaning given in clause Schedule 3Part D1(a);

Specific Accounting Treatments has the meaning given in Part A of Schedule 12;

Specified Time means in respect of EURIBOR 11:00 a.m. (Brussels time) on the Quotation Day;

Stock has the meaning given in Schedule 12 but is limited to that Stock which is owned or used primarily by the Business;

Subsidiaries means the companies details of which are set out in Part B of Exhibit 1 and Subsidiary means any one of them;

subsidiary and subsidiaries means any company in relation to which another company is its parent company;

Surviving Provisions means clauses 22 (Agency Structure), 24 (Announcements), 25 (Confidentiality), 26 (Assignment), 28 (Costs), 29 (Notices), 30 (Conflict with other Agreements), 31 (Whole Agreement), 32 (Waiver, Rights and Remedies), 34 (Variations), 35 (Invalidity), 36 (No Third Party Enforcement Rights), 38 (Governing Law, Jurisdiction and Service of Process), and Schedule 13 (Agency Provisions) and Schedule 15 (Definitions and Interpretation);

Target Average Working Capital means, in relation to each Target Sub-Group or the Business, the target estimate of the Working Capital as at the end of the fiscal month in which Closing may occur as shown in Part A of Exhibit 4;

Target Capex Spend means, in relation to each Target Sub-Group, the estimate of what the aggregate Capex Spend attributable to that Target Sub-Group for the period from 2 July 2005 to the end of the fiscal month in which Closing may occur as shown in Part A of Exhibit 4;

Target Cash means, in relation to each Target Sub-Group, the target estimate of what the Cash of that Target Sub-Group as shown in Part A of Exhibit 4;

Target Companies means:

(a)	the companies the Shares of which are listed in column 2 of Part A of Schedule 1 and details of which are set out in Part A of Exhibit 1; and

(b)	the Subsidiaries,

and Target Company means any of them;

Target Company IPR means the Intellectual Property Rights owned by the Target Companies;

Target Company IT Systems means all computer hardware (including network and communications equipment) and software (including associated preparatory materials, user manuals and other related documentation) owned, used, leased or licensed by the Target Companies in relation to the European Business;

Target Company Licences In means any licence of Intellectual Property Rights which a third party has granted to a Target Company in relation to the European Business or any part of it;

Target Company Properties means the freehold and leasehold interests of the Target Companies brief particulars of which are set in Exhibit 3;

Target Sub-Group means, in relation to any Shares listed in column 2 of Schedule 1, the Target Company whose Shares they comprise (and whose name is set out in that column) and all Subsidiaries which are subsidiaries of that Target Company at Closing;

tax and taxation have the meanings given in the Tax Covenant;

tax authority has the meaning given in the Tax Covenant;

Tax Claim means a claim for a breach of any of the Tax Warranties or a claim under the Tax Covenant;

Tax Covenant means the covenant relating to tax set out in Schedule 10;

tax documents has the meaning given in Schedule 10

tax liability has the meaning given in Schedule 10;

tax refund has the meaning given in Schedule 10;

tax return has the meaning given in Schedule 10;

Tax Warranties means the warranties set out in Schedule 10;

Third Party Assurances means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given (i) to a third party by a Target Company in respect of any obligation of a member of the Seller Group; and/or (as the context may require) (ii) to a third party by a member of the Seller Group in respect of any obligation of a Target Company; or in respect of any Business Contract;

Third Party Claim has the meaning given in clause 9.1;

Third Party Consent has the meaning given in clause 11.4;

Third Party Right means any interest or equity of any person (including any right to acquire, option or right of pre-emption or conversion or similar rights or agreements) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention, right of set off, trust arrangement for the purpose of providing security or any other security agreement or arrangement of any kind, or any agreement to create any of the above;

Total Enterprise Price has the meaning given in clause 2.1;

Trade Creditors means all amounts payable at Closing in respect of trade creditors by a Target Company or, in relation to the Business, by the Business Seller primarily with respect to that Business (including, in each case, any Inter-Company Trading Debt, customers’ prepayments and trade bills payable) and Capital Creditors;

Trade Debtors means all amounts receivable at Closing in respect of trade debtors by a Target Company or, in relation to the Business, by the Business Seller primarily with respect to that Business (including, in each case, any Inter-Company Trading Debt, amounts recoverable, payments in advance, trade bills recoverable, prepayments and accrued income);

Trade Investments has the meaning given in paragraph 9 of Part A of Schedule 2;

Transaction Documents means this Agreement, the Side Letters, the Local Agreements, the Disclosure Letter, the Agency Agreements, the Transitional Services Agreements any other documents in Agreed Form;

Transitional Services Agreements means the agreements in the Agreed Form between the Seller and the Purchaser for the mutual supply of services between the parties from Closing;

United States or US means the United States of America;

Unconditional Date has the meaning given in clause 3.8;

unfunded has the meaning given in Part F of Schedule 3;

US GAAP means the generally accepted accounting principles in the United States as at Closing;

VAT means value added tax and any similar sales or turnover tax;

Warranties means the Signing Warranties and the Closing Warranties given pursuant to clause 7 and set out in Schedule 3 and the Tax Warranties;

Working Capital means, in relation to each Target Company and the Business, the working capital of that Target Company or of the Business Seller (in relation to the Business) as at Closing comprising each of the line items set out in Part D of Exhibit 4 and no others; for the avoidance of doubt Working Capital includes but is not limited to all Trade Creditors, all Inter-Company Trading Debt paid pursuant to paragraph 1 of Schedule 11, all Trade Debtors and all interest payable or receivable accrued as at Closing (except on External Debt, Inter-Company Non-Trading Debt or Cash); and

Working Hours means 9.30am to 5.30pm in the relevant location on a Business Day.

2. Interpretation. In this Agreement, unless the context otherwise requires:

(a)	references to a person include any individual, firm, body corporate (wherever incorporated), government, state or agency of a state or any joint venture, association, partnership, works council or employee representative body (whether or not having separate legal personality);

(b)	headings do not affect the interpretation of this Agreement; the singular shall include the plural and vice versa; and references to one gender include all genders;

(c)	references to any English legal term or concept shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction;

(d)	references to euro or € are references to the lawful currency from time to time of the European Union;

(e)	references to dollar or $ are references to the lawful currency from time to time of the United States of America;

(f)	for the purposes of applying a reference to a monetary sum expressed in euro, an amount in a different currency shall be deemed to be an amount in euro translated at the Exchange Rate at the relevant date (which in relation to a Claim, shall be the date of the receipt of notice of that Claim under Schedule 5); and

(g)	any phrase introduced by the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms.

3. Enactments. Except as otherwise expressly provided in this Agreement, any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(a)	that enactment as amended, consolidated or re-enacted by or under any other enactment before or after the date of this Agreement;

(b)	any enactment which that enactment re-enacts (with or without modification); and

(c)	any subordinate legislation (including regulations) made (before the date of this Agreement) under that enactment, as amended, consolidated or re-enacted as described in sub-paragraph (a) or (b) above, except to the extent that any of the matters referred to in paragraphs (a) to (c) occurs after the date of this Agreement and increases or alters the liability of the Seller or the Purchaser (or any person on whose behalf it is acting as agent pursuant to this Agreement) under this Agreement.

4. Schedules and Exhibits. The Schedules and Exhibits comprise schedules and exhibits to this Agreement and form part of this Agreement.

5. Inconsistencies. Where there is any inconsistency between the definitions set out in this Schedule and the definitions set out in any clause or any other Schedule, then, for the purposes of construing such clause or Schedule, the definitions set out in such clause or Schedule shall prevail.

SIGNED	)	SIGNATURE:	/s/ Brenda C. Barnes
on behalf of	)
SARA LEE CORPORATION	)	NAME:	Brenda C. Barnes

SIGNED	)	SIGNATURE:	/s/ Michael Cole
on behalf of	)
TARVALÓN S.L.	)	NAME:	Michael Cole

SIGNED	)	SIGNATURE:	/s/ Richard J.M. Poulson
on behalf of	)
SMITHFIELD FOODS, INC.	)	NAME:	Richard J.M. Poulson